     As filed with the Securities and Exchange Commission on March 3, 2000
                                                     Registration No. 333-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                             -------------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                             -------------------
                            ANNUNCIO SOFTWARE, INC.
            (Exact name of Registrant as specified in its charter)
                             -------------------
    California (before               7389                  94-3278563
     reincorporation)    (Primary Standard Industrial   (I.R.S. Employer
      Delaware (after     Classification Code Number)Identification Number)
     reincorporation)
      (State or other
      jurisdiction of
     incorporation or
       organization)

                            Annuncio Software, Inc.
                        2440 El Camino Real, Suite 300
                            Mountain View, CA 94040
                                (650) 314-6000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             -------------------
                                Didier Moretti
                            Chief Executive Officer
                            Annuncio Software, Inc.
                        2440 El Camino Real, Suite 300
                            Mountain View, CA 94040
                                (650) 314-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                             -------------------
                                  Copies to:
          Page Mailliard                        Robert A. Koenig
         Jonathan D. Levy                           Namee Lee
         Lynn Y. Hashimoto                      Latham & Watkins
         Deanna M. Butler                    135 Commonwealth Drive
 Wilson Sonsini Goodrich & Rosati             Menlo Park, CA 94025
     Professional Corporation                    (650) 328-4600
        650 Page Mill Road
        Palo Alto, CA 94304
          (650) 493-9300
                             -------------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]_____________
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]____________
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_____________
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_____________
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                             -------------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                       Proposed
                                                       Maximum         Amount of
    Title of Each Class of Securities to be           Aggregate       Registration
                   Registered                    Offering Price(1)(2)     Fee
----------------------------------------------------------------------------------
Common stock, $0.0001 par value................      $46,000,000        $12,144

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Includes shares which the underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
                             -------------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and it is not soliciting an offer to buy + +these securities, in any state where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED MARCH 3, 2000

                           LOGO OF ANNUNCIO SOFTWARE

                                4,000,000 Shares

                                  Common Stock

  Annuncio Software, Inc. is offering 4,000,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We have applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol "ANNC." We anticipate that the
initial public offering price will be between $    and $    per share.

                                --------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                --------------

                                                                      Per
                                                                     Share Total
                                                                     ----- -----
Public Offering Price............................................... $     $
Underwriting Discounts and Commissions.............................. $     $
Proceeds to Annuncio Software, Inc.................................. $     $

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is criminal offense.

  Annuncio Software, Inc. has granted the underwriters a 30-day option to purchase up to an additional 600,000, shares of common stock to cover over-allotments. FleetBoston Robertson Stephens Inc. expects to deliver the shares
of common stock to purchasers on      , 2000

                                --------------

Robertson Stephens

                   Chase H&Q

                                                      U.S. Bancorp Piper Jaffray

                  The date of this Prospectus is       , 2000

                    [Description of Artwork to be provided]

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

    Until         , 2000, all dealers that buy, sell or trade our common
stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             ---------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................    4
Risk Factors.............................................................    7
Note Regarding Forward Looking Statements................................   19
Use of Proceeds..........................................................   20
Dividend Policy..........................................................   20
Capitalization...........................................................   21
Dilution.................................................................   23
Selected Financial Data..................................................   24
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................   25
Business.................................................................   32
Management...............................................................   46
Certain Transactions.....................................................   58
Principal Stockholders...................................................   61
Description of Capital Stock.............................................   63
Shares Eligible for Future Sale..........................................   66
Underwriting.............................................................   68
Legal Matters............................................................   70
Experts..................................................................   70
Where You Can Find Additional Information................................   70
Index to Financial Statements............................................  F-1
Exhibit Index............................................................ II-4

                               PROSPECTUS SUMMARY

    You should read this summary together with the more detailed information and the financial statements and notes thereto appearing elsewhere in this prospectus. Unless otherwise indicated, this prospectus assumes that the underwriters have not exercised their option to purchase additional shares, all shares of preferred stock have been automatically converted into shares of common stock, we have completed a 3-for-2 stock split and we have completed our reincorporation in Delaware.

                               Annuncio Software

    We provide customer interaction software and services that enable companies to build long-term, personalized customer relationships that drive revenues and profitability. Companies ranging from Internet startups to global enterprises can use our suite of e-marketing applications to initiate a broad range of proactive customer interactions, maximize the value of each interaction and act quickly to capitalize on market opportunities. Using our solution, companies can reach out to customers with targeted messages and draw them back to their Web site for a personalized shopping experience. By personalizing an integrated series of customer interactions, companies can drive repeat visits and turn prospects into customers. Companies can then test and measure the effectiveness of their marketing activities in real time, allowing them to identify successful strategies that optimize their marketing efforts.

    Our suite of e-marketing applications includes Annuncio Live and Annuncio Bright. These products allow business users to define, automate and analyze personalized marketing campaigns and merchandising programs. Annuncio ToGo, our full-service hosting option, offers Annuncio Live on a hosted basis. We also provide professional services for marketing consulting, implementation services and customer support.

    Our objective is to be the leading provider of customer interaction software and services that enable companies to build long-term, personalized customer relationships that drive revenues and profitability. Specifically, we plan to:

  .  extend our market leadership;

  .  extend and enhance our product offerings;

  .  expand our Annuncio ToGo service;

  .  continue to provide superior customer service; and

  .  expand our sales and distribution capabilities and partnerships.

    We generate revenues by licensing or hosting our software, as well as through related marketing consulting, implementation and integration services, and maintenance fees. We began selling our solution through our direct sales force in June 1999. As of March 1, 1999, our customers include ARTISTdirect, Beyond.com, Charles Schwab, eBay, iVillage, JD Edwards, Lucent Technologies, NBCi, Netscape Communications, Quokka Sports, Tower Records, Wells Fargo and Xerox Corporation. Each of these customers has agreed to purchase over $100,000 in software and related services from us.

                           Brightinfo.com Acquisition

    In March 2000, we acquired Brightinfo.com, Inc. Brightinfo.com was incorporated in Delaware in 1998. Brightinfo.com develops, markets and supports software designed to automate and optimize the effectiveness of, marketing programs for companies with e-commerce Web sites. Brightinfo.com's software enables marketing professionals to create and manage real-time, personalized Web merchandising programs, analyze program effectiveness and make changes using a point-and-click Web-based user interface. Brightinfo.com is based in Redwood City, California and has 30 employees. In connection with the acquisition, we issued or became obligated to issue, a total of 7,500,000 shares of our common stock to the former holders of Brightinfo.com's capital stock, options and warrants. All options and warrants to purchase shares of Brightinfo.com capital stock became exercisable for shares of our capital stock following the acquisition. Brightinfo.com is now our wholly owned subsidiary.

                             Corporate Information

    We were incorporated in California as Annuncio Software, Inc. in 1997. We intend to reincorporate in Delaware prior to the completion of this offering. Our headquarters are currently located at 2440 El Camino Real, Suite 300, Mountain View, California 94040 and our telephone number at that location is
(650) 314-6000. Our Internet site is www.annuncio.com. Information contained on our Web site does not constitute a part of this prospectus.

    "Annuncio Software," "Annuncio Live," "Annuncio Bright" and "Annuncio ToGo" are trademarks of Annuncio Software, Inc. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

                                  The Offering

Common stock offered by Annuncio........  4,000,000 shares
Common stock to be outstanding after      41,168,027 shares
the offering............................
Use of proceeds.........................  For general corporate purposes, including working capital. See "Use
                                          of Proceeds."
Proposed Nasdaq National Market           ANNC
symbol..................................

    The number of shares of common stock outstanding after the offering is based on the number of shares outstanding as of March 2, 2000. This number excludes:

  . 3,413,297 shares issuable upon the exercise of outstanding options at a weighted average exercise price of $0.4394 per share;

  . 573,406 shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $1.3404 per share;

  . 2,132,920 shares available for future issuance under our 1997 Stock Option Plan, 8,400,000 shares available for future issuance under our 2000 Stock Plan, 750,000 shares available for future issuance under our 2000 Director Option Plan and 1,125,000 shares available for future issuance under our 2000 Employee Stock Purchase Plan.

                             Summary Financial Data

    The summary financial data presented below is derived from the financial statements of Annuncio. The as adjusted balance sheet data summarized below reflects the conversion of our preferred stock into 19,539,012 shares of common stock upon the completion of this offering and the application of the net proceeds from the sale of the 4,000,000 shares of common stock offered by
Annuncio at an assumed initial public offering price of $      per share after
deducting the underwriting discounts and commissions and our estimated offering expenses. See Note 1 to our financial statements for an explanation of the determination of the number of shares used in computing per share data.

                                       Period from
                                      August 8, 1997
                                      (Inception) to
                                       December 31,  Years Ended December 31,
                                      -------------- -------------------------
                                           1997         1998          1999
                                      -------------- -----------  ------------
Statements of Operations Data:
Revenues:
  License............................   $       --   $        --  $    853,390
  Hosting............................           --            --       191,417
  Professional services..............           --            --       638,517
     Total revenues..................           --            --     1,683,324
Gross loss...........................           --            --       (41,304)
Loss from operations.................     (383,168)   (3,225,407)  (10,583,818)
Net loss.............................     (338,999)   (3,072,670)  (10,729,986)
Basic and diluted net loss per
  share..............................   $    (0.18)  $     (0.78) $      (1.80)
Shares used in computing basic and
  diluted net loss per share.........    1,879,266     3,943,519     5,976,565
Pro forma basic and diluted net loss
  per share (unaudited)..............           --            --  $      (0.50)
Shares used in computing pro forma
  basic and diluted net loss per
  share (unaudited)..................           --            --    21,555,812

                                                         December 31, 1999
                                                      -------------------------
                                                         Actual     As Adjusted
                                                      ------------  -----------
Balance Sheet Data:
Cash and cash equivalents............................ $  1,115,458
Working deficit......................................   (1,070,984)
Total assets.........................................    5,211,311
Capital lease obligations, net of current portion....      466,212
Redeemable convertible preferred stock...............   12,267,287
Accumulated deficit..................................  (14,141,655)
Total stockholders' deficit..........................  (12,052,007)

                                  RISK FACTORS

    Any investment in shares of our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If we are adversely affected by any of the following risks, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

                         Risks Related to Our Business

Because we have a limited operating history, it is difficult to evaluate our business and prospects.

    We were founded in 1997, released our product in June 1999 and began recognizing revenues in July 1999. Our limited operating history makes it difficult to forecast our future operating results. Our revenue and income potential is unproven. Because we do not have a long history upon which to base forecasts of future operating results, any predictions about our future revenues and expenses may not be as accurate as they would be if we had a longer operating history.

We have a history of losses, we expect losses in the future and we may never become profitable.

    We incurred net losses of $3.1 million for the year ended December 31, 1998 and $10.7 million for the year ended December 31, 1999. We had an accumulated deficit of $14.1 million as of December 31, 1999. As we grow our business, we expect to incur significant expenditures for marketing, recruiting and hiring additional personnel, research and development and application hosting. As a result, we expect that our operating expenses will increase significantly in the near term and, consequently, we expect to incur losses in the foreseeable future. Although our revenues grew rapidly in 1999, we may not be able to maintain this revenue growth. In addition, increased competition or slower than anticipated growth in our market could also affect our revenue growth.

    Also, as a result of the Brightinfo.com acquisition, we expect that our losses will increase even more significantly because of additional costs and expenses related to:

  .an increase in the number of our employees;

  .an increase in research and development activities;

  .an increase in sales and marketing activities; and

  .assimilation of operations and personnel.

    We cannot be certain that we will achieve profitability or that, if we do achieve profitability, we will be able to sustain or increase profitability on a quarterly or annual basis.

We depend on sales of Annuncio Live and a decrease in sales would harm our business.

    We currently derive substantially all of our revenues from Annuncio Live and related hosting and consulting services. We expect that revenues related to Annuncio Live will continue to comprise a substantial portion of our revenues for the foreseeable future. As a result, a decline in the price of Annuncio Live, or its failure to receive broad market acceptance, would harm our business.

If we fail to expand our direct and indirect sales capabilities, we will not be able to increase revenues.

    To grow our business, we need to increase market awareness and sales of our products and services by increasing our direct sales capabilities. Our financial success also depends to a large degree on the ability of our direct sales force to increase sales to a level required to adequately fund marketing and product development activities. If we fail to do so, this failure could harm our ability to increase revenues. We currently receive substantially all of our revenues from direct sales. Therefore, our ability to grow our business and increase revenues in the future depends considerably upon our success in recruiting, training and retaining additional direct sales personnel and the success of our direct sales force. We will need to expand our direct sales force by hiring additional salespersons, product consultants, telemarketing personnel and sales management. Competition for qualified sales personnel is intense, and we may not be able to hire the kind and number of sales personnel we are targeting. New hires may require extensive training and may require a long period of time before becoming productive members of our sales force. Our business will be harmed if we fail to hire or retain qualified sales personnel, or if newly hired salespeople fail to develop the necessary sales skills or develop these skills more slowly than we anticipate.

    We intend to develop our indirect sales capabilities by selling our software through value-added resellers. These resellers would offer our software products to their customers together with consulting and implementation services or integrate our software solutions with other software. We also intend to increasingly offer our software through application service providers, who install our software on their own computer servers and charge their customers for access to our software. We need to expand our indirect sales capabilities by entering into strategic relationships with these third parties. We cannot be certain that we will be able to enter into such agreements on favorable terms, if at all.

    We have not derived any revenues from international sales to date, but we plan to add international sales in the future. To do so, we will be even more dependent on indirect sales channels. We also plan to use direct sales personnel internationally and therefore must hire additional sales personnel outside the United States. We cannot be certain that we will be able to hire qualified sales personnel for our international sales effort or that, once they are hired, we will not face difficulties managing international operations.

New product introductions and pricing strategies by our competitors could adversely affect our ability to sell our products and could result in slower revenue growth or reduced revenues, as well as pressure to price our products in a manner that reduces our margins.

    The market for our products is competitive, subject to rapid change and significantly affected by new product introductions and other market activities by industry participants. We expect the intensity of competition to increase in the future. Competition could seriously harm our ability to sell additional software and services on terms favorable to us. Competitive pressures could reduce our market share, require us to reduce the prices of our products and services, or result in reduced gross margins, any of which could harm our business. Competitors could offer new products with features or functionality that are equal to or better than our products. We may not have sufficient engineering staff, competitive awareness, management initiative, equipment, or time to modify our products to match our competitors. As a result, we could lose existing customers or new customers to competitors.

    Many of our competitors have longer operating histories, significantly greater financial, technical, marketing or other resources, significantly greater name recognition and a larger installed base of customers than do we. As a result, our competitors may be able to respond more quickly to new or emerging opportunities, technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than we can. Existing and potential competitors may have more extensive customer bases that could be leveraged, thereby gaining market share to our detriment.

    Our competitors have made, and may also continue to make, strategic acquisitions, or establish cooperative relationships among themselves or with other software vendors. As a result, new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We may not be able to compete successfully against current and future competitors, and competitive pressures may seriously harm our business.

If the market does not accept our products and services or we fail to develop new products or improve our existing products to meet or adapt to the changing needs and standards of our industry, our sales may suffer.

    Our products and Brightinfo.com's products were introduced in 1999 and have a limited market history. Of our total revenues of $1.7 million for the twelve months ended December 31, 1999, $853,000 were derived from product licenses, $191,000 were derived from hosting services and $639,000 were derived from professional services. Of Brightinfo.com's total revenues of $573,000 for the twelve months ended December 31, 1999, $532,000 were derived from product licenses and $41,000 from professional services. We are not certain that our target customers will widely adopt and deploy our products and services.

    Our future success also depends on our ability to address the rapidly changing needs of our current and potential customers. We must maintain and improve our products and develop new products that include new technological developments, keep pace with products of our competitors and satisfy the changing requirements of our customers. Our future financial performance will depend on the successful development, introduction and customer acceptance of new and enhanced versions of our products and services. In the future, we may not successfully market our products and services or any new or enhanced products. If we are not successful, we may not achieve market acceptance and we may be unable to attract new customers or lose sales to competitors. We may also lose existing customers, to whom we seek to sell additional software, hosting solutions and professional services.

Variations in quarterly operating results due to such factors as changes in demand for our products and services and changes in our mix of revenues may cause our stock price to decline.

    Our quarterly revenues, expenses and operating results have varied in the past and may vary significantly from quarter-to-quarter in the future. As a result, we believe that quarter-to-quarter comparisons of our operating results may not be a good indication of our future performance, and you should not rely on them to predict our future performance or the future performance of our stock price. Our short-term expense levels are relatively fixed and are based on our expectations of future revenues. As a result, a reduction in revenues in a quarter may harm our operating results for that quarter. If our operating results in future quarters fall below the expectations of market analysts and investors, the trading price of our common stock will fall. Factors that may cause our operating results to fluctuate on a quarterly basis include:

  .  varying size, timing and contractual terms of orders for our products;

  . our ability to complete our implementation and service obligations related to product sales in a timely manner;

  .  loss of significant customers;

  . changes in the mix of revenues attributable to higher-margin product license revenues as opposed to substantially lower-margin hosting or consulting services revenues;

  . customers' decisions to defer orders or implementations from one quarter to the next;

  . changes in demand for our software products or for e-marketing software solutions generally;

  .  announcements or introductions of new products by our competitors;

  .  software defects and other product quality problems; and

  .  seasonal trends in sales of business software.

The Brightinfo.com acquisition may result in disruptions to our business and management due to difficulties in assimilating personnel and operations.

    We acquired Brightinfo.com in March 2000. Integrating the operations and personnel of Annuncio and Brightinfo.com is a complex process, and we are uncertain that the integration will be completed rapidly or will achieve the anticipated benefits of the acquisition. The successful integration of Annuncio and Brightinfo.com will require, among other things, integration of our finance, human resources, and sales and marketing groups and coordination of development efforts. The diversion of the attention of our management and any difficulties encountered in the process of combining the companies could cause the disruption of, or a loss of momentum in, the activities of our business. Further, the process of combining Annuncio and Brightinfo.com could negatively affect employee morale and our ability to retain some of our key employees after the acquisition.

    In connection with the Brightinfo.com acquisition, we issued or became obligated to issue, a total of 7,500,000 shares of our common stock to the former holders of Brightinfo.com's capital stock, options and warrants. All options and warrants to purchase shares of Brightinfo.com capital stock became exercisable for shares of our capital stock following the acquisition. The issuance of these securities is dilutive to our existing stockholders. In addition, our profitability will suffer because of acquisition-related costs and amortization costs for acquired goodwill and other intangible assets.

If we do not successfully integrate Brightinfo.com or the acquisition's benefits do not meet the expectations of financial or industry analysts, the value of our common stock may decline.

    The value of our common stock may decline as a result of the acquisition if:

  .the integration of Annuncio and Brightinfo.com is unsuccessful;

  . we do not achieve the perceived benefits of the acquisition as rapidly as, or to the extent, anticipated by financial or industry analysts; or

  . the effect of the acquisition on our financial results is not consistent with the expectations of financial or industry analysts.

If we acquire additional companies, products or technologies, we may face risks similar to those faced in the Brightinfo.com acquisition.

    If we are presented with appropriate opportunities, we intend to make other investments in complementary companies, products or technologies. We may not realize the anticipated benefits of any other acquisition or investment. If we buy another company, we will likely face the same risks, uncertainties and disruptions as discussed above with respect to the Brightinfo.com acquisition. Furthermore, we may have to incur debt or issue equity securities to pay for any additional future acquisitions or investments, the issuance of which could be dilutive to us or our existing stockholders. In addition, our profitability may suffer because of acquisition-related costs or amortization costs for acquired goodwill and other intangible assets.

Our licensing revenues depend on a small number of large orders from our top customers and if we fail to complete one or more large orders, our revenues will be reduced.

    To date, we have received a significant portion of our licensing revenues from a small number of large orders from our top customers. For the year ended December 31, 1999, Netscape Netcenter accounted for 22% of our total revenues and e-stamp.com accounted for 16% of our total revenues. Our operating results may be harmed if we are not able to complete one or more substantial product sales in any future period or attract new customers.

Our products have a long sales cycle that makes it difficult to plan our expenses and forecast our results.

    Our products have a long sales cycle, typically between one and six months or longer. As a result, it is difficult to predict the quarter in which a particular sale will occur and to plan our expenses accordingly. The delay or failure to complete sales in a particular quarter could reduce our revenues in that quarter, as well as subsequent quarters, over which revenues for the sale would likely be recognized. If our sales cycle unexpectedly lengthens for one or more large orders, it would adversely affect the timing of our revenues, and could harm our ability to meet our forecasts.

We have grown very quickly, and if we fail to manage our growth, our ability to generate new revenues and achieve profitability would be harmed.

    Since we began operations in 1997, we have significantly increased the size of our operations and thus our operating expenses. The number of our employees has increased from 18 as of December 31, 1998 to 86 as of December 31, 1999. We expect to continue to hire new employees at a rapid pace. For example, we added 47 employees between January 1, 2000 and February 18, 2000, and 30 new employees as a result of the Brightinfo.com acquisition. In addition, we will need to assimilate substantially all of Brightinfo.com's operations into our operations. This recent growth has placed, and we expect that any future growth we experience will continue to place, a significant strain on our management, personnel, systems and other resources. To manage any future growth effectively, we must improve our financial and accounting systems, controls, reporting systems and procedures, integrate new employees and manage expanded operations. Any failure to manage growth effectively could negatively affect the quality of our products, our ability to respond to customers and retain key personnel and our business generally. We plan to expand or move our facilities in the near future, which could disrupt our business and operations and impede our ability to increase revenues and could harm our business.

We may be unable to hire and retain the skilled personnel necessary to develop our engineering, sales, professional services and support capabilities in order to continue to grow.

    Our business cannot continue to grow if we cannot attract qualified sales, marketing, engineering, professional services and product management personnel in the near future. Competition for these individuals is intense, and we may not be able to attract, assimilate or retain highly qualified personnel in the future. Our failure to attract and retain highly trained personnel in these areas may limit the rate at which we can develop and install new products or product enhancements. This would harm our business. We expect to face greater difficulty attracting qualified personnel with equity incentives as a public company than we did as a privately held company.

If we are unable to safeguard the confidential information in our data warehouse, our reputation may be harmed and we may be exposed to liability.

    In connection with our Annuncio ToGo service, we currently retain confidential customer information in a secure data warehouse. Any unauthorized access to our servers could result in the misappropriation of confidential customer information or cause interruptions in our services. We cannot assure you that we will be able to prevent unauthorized individuals from gaining access to this data warehouse. If any compromise or breach of security were to occur, it could harm our reputation and expose us to possible liability. It is also possible that one of our employees could attempt to misuse confidential customer information, exposing us to liability. In addition, our reputation may be harmed if we lose customer information maintained in our data warehouse due to systems interruptions or other reasons.

Loss of any key personnel, including our Chief Executive Officer and President, could harm our business.

    Our future success depends upon the continued service of our executive officers, in particular our Chief Executive Officer and President, Didier Moretti, and other key sales, engineering and technical staff. The loss of the services of our executive officers and other key personnel would harm our operations. We would also be harmed if one or more of our officers or key employees decided to join a competitor or otherwise compete with us.

Our products are new, and if they contain defects or are not perceived as high quality, we could lose potential customers and our business may suffer.

    We released our products during the second quarter of 1999. Our products are complex and may contain errors, defects or failures, particularly since they are new and recently released. In the past we have discovered software errors in some of our products after introduction. We may not be able to detect and correct errors before releasing our products commercially. If our commercial products contain errors, we may be required to expend significant resources to locate and correct the error or delay introduction of new products or commercial shipment of products. We may also experience reduced sales and harm to our reputation from dissatisfied customers.

    Our customers also may encounter system configuration problems which require us to spend additional consulting or support resources to resolve. In addition, our new products could contain defects that introduce a breach of security to our own or our customers' systems and proprietary information. A breach of security could be exploited by third parties, resulting in harm to our business.

    Because our software products are used for important decision-making processes by our customers, product defects may also give rise to product liability claims. Although our license agreements with customers typically contain provisions designed to limit our exposure, some courts may not enforce all or part of these limitations. Although we have not experienced any product liability claims to date, we may encounter these claims in the future. Product liability claims, whether or not successful, could:

  .divert the attention of our management and key personnel from our business;

  .be expensive to defend; and

  .result in large damage awards.

    Our product liability insurance may not be adequate to cover all of the expenses resulting from a claim. In addition, if our customers do not find our services to be of high quality, they may elect to use other training, consulting and product integration firms rather than contract for our services. If customers are dissatisfied with our services, we may lose revenues.

If our internal professional services organization does not provide implementation services effectively and according to schedule, our revenues and profitability would be harmed.

    Customers that license our products typically require consulting, implementation, maintenance and training services. We provide these services through our internal professional services organization. We recognize revenue from the licensing of our software products when the implementation services are complete. If our internal professional services organization does not effectively implement and support our products, or if we are unable to expand our internal professional services organization as needed to meet our customers' needs, our ability to sell software and our revenues will be harmed.

    In addition, delays in providing implementation services will delay our recognition of revenues. If we are unable to expand our internal professional services organization to keep pace with sales, we will be required to increase our use of subcontractors to help meet our implementation and service obligations, which will result in lower gross margins. In addition, we may be unable to negotiate agreements with subcontractors to provide a sufficient level and quality of services. If we fail to retain sufficient subcontractors, our ability to sell software for which these services are required will be harmed and our revenues will suffer.

Technical problems with either our internal or our outsourced computer and communications systems could interrupt our Annuncio ToGo service.

    The success of our Annuncio ToGo service depends on the efficient and uninterrupted operation of our own and outsourced computer and communications hardware and software systems. These systems and operations are vulnerable to damage or interruption from human error, natural disasters, telecommunications failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar adverse events. We have entered into an Internet hosting agreement with Exodus Communications to maintain all of our Annuncio ToGo servers. Our operations depend on Exodus Communications's ability to protect its and our systems in its data center against damage or interruption. Exodus Communications does not guarantee that our Internet access will be uninterrupted, error-free or secure. We have no formal disaster recovery plan in the event of damage or interruption, and our insurance policies may not adequately compensate us for any losses that we may incur. Any system failure that causes an interruption in our service or a decrease in responsiveness could harm our relationships with our customers and result in reduced revenues.

We intend to expand our operations internationally, which could divert management attention and expose us to additional risks, including increased regulation and privacy protection laws.

    Although we have not had any revenues from international sales to date, we intend to develop our international operations in the future which will require substantial financial resources. We have very limited experience in marketing, selling and supporting our products and services abroad. If we are unable to grow our international operations successfully and in a timely manner, our business and operating results could be seriously harmed. In addition, doing business internationally involves greater expense and many additional risks, particularly:

  .longer sales cycles and collection of accounts receivable;

  .unexpected changes in regulatory requirements, taxes, trade laws and tariffs;

  .reduced protection of intellectual property rights in some countries;

  .differing labor regulations;

  .changes in a specific country's or region's political or economic conditions;

  .difficulty in staffing and managing foreign operations;

  .increased international privacy regulations that may limit the collection and use of user information;

  .increased financial accounting and reporting burdens and complexities;
      and

  .fluctuating exchange rates.

    We cannot be certain that our investments in establishing operations in other countries will produce desired revenues or profitability.

Our intellectual property protection may be limited.

    We rely upon trademarks, copyrights, patents and trade secrets to protect our proprietary rights, which may not be sufficient to protect our intellectual property. We also rely on contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. However, despite any precautions that we have taken:

  . laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or deter others from developing similar technologies;

  . current federal laws that prohibit software copying provide only limited protection from software "pirates", and effective trademark, copyright and trade secret protection may be unavailable or limited in foreign countries;

  . other companies may claim common law trademark rights based upon state or foreign laws that precede the federal registration of our marks; and

  . policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming, and we may be unable to determine the extent of this unauthorized use.

    Also, the laws of other countries in which we market our products may offer little or no effective protection of our proprietary technology. Reverse engineering, unauthorized copying or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it, which would significantly harm our business.

We may become involved in litigation over proprietary rights, which could be costly and time consuming.

    We expect that software in our industry may be increasingly subject to third-party infringement claims as the number of competitors grows and the functionality of products in different industry segments overlaps. Third parties may currently have, or may eventually be issued, patents on which our products or technology infringe. Any of these third parties might make a claim of infringement against us. Many of our software license agreements require us to indemnify our customers from any claim or finding of intellectual property infringement. Any litigation, brought by us or others, could result in the expenditure of significant financial resources and the diversion of management's time and efforts. In addition, from time to time we have encountered, and may continue to encounter, disputes over rights and obligations concerning intellectual property. We cannot assume that we will prevail in all intellectual property disputes regarding infringement, misappropriation or other disputes. Litigation in which we are accused of infringement or misappropriation might cause product shipment delays, require us to develop non-infringing technology, or require us to enter into royalty or license agreements, which might not be available on acceptable terms, or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could be significantly harmed.

We are recording a significant amount of deferred stock compensation relating to recent stock option grants. The amortization of this compensation expense will result in a charge to our earnings over the next four years.

    Amortization of deferred stock compensation represents an expense associated with the amortization of the difference between the deemed fair market value of common stock at the time of an option grant and the option exercise price. Deferred stock compensation is amortized over the life of the options generally four years. The amortization of deferred stock compensation will result in a charge to our earnings over the next four years, which will harm our operating results. To date, we have recorded aggregate deferred stock compensation charges of $4.3 million. In addition, we expect to record an additional deferred compensation charge relating to option grants made after December 31, 1999 but prior to the completion of the offering. We estimate the
charge relating to these additional grants will be approximately $   million
based upon an assumed offering price of $   per share, for the year ending
December 31, 2000.

                 Risks Related to E-marketing and the Internet

If the delivery of our e-mails is limited or blocked, then our business will be harmed.

    Our ability to provide the Annuncio ToGo service relies on our ability to deliver e-mails over the Internet through Internet service providers and to recipients in major corporations. In particular, a significant percentage of our e-mails are sent to recipients who use America Online. We do not have, and we are not required to have, an agreement with America Online to deliver e-mails to their customers. However, America Online uses a proprietary set of technologies to handle and deliver e-mail and the value of our services will be reduced if we are unable to provide e-mails compatible with these technologies. In addition, America Online and other Internet service providers are able to block unwanted messages to their users. If these companies limit or halt the delivery of our e-mails, or if we fail to deliver e-mails in such a way as to be compatible with these companies' e-mail handling technologies, then our clients may discontinue their use of our services.

New regulations and uncertainties regarding the application of existing laws and regulations to e-marketing and the Internet could harm our business.

    Various states have enacted, and other states have proposed, legislation to regulate or prohibit unsolicited commercial e-mail. In addition, legislation is pending on the federal level and less than half a dozen countries around the world have enacted prohibitions or regulations restricting the sending of unsolicited commercial e-mail. We do not send unsolicited commercial e-mail and, where possible, we prohibit our customers from doing so contractually. Nevertheless, there is a risk that our business could be negatively impacted by new laws or regulations applicable to e-marketing or the Internet. Moreover, due to the increasing popularity and use of the Internet, it is likely that additional laws and regulations will be adopted covering issues such as privacy, pricing, content, copyrights, distribution, taxation, antitrust, characteristics and quality of services and consumer protection. The adoption of any additional laws or regulations may impair the growth of the Internet or e-marketing, which could, in turn, decrease the demand for our services and prohibit or limit our business or increase our cost of doing business.

We may face claims for activities of our clients using our products and services which could harm our business.

    Our products and services involve the transmission of information over the Internet. Our products or services could be used to transmit harmful applications, negative messages, unauthorized reproduction of copyrighted material, inaccurate data or computer viruses to end users. Any transmission of this kind could damage our reputation or give rise to legal claims against us. We could spend a significant amount of time and money defending against these legal claims.

    In addition, our clients may not comply with federal, state and local laws when promoting their products and services. We cannot predict whether our role in facilitating these marketing activities would expose us to liability under these laws. Any claims made against us could be costly and time-consuming to defend. If we are exposed to this kind of liability, we could be required to pay substantial fines or penalties, redesign our business methods, discontinue some of our services or otherwise expend resources to avoid liability.

If businesses and consumers fail to accept e-marketing, demand for our services may not develop.

    The market for e-marketing is new and rapidly evolving, and our business will be harmed if sufficient demand for our products and services does not develop as anticipated. If the market for e-marketing software does not grow as quickly or become as large as we anticipate, our revenues will not increase as anticipated. Demand for e-marketing, including our products and services, may not materialize because:

  . businesses that have already invested substantial resources in other methods of marketing and communications may be reluctant to adopt new marketing strategies and methods;

  .businesses may not understand the benefits of using our products;

  .consumers and businesses may choose not to accept e-marketing messages;

  . businesses may elect not to engage in e-marketing because consumers may confuse permission-based e-mail with unsolicited commercial e-mail; and

  . the effectiveness of direct marketing through the use of e-mails may diminish significantly if the volume of direct marketing e-mail saturates consumers.

If our products do not remain compatible with currently popular software programs, we may lose sales and revenues.

    Our products must work with commercially available software programs that are currently popular. If these software programs do not remain popular, or we do not update our software to be compatible with newer versions of these programs, we may lose customers.

    In order to operate, our products must be installed on both a computer server running the Microsoft Windows NT or Sun Solaris computer operating system and a computer server running database software from Microsoft or Oracle. In addition, users access the Annuncio Live client from any Windows based personal computer, and users access the Annuncio Bright client using browsers from Microsoft or Netscape. Annuncio Bright also integrates with third-party e-commerce systems, and we need to maintain compatibility with these products. If we fail to obtain access to developer versions of these software products, we may be unable to build and enhance our products on schedule.

We depend on increasing use of the Internet and on the growth of electronic commerce. If the use of the Internet and electronic commerce do not grow as anticipated, our business will be seriously harmed.

    Our future revenues depend upon the increased acceptance and use of the Internet and other online services as a medium of commerce. Acceptance and use may not continue to develop as anticipated and a sufficiently broad base of customers may not adopt or continue to use the Internet and other online services as a medium of commerce. Demand and market acceptance for recently-introduced services and products over the Internet are subject to a high level of uncertainty and few proven services and products exist.

    In addition, the Internet may not be accepted as a viable long-term commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. To the extent that the Internet continues to experience significant expansion in the number of users, frequency of use or bandwidth requirements, the infrastructure for the Internet may be unable to support the demands placed upon it. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Changes in, or insufficient availability of, telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet generally.

    Our business, financial condition and results of operations would be seriously harmed if:

  . use of the Internet, the Web and other online services does not continue to increase or increases more slowly than expected;

  . the infrastructure for the Internet, the Web and other online services does not effectively support expansion that may occur; or

  . the Internet, the Web and other online services do not become a viable commercial marketplace, which would inhibit the development of electronic commerce and of the need for our e-marketing products and services.

Potential year 2000 problems with our internal systems, our software products, or the products with which our software integrates, could adversely affect our business.

    We cannot assure you that we will not experience unanticipated negative consequences relating to year 2000 problems. If tests of our products and inquiries of our customers and vendors did not uncover all year 2000 problems, we could be exposed to damages resulting from incorrect data produced by our software, product defect or otherwise.

    If our professional services organization does not adequately address existing year 2000 issues of our customers, or there are preexisting errors in our customer databases, the usefulness of our software may be impaired. Although we cannot control the year 2000 compliance of our customers and their third-party vendors, we may still be subject to claims and liability based on the fact that our products provided incorrect data. These claims could divert significant management, financial and other resources and we may not have adequate commercial insurance to cover these claims.

                         Risks Related to this Offering

Our stock price may be volatile and you may not be able to resell your shares at or above the initial public offering price.

    There has been no public market for our common stock prior to this offering. The initial public offering price for our common stock will be determined through negotiations between the underwriters and us. This initial public offering price may vary from the market price of our common stock after the offering. If you purchase shares of common stock, you may not be able to resell those shares at or above the initial public offering price. The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, including the following:

  .actual or anticipated fluctuations in our annual and quarterly operating results;

  .changes in market valuations of other technology companies;

  .changes in financial estimates by securities analysts;

  . variations in our operating results which may cause us to fail to meet analysts' or investors' expectations;

  . announcements by us or our competitors of significant technical innovations, contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  .additions or departures of key personnel;

  .future sale of equity or debt securities; and

  .general economic, industry and market conditions.

    In addition, the stock market, and the stock of Internet companies in particular, have experienced extreme volatility that often has been unrelated to the performance of these companies. These market fluctuations may cause our stock price to fall regardless of our performance. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were involved in securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.

We may be unable to meet our future capital requirements, and if we issue additional equity securities to raise capital, our stockholders may experience additional dilution.

    We may be required to seek additional funding to meet our capital requirements, particularly if we elect to acquire complementary businesses, products or technologies. In the event we are required to raise additional funds, we may not be able to do so on favorable terms, if at all. Further, if we issue new equity securities, stockholders may experience dilution or the holders of new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we are unable to raise additional capital on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to customers and competition.

Substantial future sales of our common stock in the public market may depress our stock price.

    Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock. You should read "Shares Eligible for Future Sale" for a full discussion of shares that may be sold in the public market in the future.

You will experience immediate and substantial dilution in the book value of your shares.

    The initial public offering price is substantially higher than the book value per share of our outstanding common stock immediately after the offering. Accordingly, if you purchase common stock in the offering, you will incur
immediate dilution of approximately           in the book value of our common
stock from the price you pay for our common stock beneficially.

Because our directors and officers beneficially own 70.2% of our capital stock prior to the offering and will beneficially own 63.6% after the offering, the voting power of other stockholders, including purchasers in this offering, may be limited.

    After this offering, it is anticipated that our officers and directors will beneficially own or control, directly or indirectly, 63.6% of our shares of common stock. As a result, if our directors and officers choose to act together, they will have the ability to control all matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any business combinations. This concentration of ownership may delay or prevent an acquisition, which could prevent our stockholders from realizing a premium over the market price for their common shares or cause the market price of our stock to decline. Our directors and officers may have interests different from yours. For example, they may be less interested than other investors in selling our company or pursuing different business strategies.

The provisions of our charter documents may inhibit potential acquisition bids that a stockholder may believe are desirable, and the market price of our common stock may be lower as a result.

    Upon completion of this offering, our board of directors will have the authority to issue up to ten million shares of preferred stock. Our board of directors can fix the price, rights, preferences, privileges and restrictions of the preferred stock without any further vote or action by our stockholders.

    The issuance of shares of preferred stock may delay or prevent a change in control transaction. As a result, the market price of our common stock and the voting and other rights of our stockholders may be adversely affected. The issuance of preferred stock may result in the loss of voting control to other stockholders. We have no current plans to issue any shares of preferred stock.

    Our charter documents also contain other provisions which may discourage, delay or prevent a merger or acquisition, including:

  .only one of the three classes of directors is elected each year;

  .our stockholders have limited rights to remove directors without cause;

  .our stockholders have no right to act by written consent;

  .our stockholders have limited rights to call a special meeting of stockholders; and

  . stockholders must comply with advance notice requirements to nominate directors or submit proposals for consideration at stockholder meetings.

    These provisions could also have the effect of discouraging others from making tender offers for our common stock. As a result, these provisions may prevent the market price of our common stock from increasing substantially in response to actual or rumored takeover attempts. These provisions may also prevent changes in our management.

We have broad discretion in how we use the proceeds of this offering, and we may not use these proceeds effectively.

    Our management has broad discretion in the use of the net proceeds of this offering and could spend the net proceeds in ways that do not yield a favorable return or to which stockholders object. We may also use the proceeds to acquire complementary businesses or technologies, although no such acquisitions are currently planned. Until we need to use the proceeds of this offering, we plan to invest the net proceeds in investment grade, interest-bearing securities.

                   NOTE REGARDING FORWARD LOOKING STATEMENTS

    You should not rely on forward-looking statements in this prospectus because they are inherently uncertain. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify such forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described above and elsewhere in this prospectus.

                                USE OF PROCEEDS

    Our net proceeds from the sale of the 4,000,000 shares of common stock we
are offering are estimated to be $     million ($     million if the
underwriters' over-allotment option is exercised in full) assuming an initial
public offering price of $      per share and after deducting the underwriting
discount and our estimated offering expenses.

    We intend to use the proceeds for general corporate purposes, including working capital, expansion in our sales and marketing, professional services, and research and development organizations. We may also use some of the proceeds to acquire other companies, technology or products that complement our business, although we are not currently planning any of these transactions. Pending these uses, the net proceeds of this offering will be invested in short-term, interest-bearing securities.

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our capital stock. We currently expect to retain our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The actual column in the following table sets forth our capitalization as of December 31, 1999.

    The pro forma column in the following table gives effect to:

  . the filing of an amendment to our certificate of incorporation to provide for authorized capital stock consisting of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock;

  . the conversion of all outstanding shares of Series A, B, C and D redeemable convertible preferred stock into 19,539,012 shares of common stock upon completion of this offering; and

  . the issuance of 7,500,000 shares of common stock at $5.33 per share in exchange for all outstanding common stock, preferred stock, warrants and options of Brightinfo.com and the conversion of convertible subordinated debentures of Brightinfo.com related to the acquisition of Brightinfo.com

    The as adjusted column in the following table reflects the sale of 4,000,000 shares of common stock in this offering at an assumed initial
offering price of $     per share and the receipt by the Company of the
estimated net proceeds, after deducting underwriting discounts and estimated offering expenses.

    You should read this table in conjunction with the financial statements and the accompanying notes and "Management's Discussion and Analysis of Financial Condition and Result of Operations" included elsewhere in this prospectus.

                                                   December 31, 1999
                                         ---------------------------------------
                                            Actual      Pro Forma    As Adjusted
                                         ------------  ------------  -----------
Current portion of long-term debt and
 capital lease obligations.............  $    314,086  $    314,086      $
                                         ------------  ------------      ---
Long-term debt.........................       481,398       481,398
                                         ------------  ------------      ---
Redeemable convertible preferred stock,
 $.0001 par value, 18,750,000 shares
 authorized actual, none pro forma and
 as adjusted, issuable in series:
  Series A redeemable convertible
   preferred stock: 9,000,000 shares
   designated, 7,429,689 shares issued
   and outstanding, actual, none pro
   forma and as adjusted...............     3,154,527            --
  Series B redeemable convertible
   preferred stock: 5,250,000 shares
   designated, 5,071,428 shares issued
   and outstanding, actual, none pro
   forma and as adjusted...............     3,531,160            --
  Series C redeemable convertible
   preferred stock: 4,500,000 shares
   designated, 4,197,450 shares issued
   and outstanding, actual, none pro
   forma and as adjusted...............     5,581,600            --
Stockholders' equity (deficit):
  Preferred stock, $0.0001 par value:
   Authorized shares--none actual,
    10,000,000 pro forma and as
    adjusted; issued and outstanding
    shares--none actual, pro forma and
    as adjusted........................            --            --
  Common stock, $0.0001 par value:
   Authorized shares--33,750,000 actual
    and 200,000,000 pro forma and as
    adjusted; issued and outstanding
    shares--9,664,015 actual,
    37,168,027 pro forma and 41,168,027
    as adjusted........................           966         3,717
  Additional paid-in capital...........     5,004,277    72,968,413
  Deferred stock compensation..........    (2,915,595)   (2,915,595)
  Accumulated deficit..................   (14,141,655)  (14,141,655)
                                         ------------  ------------      ---
     Total stockholders' equity
      (deficit)........................   (12,052,007)   55,914,880
                                         ------------  ------------      ---
     Total capitalization..............  $  1,010,764  $ 56,710,364      $
                                         ============  ============      ===

    The data in the table above excludes:

  . 1,523,662 shares of common stock issuable upon the exercise of outstanding stock options as of December 31, 1999 at a weighted average exercise price of $0.29 per share;

  . 295,177 shares of common stock issuable upon the exercise of outstanding warrants as of December 31, 1999 at a weighted average exercise price of $1.29 per share; and

  . 62,323 shares of common stock available for issuance as of December 31, 1999 under our 1997 Stock Plan.

    Subsequent to December 31, 1999 we reserved 8,400,000 additional shares of common stock for issuance under our 2000 Stock Plan, 750,000 additional shares of common stock for issuance under our 2000 Director Option Plan, and 1,125,000 additional shares of common stock for issuance under our 2000 Employee Stock Purchase Plan.

                                    DILUTION

    Our net tangible book value as of December 31, 1999 was approximately
$      million, or approximately $      per share of common stock. Net tangible
book value per share represents the amount of tangible assets less total
liabilities, divided by       shares of common stock outstanding.

    Net tangible book value dilution per share represents the difference
between the amount per share paid by purchasers of            shares of common
stock outstanding immediately after this offering. After giving effect to our
sale of            shares of common stock in this offering at an assumed public
offering price of $           per share and after deduction of the underwriting
discount and estimated offering expenses, our pro forma net tangible book value
as of December 31, 1999 would have been approximately $           million, or
$           per share. This represents an immediate increase in pro forma net
tangible book value of $           per share to existing stockholders and an
immediate dilution in pro forma net tangible book value of $           per
share to purchasers of common stock in this offering.

   Public offering price per share..........................        $
   Net tangible book value per share before offering........ $
   Increase per share attributable to new investors.........
                                                             ------
   Pro forma net tangible book value per share after
     offering...............................................
                                                                    ---
   Net tangible book value dilution per share to new
     investors..............................................          $

    The following table sets forth the total consideration paid and the average price per share paid by the existing stockholders and by new investors, before deducting estimated underwriting discounts and commissions and offering
expenses payable by us at an assumed public offering price of $      per share.

                                               Shares         Total      Average
                                             Purchased    Consideration   Price
                                           -------------- --------------   Per
                                           Number Percent Amount Percent  Share
                                           ------ ------- ------ ------- -------
Existing stockholders.....................              %  $           %  $
New investors.............................
                                            ---    -----   ----   -----
     Total................................         100.0%  $      100.0%
                                            ===    =====   ====   =====

    The foregoing computations exclude as of December 31, 1999:

  . 1,523,662 shares issuable upon the exercise of outstanding options at a weighted average exercise price of $0.29; and

  . 295,177 shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $1.29

                            SELECTED FINANCIAL DATA

    You should read the following selected financial data in conjunction with our financial statements and the notes related thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the period from August 8, 1997 (inception) to December 31, 1997 and the years ended December 31, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from our financial statements that have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus.

                                       Period from
                                      August 8, 1997
                                      (inception) to
                                       December 31,  Year Ended December 31,
                                      -------------- -------------------------
                                           1997         1998          1999
                                      -------------- -----------  ------------
Statements of Operations Data
Revenues:
  License...........................    $       --   $        --  $    853,390
  Hosting...........................            --            --       191,417
  Professional services.............            --            --       638,517
                                        ----------   -----------  ------------
     Total revenues.................            --            --     1,683,324
Cost of revenues:
  License...........................            --            --        72,811
  Hosting...........................            --            --       212,072
  Professional services.............            --            --     1,439,745
                                        ----------   -----------  ------------
     Total cost of revenues.........            --            --     1,724,628
                                        ----------   -----------  ------------
Gross loss..........................            --            --       (41,304)
Operating expenses:
  Research and development..........       185,938     1,871,697     3,429,514
  Sales and marketing...............        52,356       843,660     3,687,020
  General and administrative........       144,874       479,316     2,030,387
  Amortization of deferred stock
    compensation....................            --        30,734     1,395,593
                                        ----------   -----------  ------------
     Total operating expenses.......       383,168     3,225,407    10,542,514
                                        ----------   -----------  ------------
Loss from operations................      (383,168)   (3,225,407)  (10,583,818)
Interest expense....................            --        (4,707)     (331,805)
Interest and other income, net......        44,169       157,444       185,637
                                        ----------   -----------  ------------
Net loss............................    $ (338,999)  $(3,072,670) $(10,729,986)
                                        ==========   ===========  ============
Basic and diluted net loss per
  share.............................    $    (0.18)  $     (0.78) $      (1.80)
                                        ==========   ===========  ============
Number of shares used in calculation
  of basic and diluted net loss per
  share.............................     1,879,266     3,943,519     5,976,565
                                        ==========   ===========  ============

                                                           December 31,
                                                     -------------------------
                                                        1998          1999
                                                     -----------  ------------
Balance Sheet Data:
Cash and cash equivalents........................... $ 3,602,745  $  1,115,458
Working capital (deficit)...........................   3,204,080    (1,070,984)
Total assets........................................   3,877,666     5,211,311
Capital lease obligations, net of current portion...      25,526       466,212
Redeemable convertible preferred stock..............   6,685,687    12,267,287
Accumulated deficit.................................  (3,411,669)  (14,141,655)
Total stockholders' deficit.........................  (3,371,601)  (12,052,007)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

    We were founded on August 8, 1997. From inception through June 1999, we focused our activities primarily on research and product development, as well as on building our infrastructure. In June 1999, we released our first product, Annuncio Live, an e-marketing automation solution, and in July 1999 began generating revenues from software license fees and professional services
related to this product. In     1999, Brightinfo.com introduced vMerchant, an
online merchandising and personalization solution. vMerchant was renamed Annuncio Bright following our acquisition of Brightinfo.com in March 2000. In September 1999, we introduced Annuncio ToGo, which provides application hosting and marketing consulting services for Annuncio Live. In connection with the introduction of our Annuncio ToGo service, expenses related to our professional services organization increased. In 1999, we increased spending significantly to continue to develop our technology and products, market our products and services, build our direct sales force, marketing services and hosting organizations, and to expand our general and administrative infrastructure. We increased the number of our employees from 18 as of December 31, 1998 to 86 as of December 31, 1999. We intend to hire a significant number of employees in the future. From January 1, 2000 to February 18, 2000, we added 47 new employees, and 30 employees joined us as a result of the Brightinfo.com acquisition.

    We provide customer interaction software and services that enable companies to build long-term, personalized customer relationships that drive revenues and profitability. Companies ranging from Internet startups to global enterprises can use our suite of e-marketing applications to initiate a broad range of proactive customer interactions, maximize the value of each interaction and act quickly to capitalize on market opportunities. Using our solution, companies can reach out to customers with targeted messages and draw them back to their Web site for a personalized shopping experience. By personalizing an integrated series of customer interactions companies can drive repeat visits and turn prospects into customers. Companies can then test and measure the effectiveness of their marketing activities in real time, allowing them to identify successful strategies that optimize their marketing efforts.

    Our revenues, which consist of software license, hosting and professional services fees, totaled $1.7 million for 1999. We did not have any revenues in 1997 or 1998. As of December 1999, all of our revenues have been derived from sales within the United States through our direct sales force.

    We have incurred net losses in each fiscal quarter since inception and, as of December 31, 1999, had an accumulated deficit of $14.1 million. We expect that our operating expenses will increase substantially for the foreseeable future as we expand our product development, sales and marketing, marketing services and hosting staff. As a result, we expect to incur net losses for the foreseeable future.

    We derive our revenues from three sources: software licenses, hosting services and professional services. Revenues are recognized in accordance with Statement of Position No. 97-2, Software Revenue Recognition. In December 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-9, Modification of 97-2, Software Revenue Recognition with Respect to Certain Transactions which we have adopted without material impact on revenue recognition. Our license revenues are generated from licensing our products directly to end users. Hosting revenues are generated from providing hosting services which are a combination of our software products, technical support and the required hardware, to support our software products. Professional services revenues are generated from consulting services and maintenance and support.

    License revenues are recognized when a non-cancelable license agreement has been signed, the product has been installed, the fees are fixed and determinable, collectibility is probable and vendor-specific objective evidence exists to allocate the total fee to elements of the arrangement. Vendor-specific objective evidence is based on the price charged when an element is sold separately, or when not sold separately, the price for that element established by management having the relevant authority to do so. Our licensing agreements with our customers do not contain product return rights.

    Revenues from hosting services are recognized ratably over the term of the contract, generally one year. Professional services revenues are recognized as the services are performed. Revenues from maintenance and support agreements which consist of fees for ongoing support and unspecified, when and if available, product updates are recognized ratably over the term of the contract, typically one year.

    We have recorded aggregate deferred stock compensation charges of $4.3 million in conjunction with options granted to personnel at a price deemed to be below the fair market value of the underlying common stock on the date of grant for financial reporting purposes. Deferred stock compensation is amortized over the life of the options, generally four years. During 1998, we recorded charges relating to the amortization of deferred stock compensation of $31,000 and during 1999, we recorded charges relating to the amortization of deferred stock compensation of $1.4 million. In addition, we expect to record an additional deferred stock compensation charge relating to option grants made after December 31, 1999, but prior to the completion of the offering. We estimate the charge relating to these additional grants will be approximately
$   million based upon an assumed initial public offering price of $   per
share, for the year ending December 31, 2000. We amortize deferred stock compensation on an accelerated basis. The amortization of deferred stock compensation will result in a charge to our earnings over the next four years. We expect to record charges relating to the amortization of deferred stock
compensation of $    million for 2000.

    We believe that period-to-period comparisons of our operating results are not meaningful and should not be relied upon as indicative of future performance. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in early stages of development, particularly companies in new and rapidly evolving markets. There can be no assurance we will be successful in addressing such risks and difficulties. In addition, although we have experienced significant revenue growth recently, this trend may not continue. In addition, we may not achieve or maintain profitability in the future.

Brightinfo.com Acquisition

    In March 2000, we closed an acquisition of Brightinfo.com pursuant to which Brightinfo.com became our wholly owned subsidiary. In connection with the acquisition, we issued or became obligated to issue, a total of 7,500,000 shares of our common stock to the former holders of Brightinfo.com's capital stock, options and warrants. All options and warrants to purchase shares of Brightinfo.com capital stock became exercisable for shares of our capital stock following the acquisition. We accounted for the Brightinfo.com acquisition as a purchase with a total purchase price of approximately $41.2 million. The purchase price was primarily allocated to acquired tangible assets of $1.8 million, offset by $1.9 million in assumed liabilities, intangible assets of $35.9 million and an in-process research and development charge of $5.4 million.

    The acquired in-process research and development had not achieved technological feasibility at the time of the acquisition and, therefore, did not qualify for capitalization under generally accepted accounting principles. Accordingly, the portion of the purchase price allocated to acquired in-process research and development will be charged to operations in the first quarter of 2000. Intangible assets are made up of $8.8 million of developed and core technology, $612,000 of acquired workforce, $581,000 of patents and $25.8 million of goodwill. The acquired workforce will be amortized over two years and result in a $306,000 charge against income in 2000 and 2001. Core technology and goodwill will be amortized over three years and result in a charge against income of approximately $9.4 million per year. Developed technology and patents will be amortized over five years and result in a charge against income of approximately $1.5 million per year.

    Brightinfo.com was incorporated in Delaware in 1998. Brightinfo.com's revenues totaled $573,000 for 1999, of which $532,000 were derived from licenses and $41,000 were derived from professional services. Brightinfo.com did not have any revenues in 1998.

Results of Operations

 Revenues

    Total revenues in 1999 were $1.7 million. We had no revenues in 1997 or 1998.

    We began recognizing license revenues in July 1999. License revenues were $853,000 in 1999. License revenues were derived from the introduction of Annuncio Live and the market acceptance of our products. License revenues represented approximately 51% of total revenues for 1999.

    We began recognizing hosting revenues in September 1999. Hosting revenues were $191,000 in 1999. Hosting revenues were derived from hosting our products, technical support and hardware. Hosting revenues represented 11% of total revenues for 1999.

    We began recognizing professional services revenues in July 1999. Professional services revenues were $639,000 in 1999. Professional services revenues are primarily related to technical and marketing outsourcing services arrangements. Professional services revenues represented 38% of total revenues for 1999.

 Cost of Revenues

    Total cost of revenues in 1999 were $1.7 million. We did not have revenues in 1998 and 1997 and thus had no cost of revenues for those years.

    Cost of license revenues includes royalties for sub-licensing third party software, production duplication and manuals. Our cost of license revenues were $73,000 in 1999. As a percentage of license revenues, cost of license revenues was 9% in 1999.

    Cost of hosting revenues primarily includes personnel costs, data center costs, and depreciation of capital equipment used in hosting our network. Our cost of hosting revenues was $212,000 in 1999. As a percentage of hosting revenues, cost of hosting revenues was 111% in 1999. We expect cost of hosting revenues to exceed hosting revenues for the foreseeable future.

    Cost of professional services revenues includes personnel and other costs related to consulting services, technical support and training. Our cost of services revenues were $1.4 million in 1999. As a percentage of services revenues, cost of professional services revenues were 225% in 1999. Cost of professional services revenues has exceeded professional services revenues due to the growth of our professional services organization to manage and support our rapidly growing customer base.

 Operating Expenses

    Research and development expenses were $186,000 for 1997, $1.9 million for 1998 and $3.4 million for 1999, representing increases of $1.7 million from 1997 to 1998, and $1.5 million from 1998 to 1999. The increases from 1997 through fiscal 1999 primarily reflect our increase in engineering and quality assurance personnel and related costs associated with our product development efforts.

    Sales and marketing expenses were $52,000 in 1997, $844,000 in 1998 and $3.7 million in 1999, representing increases of $792,000 from 1997 to 1998 and $2.9 million from 1998 to 1999. The increases in sales and marketing expenses from 1997 to 1999 primarily reflect our investment in marketing infrastructure, which included significant expenses such as salaries, benefits and recruiting, travel and marketing programs. The increase from 1998 to 1999 also reflects our investment in our sales force.

    General and administrative expenses were $145,000 in 1997, $479,000 in 1998 and $2.0 million in 1999, representing increases of $334,000, from 1997 to 1998, and $1.6 million from 1998 to 1999. The increases from 1997 to 1999 primarily reflect the addition of finance, human resources, administrative and legal personnel, and fees for outside professional services to support the growth of our business during this period.


    Interest expense of $332,000 for the year ended December 31, 1999 primarily reflects interest paid on subordinated loans and the amortization interest expense related to warrants issued in conjunction with those subordinated loans.

    Interest and other income, net was $44,000 in 1997, $157,000 in 1998 and $186,000 in 1999. The income we received primarily reflects interest earned on money market funds.

    As of December 31, 1999 we had net operating loss carryforwards for federal and state income tax reporting purposes of approximately $10.0 million which expire at various dates beginning in 2012. The U.S. tax laws contain provisions that limit the use in any future period of net operating loss and credit carryforwards upon the occurrence of certain events, including a significant change in ownership.

Quarterly Results of Operations

    The following table sets forth unaudited statements of operations data for the four quarters ended December 31, 1999. This data has been derived from our unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments necessary for a fair presentation of the information when read in conjunction with the financial statements and notes thereto. Our quarterly results have been, and may in the future be, subject to significant fluctuations. As a result, we believe that results of operations for interim periods should not be relied upon as any indication of the results to be expected in any future periods.

                                              Quarter Ended
                            ----------------------------------------------------
                             March 31,    June 30,    September 30, December 31,
                               1999         1999          1999          1999
                            -----------  -----------  ------------- ------------
Revenues:
  License.................  $        --  $        --   $   441,034  $   412,356
  Hosting.................           --           --        12,900      178,517
  Professional services...           --           --       176,957      461,560
                            -----------  -----------   -----------  -----------
     Total revenues.......           --           --       630,891    1,052,433
                            -----------  -----------   -----------  -----------
Cost of revenues:
  License ................           --           --        12,943       59,868
  Hosting.................           --           --        49,840      162,232
  Professional services...       84,688      146,834       275,415      932,808
                            -----------  -----------   -----------  -----------
     Total cost of
       revenues...........       84,688      146,834       338,198    1,154,908
                            -----------  -----------   -----------  -----------
Gross profit (loss).......      (84,688)    (146,834)      292,693     (102,475)
                            -----------  -----------   -----------  -----------
Operating expenses:
  Research and
    development...........      729,949      771,588       872,044    1,055,933
  Sales and marketing.....      334,936      536,384     1,126,509    1,689,191
  General and
    administrative........      209,921      413,444       502,287      904,735
  Amortization of
    deferred stock
    compensation..........       78,759      247,026       441,582      628,226
                            -----------  -----------   -----------  -----------
     Total operating
       expenses...........    1,353,565    1,968,442     2,942,422    4,278,085
                            -----------  -----------   -----------  -----------
Loss from operations......   (1,438,253)  (2,115,276)   (2,649,729)  (4,380,560)
Interest expense..........       (5,047)    (104,781)     (107,995)    (113,982)
Interest and other income,
  net.....................       32,749       52,324        62,719       37,845
                            -----------  -----------   -----------  -----------
Net loss..................  $(1,410,551) $(2,167,733)  $(2,695,005) $(4,456,697)
                            ===========  ===========   ===========  ===========

    We released our first product, Annuncio Live, in June 1999, and first began recognizing revenues in July 1999. Our revenues increased through the balance of 1999 as we expanded our customer base, introduced a full-service solution, Annuncio ToGo, and built our direct sales force. Costs of revenues increased each quarter primarily due to the development of our operations for application hosting and increased personnel cost to support increased customer demand for marketing and technical services. Research and development expenses increased substantially in the quarter ended December 31, 1999 due to increased personnel costs associated with our product development efforts. Sales and marketing expenses increased substantially during the quarters ended September 30, 1999 and December 31, 1999 due to increased sales personnel costs and marketing programs associated with the launch of Annuncio Live and Annuncio ToGo. General and administrative expenses increased substantially during the quarters ended September 30, 1999 and December 31, 1999 due to increased finance, human resources, administrative and legal personnel, and fees for outside professional services to support the growth of our business. In each of the four quarters of 1999, we recognized expense for the amortization of deferred stock compensation to personnel who had been granted options with an exercise price deemed to be below the fair market value of the underlying common stock on the date of grant for financial reporting purposes.

    We have incurred operating losses since inception, and we may not achieve profitability in the future. Our operating results have fluctuated in the past, and we expect them to fluctuate in future quarters as a result of a variety of factors, many of which are outside our control. Factors that may cause our operating results to fluctuate on a quarterly basis include:

  .  varying size, timing and contractual terms of orders for our products;

  . our ability to complete our implementation and service obligations related to product sales in a timely manner;

  .  loss of significant customers;

  . changes in the mix of revenue attributable to higher-margin license revenue as opposed to substantially lower-margin professional services and hosting revenue;

  . customers' decisions to defer orders or implementations from one quarter to the next;

  . changes in demand for our Annuncio Live software or for e-marketing software solutions generally;

  .  announcements or introductions of new products by our competitors;

  .  software defects and other product quality problems; and

  .  seasonal trends in sales of business software.

Liquidity and Capital Resources

    From inception through December 31, 1999, we have financed our operations primarily from private sales of redeemable convertible preferred stock totaling $12.3 million and, to a lesser extent, debt financing.

    Net cash used in operating activities was $289,000 in 1997, $2.8 million in 1998 and $7.1 million in fiscal 1999. For such periods, net cash used by operating activities was primarily to fund ongoing operations.

    Since 1997, our investing activities have consisted primarily of property and equipment purchases. Capital expenditures totaled $40,000 in fiscal 1997, $196,000 in 1998 and $784,000 in 1999. We finance the acquisition of property and equipment primarily through capital leases. We anticipate increasing our capital expenditures and lease commitments consistent with our expected growth in operations, infrastructure and personnel.

    Our financing activities provided $3.2 million in 1997, $3.7 million in 1998 and $5.6 million in fiscal 1999. In fiscal 1997, cash provided by financing activities consisted primarily of $3.2 million received in connection with the sale of Series A redeemable convertible preferred stock. In 1998, cash provided by financing activities consisted primarily of $3.5 million received in connection with the sale of Series B redeemable convertible preferred stock and $228,000 in proceeds from an equipment loan. In 1999, cash provided by financing activities consisted primarily of $5.6 million received in connection with the sale of Series C redeemable convertible preferred stock offset by $117,000 principal payments on capital lease financing.

    As of December 31, 1999, we had a line of credit with a bank for $750,000 that bears interest at the lending bank's prime rate plus 1.25%. Borrowings were limited to the lesser of 80% of our eligible accounts, and $750,000, and were secured by substantially all of our non-leased assets. This line of credit terminates in September, 2000. In the event we are not in compliance with the financial covenants of this line of credit and a waiver has not been obtained, the funds may not be available. As of December 31, 1999, we had not borrowed under the line of credit. In addition, we have a subordinated debt facility under which we are entitled to borrow up to $3.0 million. This facility bears interest at a fixed rate of 12%. Borrowings under the subordinated debt facility are secured by substantially all of our assets after the rights of senior creditors. This debt facility terminates in April 2000. As of December 31, 1999, we had not borrowed under this debt facility. See Note 4 of the notes to financial statements.

    In February 2000, we completed the closing of our Series D redeemable convertible preferred stock financing. In connection with this financing, we raised approximately $15.1 million, net of issuance cost. See Note 10 of the notes to financial statements.

    Our capital requirements depend on numerous factors. We expect to invest substantial resources to continue our research and development efforts, expand our sales, hosting, professional services, marketing and product development organizations, establish additional facilities worldwide and build the infrastructure necessary to support our growth. We have experienced substantial increases in our expenditures since our inception consistent with growth in our operations and personnel, and we anticipate that our expenditures will increase for the foreseeable future.

    We believe that the proceeds of this offering and Series D financing, together with our current cash balances, will be sufficient to meet our working capital needs for at least the next 12 months. Our forecast of the period of time through which our financial resources will be adequate to support operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially as a result of factors described above. We expect to incur losses for the foreseeable future. We may need to raise additional capital to fund more rapid expansion, including significant increases in personnel, and facilities, to develop or enhance products and services or to acquire complementary technologies and businesses. In order to meet our long-term liquidity needs, we may seek to sell additional equity or debt securities or secure an additional bank line of credit. If we do require additional financing, however, we cannot be certain that it will be available when required, on favorable terms or at all. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then-current stockholders will be reduced.

Year 2000 Compliance

    In late 1999, we completed a remediation and testing of our systems. As a result of these efforts, we experienced no significant disruptions in our mission-critical information technology and non-information technology systems and believe those systems successfully responded to the year 2000 date change. We incurred minimal expense during 1999 in connection with remediating our systems. We are not aware of any material problems resulting from year 2000 issues, either with our products, our internal systems, or the products and services of third parties. We will continue to monitor our mission-critical computer applications and those of our suppliers and vendors throughout 2000 to ensure that any latent year 2000 matters that may arise are addressed promptly.

Recent Accounting Pronouncements

    In June 1998, the FASB issued FAS 133, Accounting for Derivative Instruments and Hedging Activities, which we will be required to adopt for the years beginning after June 15, 2000. This statement establishes a new model for accounting for derivatives and hedging activities. FAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because we currently hold no derivative financial instruments and do not currently engage in hedging activities, the adoption of FAS 133 is expected to have no material impact on our financial condition or results of operations.

Qualitative and Quantitative Disclosures About Market Risk

    Our revenues from inception to date have been derived from U.S. sales and, as a result, we have not had any exposure to factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. However, in future periods, we expect to sell in foreign markets. As our sales are made in U.S. dollars, a strengthening of the U.S. dollar could make our products less competitive in foreign markets. At December 31, 1999, we did not hold any short or long-term investments and, therefore, did not have any market risk exposure related to changes in interest rates. Therefore, no quantitative tabular disclosures are required. At December 31, 1999, our cash and cash equivalents consisted primarily of money market funds held by large institutions in the U.S.

                                    BUSINESS

Overview

    We provide customer interaction software and services that enable companies to build long-term, personalized customer relationships that drive revenues and profitability. Companies ranging from Internet startups to global enterprises can use our suite of e-marketing applications to initiate a broad range of proactive customer interactions, maximize the value of each interaction and act quickly to capitalize on market opportunities. Using our solution companies can reach out to customers with targeted messages and draw them back to their Web site for a personalized shopping experience. By personalizing an integrated series of customer interactions, companies can drive repeat visits and turn prospects into customers. Companies can then test and measure the effectiveness of their marketing activities in real time, allowing them to identify successful strategies that optimize their marketing efforts.

Industry Background

    The rapid adoption of the Internet has created a strategic imperative-- companies must now transform themselves into e-businesses. Both Internet-based businesses and traditional enterprises must determine how to build revenues and profitability on the Internet. As these companies seek to leverage the Internet to gain and maintain competitive advantage, they have discovered that customer loyalty is crucial. With heightened customer expectations, increased customer acquisition costs, and competitors just a click away, companies must build long-term, personalized relationships that drive repeat business. All of these forces are prompting companies to fundamentally change the way they interact with their customers.

    During the last few years, companies have made significant investments to leverage the Internet as a means of driving revenues and building better customer relationships. These companies have invested in a broad range of software solutions, including content management solutions to develop and manage Web sites, e-commerce solutions to support Internet transactions, analytic applications to gather customer data for offline analysis and e-service solutions to manage inbound customer inquiries.

    Despite these investments, most companies have had limited success exploiting the strategic opportunity presented by the Internet--building long-term, profitable customer relationships. To take advantage of this opportunity, companies need to:

  . Proactively reach out and engage customers. Due to significant competition, companies have realized that they can no longer passively wait for customers to visit their Web site. These companies have also discovered that they can not afford to spend money only to acquire customers while ignoring customer development and retention. Instead, companies need to use online and offline channels proactively to reach and engage customers with newsletters and communications, promotions to market complementary and higher-end products, customer loyalty programs, and other innovative marketing campaigns.

  . Develop a rich understanding of their customers. Companies must learn more about each customer's needs and interests to improve customer interactions. To develop useful customer profiles, companies must leverage both online and traditional sources of information. As importantly, they must build their knowledge about the most effective messages and interactions for each individual customer.

  . Personalize interactions in real time. Companies are unlikely to succeed if they send untargeted, mass-media messages to online customers. To develop customer loyalty, companies must use their understanding of individual customers to deliver targeted messages and offers through emails, Web site content and in the Web storefront. To maximize the return from these efforts, companies must personalize interactions in real time to engage and retain customers.

  . Manage ongoing relationships. Companies have realized that multiple interactions are necessary to develop a long-term relationship with a customer. To strengthen customer relationships, companies must engage customers in an ongoing dialogue with increasing personalization over time.

    For companies to build long-term customer relationships that drive revenue and profitability, they require new software solutions for e-marketing. E-marketing solutions apply established marketing principles to the real-time capabilities of the Internet. These software solutions should allow companies to:

  . initiate a broad range of proactive customer interactions, including newsletters and communications, sweepstakes and contests, promotions for complementary (cross-sell) and higher-end (up-sell) products, customer loyalty programs, customer surveys and other innovative marketing and merchandising campaigns;

  . increase revenues and profitability by optimizing the return on their marketing investments;

  . maximize the value of each interaction by personalizing messages and offers for each customer;

  . capitalize on market opportunities by reacting quickly to competitive pressures and customer needs; and

  . provide a high volume of real-time, personalized interactions with customers while maintaining reliability.

The Annuncio Solution

    We provide customer interaction software and services that enable companies to build long-term, personalized customer relationships that drive revenues and profitability. Our solution applies established marketing principles to the Internet and allows companies to define, automate and analyze personalized marketing campaigns and merchandising programs. Our solution enables companies to initiate a broad range of proactive customer interactions, increase revenue and profitability, maximize the value of each interaction, move quickly to capitalize on market opportunities and deliver high-volume, real-time interactions. Annuncio ToGo, our full-service hosting option, offers Annuncio Live a hosted basis. Our solution:

  . Provides an e-marketing platform for proactive customer interactions. Our solution allows businesses to initiate a broad range of customer interactions to attract, engage and retain customers. We enable companies to define, automate and analyze personalized marketing campaigns. Our solution supports a variety of Internet marketing campaigns including e-mail newsletters and communications, sweepstakes and contests, promotions for complementary (cross-sell) and higher-end (up-sell) products, customer loyalty programs, customer surveys and other innovative marketing and merchandising campaigns.

  . Increases revenues and profitability. Our solution allows companies to maximize return on their marketing investments. Using our solution, companies can reach out to customers with targeted messages and draw them back to their Web site to drive traffic and purchases. Companies can then test and measure the effectiveness of their marketing campaigns in real time, allowing them to identify successful strategies that optimize their marketing efforts. Our solution provides rapid time to value since implementations can yield tangible results in less than 30 days, with breakeven on the investment attainable in as little as 30 to 60 days.

  . Engages customers through personalized interactions. Our solution allows companies to personalize their online interactions with customers. Companies can define rules to personalize content based on customer profiles, including customer behavior and purchase history. Companies can also use a wide variety of merchandising techniques to convert shoppers into buyers and increase revenues per customer.

  . Enables companies to address market opportunities rapidly. Our solution puts control in the hands of business professionals so they can respond to fast-moving Internet opportunities without waiting for help from information technology personnel. In addition, our Annuncio ToGo hosting service allows companies to achieve rapid time-to-market by allowing companies to have an e-marketing solution up and running quickly.

  . Supports high-volume, real-time Internet interactions. Our solution is designed to meet the demands of online businesses. In particular, Annuncio Live scales to support real-time interactions with millions of potential customers, 24 hours a day, seven days a week. Our customers have proven our solution in demanding environments. For example, one of our customers uses our solution to manage in excess of fifty million customer interactions per month, across a wide range of concurrent marketing campaigns.

  . Integrates marketing expertise. Our solution applies established marketing principles, including direct marketing and merchandising, to the Internet. We have assembled a team of seasoned marketing professionals with specialties in a broad range of marketing disciplines, such as direct marketing, merchandising, Internet marketing and database marketing. This marketing expertise enables us to develop superior e-marketing products and allows our professional services organization to help our customers optimize their e-marketing campaigns.

  . Provides flexible delivery options. By providing both licensed software and hosted application options, we allow our customers the flexibility to choose the delivery option that best meets their needs. Customers receive the same high level of e-marketing capabilities regardless of the delivery option selected. Customers can also choose the level of marketing services that best complement their in-house marketing resources. In addition, customers can change their delivery option as their needs change. For example, they can start with a hosted solution and then migrate to an in-house implementation.

Annuncio Strategy

    Our objective is to be the leading provider of customer interaction software and services that enable companies to build long-term, personalized customer relationships that drive revenues and profitability. Specifically, we plan to:

  . Extend our market leadership. Our objective is to extend our position as a leading provider of customer interaction software and services. We intend to leverage our current technology leadership, e-marketing expertise, and strategic customer base to establish our products and services as the premier e-marketing solution. We also believe that by broadening our e-marketing platform, we can address a wider range of opportunities and establish ourselves as a leading provider of comprehensive solutions for managing customer interactions.

  . Extend and enhance our product offerings. We intend to build on our e-marketing platform, as well as our marketing and technology expertise, to provide new applications, functions and features. In particular, we intend to significantly expand our analytic capabilities. In the future, we plan to offer versions of our software and services designed specifically for vertical industries such as retail, financial services and telecommunications. We intend to use the industry expertise of our services organization, along with input from system integrators, marketing agencies, and consulting firms with which we have relationships, to help us develop software and services aimed at solving a broader range of business problems. We also plan to actively build alliances with leading Internet software and service providers to provide a greater breadth and depth of product and service functionality.

  . Expand our Annuncio ToGo service. Because of the time-to-market benefits provided by our Annuncio ToGo service, we expect that this service will continue to grow as companies look to expand their e-marketing activities. We intend to expand the breadth and depth of the functionality and services we offer through Annuncio ToGo to address a broader range of e-marketing requirements, such as marketing data mart management and analytics.

  . Continue to provide superior customer service. We believe that we have a leading position with sophisticated online businesses which provides a key competitive advantage for our company. One way in which we have achieved this position is by focusing on customer needs to deliver superior customer service. We intend to maintain a high level of customer satisfaction within our customer base so that we may continue to use them as references. We plan to invest extensively throughout our organization to ensure that we deliver world-class customer satisfaction.

  . Expand our sales and distribution capabilities and partnerships. To expand our sales capabilities both domestically and internationally, we intend to continue to grow our direct sales force and to develop indirect sales channels. In addition, we intend to develop relationships with consultants, systems integrators, marketing agencies and other technology solution providers to extend our sales presence. We also plan to use these relationships to enhance our ability to implement and support our software across a broader set of customers.

Products and Services

    Annuncio provides e-marketing software and services that enable companies to build long-term, personalized customer relationships that drive revenues and profitability. Annuncio offers both licensed software and hosted application options.

    Annuncio Live. Annuncio Live is an e-marketing automation solution that enables marketing professionals to design, automate, personalize and analyze marketing campaigns using the Internet and traditional channels. With Annuncio Live, marketing professionals can:

  .  segment and target specific audiences;

  .  reach out to customers through e-mail and the Web;

  . gather responses from the Internet and traditional communications channels;

  . build customer profiles and personalize customer interactions based on those profiles;

  .  automate customer contact and follow-up sequences; and

  .  analyze campaign results in real time.

    Annuncio Live accommodates a wide range of campaigns for customer acquisition, development and retention, including:

  .  customer newsletters;

  .  incentive promotions and online coupons;

  .  sweepstakes and contests;

  .  cross-sell and up-sell promotions;

  .  loyalty and relationship programs;

  .  announcements and communications;

  .  customer surveys;

  .  banner ad tracking;

  .  lead qualification and follow-up; and

  .  customer registration.

    Annuncio Live consists of four application modules, an application server and a database that are designed to automate marketing campaigns through e-mail and the Web.

    LiveProfile allows companies to personalize their marketing efforts by progressively building more detailed customer profiles. With each campaign, additional information is added to the customer profile, including information provided by the customer, a history of all campaign interactions and data from e-commerce applications and other external systems. LiveProfile allows marketing professionals to design and manage custom profiles. For example, marketers can define permission marketing profiles, which are profiles that allow customers to control the types of campaigns in which they would like to participate.

    LiveAudience allows companies to segment their customers for targeted marketing communications. Using a point-and-click interface, marketing professionals can segment their customers into groups, or audiences, based on a wide variety of criteria. LiveAudience supports sophisticated direct marketing practices, including the creation of random test cells, control groups and holdouts. Using these practices to test, measure and refine campaigns in real time, marketers can greatly improve campaign results.

    LiveCampaign allows marketing professionals to design and manage both simple and sophisticated marketing campaigns. Through a guided, easy-to-use interface, marketers can define both the content of each campaign and the rules that will automate interactions with customers. LiveCampaign supports the entire lifecycle of a campaign by providing staging and testing capabilities that allow for review and quality control of each campaign.

    LiveResults allows marketing professionals to track critical campaign metrics and analyze detailed results needed to maximize response rates and increase revenues and profitability. Marketing professionals can review results in real time and adapt campaigns to optimize effectiveness. LiveResults enables marketing professionals to determine which messages and offers are working best with each targeted group. In addition, marketing professionals can use closed-loop reporting to track responses through each step of a campaign.

    Live Campaign Server automates real-time interactions with customers based on rules defined by marketing professionals. Live Campaign Server is based on a scalable, Web-based architecture that allows companies to simultaneously manage high volumes of outbound e-mails and Web responses. Live Campaign Server also manages all aspects of outbound e-mail, which include eliminating duplication of audience members, creating personalized content, delivering e-mails and handling bounced e-mails and e-mail replies. When customers respond, the Live Campaign Server assembles Web forms and pages tailored to each customer. The Live Campaign Server also captures and updates customer profile information and manages follow-up actions.

    Live Database is a transactional database that stores and updates customer profile data in real time. As customers interact with a campaign, the Live Database tracks their activities and gathers information about preferences and interests.

    Annuncio Live is licensed based on a pricing model that depends on the level of usage.

    Annuncio Bright. Annuncio Bright is an online merchandising and personalization solution that allows marketing professionals to provide targeted offers and content to Web site and Web storefront visitors. With Annuncio Bright, marketing professionals can:

  .  implement a wide variety of pre-defined merchandising campaigns;

  .  apply merchandising rules across product lines and customer segments;

  .  segment Web site visitors into target groups;

  . personalize offers and content based on customer profiles and Web site behavior;

  .  analyze results and refine campaigns in real time; and

  . automate the assembly and delivery of offers and content into the existing Web site or Web storefront.

    Annuncio Bright accommodates a wide range of merchandising campaigns that drive revenues by converting shoppers to buyers, including:

  .cross-sell and up-sell promotions;

  .personalized product assortments;

  .  impulse buy promotions;

  .  new product introductions;

  .  ad banners;

  .  daily, weekly and monthly specials;

  .  holiday and gift promotions;

  .  theme-based product assortments; and

  .  service promotions.

    Annuncio Bright consists of five functional areas and an application server that automates merchandising and personalization on Web sites and Web storefronts:

    Offer Management allows marketing professionals to create and manage a personalized online selling environment. Using an easy-to-use, browser-based interface, marketers can control designated areas on their web pages to display product, content and service offers. By using one of our 30 pre-defined campaign types and customized style templates, the marketer can apply established marketing principles while creating a unique shopping experience. Annuncio Bright provides offer display features that allow the marketing professional to control how many products or services to display within an offer and the order and frequency of the impressions for those items on a random, sequential and priority basis.

    Rules-Based Merchandising automates the real-time display of offers and content based on rules defined by the marketing professional. Through a guided, intuitive interface, the marketer can create and maintain merchandising rules based on various criteria, such as product attributes, customer profiling and catalog structure. Rules-based merchandising allows marketing professionals to promote numerous product, content and service offers efficiently.

    Target Groups allow marketing professionals to segment their known online customers into target groups based on customer profiles. The marketing professional can define various profiling attributes, which can then be used to create custom target groups that match their unique customer market segments. Customer profiling information, captured during online registration and in subsequent updates, is used to determine the specific target group in which a customer belongs. This segmentation is then used to deliver appropriate offers in real time and for customer analysis.

    Personalization allows marketing professionals to deliver relevant, targeted offers and content that engage customers, turns shoppers into buyers, and increases revenue per customer. Annuncio Bright delivers a personalized online experience based on a visitor's profile data, click stream information and purchase history. Annuncio Bright can also select content and offers to display based on other relevant content and products on a Web page.

    Reporting provides real-time summarization of data that allows marketing professionals to analyze, test and refine their marketing and merchandising campaigns. Standard reports provide analysis on campaign results, profiled site visitors and navigation patterns. In addition, Annuncio Bright automates the scheduling and routing of reports.

    Bright Merchant Server automates the real-time assembly and display of offers and content on the Web site and Web storefront. Bright Merchant Server assembles offers by linking the offer display criteria to the product, content and service catalogs. Using the personalization and merchandising rules, in addition to the desired style templates, the server creates an online experience that is individualized for each customer, with a product assortment and promotional offers that match that customer's interests, purchasing history and current site behavior. Bright Merchant Server is based on a scalable, Web-based architecture that allows companies to manage high volumes of Web interactions.

    Annuncio Bright is licensed based on a per server pricing model.

    Annuncio ToGo. Annuncio ToGo is our marketing service provider offering that delivers full-service hosting of e-marketing campaign automation. Annuncio ToGo provides application hosting of Annuncio Live along with value-added marketing services. Companies can choose to host Annuncio Live on a subscription basis and select from a broad set of marketing services, including campaign design, production, analysis and data management.

    The Annuncio ToGo service is hosted at a data center, which provides redundant, high speed Internet access and redundant power systems. Each customer is provided with a dedicated, individually configured system managed by Annuncio to support the unique needs of that customer. Systems are monitored 24 hours a day, seven days a week to ensure reliability and minimize service interruptions. Annuncio ToGo:

  . Accelerates e-marketing initiatives. With Annuncio ToGo, customers receive access to their individually configured systems without needing to purchase, install or integrate software. Companies can then immediately begin to implement marketing and merchandising campaigns, enabling them to get results faster.

  . Delivers the same sophisticated e-marketing capabilities as Annuncio Live. Annuncio ToGo delivers the full functionality of Annuncio Live, allowing customers to conduct sophisticated marketing and merchandising campaigns in a hosted environment.

  . Reduces the burden on information technology resources. Annuncio's services team installs and manages the on-going operations of the system, freeing up our customers' scarce information technology resources.

  . Offers marketing services to complement internal resources. When using Annuncio ToGo for application hosting, companies can also select the additional level of marketing services required to meet their individual needs. They can choose anywhere from self-service, where they create their own campaigns, to full-service, where they take advantage of Annuncio's e-marketing expertise to completely outsource campaign design, development and management.

    Annuncio ToGo is licensed with a fixed setup fee for installation and configuration and a tiered monthly fee based on the number of monthly customer interactions.

Professional Services

    Our professional services team provides a key competitive advantage by applying e-marketing expertise to complement our product offerings. Our team provides services that promote rapid return on our customers' investments and high levels of customer satisfaction. Our professional services include:

    Marketing consulting services. Our marketing consultants bring extensive e-marketing expertise to all of our customer engagements. Senior members of this team act as account managers to ensure that our customers maximize the value they receive from our products and services. Customers choose the level of service they want and draw from resources for campaign design, campaign development and database marketing. Our marketing consultants can act as part of a customer's extended marketing team, or provide outsourced online marketing and merchandising campaigns.

    Technical consulting services. Our technical consultants assist customers with installation, configuration and integration of our products. Our installations typically require integration with other systems, including marketing databases, content management systems, product catalogs, analytical applications and commerce systems. Our technical consultants work closely with our customers' marketing and technical teams to determine key integration points and the most effective approach for performing the integration to meet our customers' needs and expectations.

    Customer education. Our customer education group provides training and other educational services to customers. By attending our one-day, end-user training classes, our customers' marketing professionals become proficient at using our products to design and launch marketing and merchandising campaigns.

    Technical support. Our technical support group provides extensive support for customers and engages in problem solving for both software licensing and hosting customers. Our technical support group, through its system for assigning, tracking, and managing customer requests, ensures timely resolution of customer issues and high customer satisfaction.

Customers

    Our customers include leading Internet-based and traditional companies. As of March 1, 2000, our customer list consisted of over 20 customers in four key target markets. The following is a representative list of our customers:

  Internet Portals/Intermediaries/Communities:
                                            Internet Retailers:
   eBay                                      6gear
   fusionOne                                 ARTISTdirect
   iVillage                                  Astrology.net
   NBCi                                      Beyond.com
   Netscape Communications                   e-stamp.com
   Quokka Sports                             Tower Records

   snowball.com

                                            Financial Services:
  High Technology:                           Charles Schwab
   JD Edwards                                Wells Fargo

   Lucent Technologies                      Other:
   Peachtree Software                        Phillips Interactive Health
   Xerox Corporation

    For the year ended December 31, 1999, Netscape Communications accounted for 22% of our total revenues and e-stamp.com accounted for 16% of our total revenues.

Customer Case Studies

    The following examples provide brief descriptions of how a select set of our customers are using Annuncio Live for delivery of effective e-marketing campaigns.

Netscape Communications--Proven Scalability

    Netscape Communications, a division of America Online, Inc., is a leading provider of software and services, including the Netcenter portal, which provides a wide range of information resources and shopping services. At the end of 1999, Netcenter had 24 million members, and has been growing at a rate of more than one million new members per month.

    The Challenge. One of Netscape's key requirements was scalability. With ten million users when it began using our solution and growth of more than one million users per month, Netscape needed a system that would scale to meet their growing needs. Netscape also wanted a system that would allow their marketers to develop and deploy campaigns without assistance from information technology personnel. The company needed its campaigns to be targeted, and wanted testing and measurement capabilities that would allow it to improve response rates, build customer loyalty and provide measurable return on investment.

    The Solution. Netscape conducted over 100 campaigns with Annuncio Live in 1999, sending more than 50 million e-mails per month. It uses Annuncio Live to drive traffic to the portal, build member profiles and increase customer loyalty. Netscape also uses Annuncio Live to create test audiences, measure the effectiveness of alternative creative concepts and promotional offers, and improve response rates. Specific campaigns include the delivery and tracking of targeted newsletters, member surveys and new offering announcements. Netscape began using a pre-release version of Annuncio Live in February 1999 and moved to full production in June 1999. Netscape has since experienced improved customer loyalty, significantly increased campaign response rates, and delivered more effective communications due to ongoing customer feedback and personalization.

eBay--Fast Return on Marketing Investment

    eBay is the world's largest personal online trading community.

    The Challenge. eBay's member base has grown explosively over the past few years. Having attracted many new users, a key to eBay's future success is retaining those members and making them active participants in the trading community. eBay needed a solution that would allow it to target users based on their interests and past trading activities, and personalize both e-mails and web interactions in campaigns for new members, inactive traders, and active traders. It needed to track and control the frequency and types of communications sent to individuals, and have real-time reporting capabilities to measure the return on their marketing investments. Finally, eBay wanted a completely outsourced solution for application hosting, campaign development and execution, so it could minimize the impact on its internal information technology and marketing resources.

    The Solution. eBay selected the Annuncio ToGo full-service hosting solution to provide a completely outsourced e-marketing solution for design, development, execution and management of its e-marketing campaigns. Through Annuncio ToGo, eBay is using Annuncio Live to deliver updates on new services and item availability to its traders. It is also using personalized e-mail campaigns to bring inactive traders back to the community, and to help new members through the registration process. It is using e-mail and Web interactions to profile, develop and retain their members to make them more active participants in the trading community. Other programs include incentive and reward programs with on-line retailers, such as CDNow and PlanetRx. eBay uses Annuncio Live's profiling capabilities to deliver targeted communications to its members. eBay has been using Annuncio Live since September 1999. Its first campaign was launched in under three weeks, and provided a measurable return in under 30 days.


Wells Fargo, Wholesale Internet Services Group-- Building Customer Loyalty

    Wells Fargo is one of the largest US banks. The Wholesale Internet Services Group is currently developing Wells Fargo's online services for its business customers.

    The Challenge. The Wholesale Internet Services Group wanted to outsource its initial e-marketing solution in order to minimize the impact on its internal information technology resources as it piloted online direct marketing. It wanted to explore using the interactive capabilities of the Internet to personalize its customer relationships in an effort to deliver more targeted communications and services, thus providing a higher level of service to its customers.

    The Solution. The Wholesale Internet Services Group uses Annuncio Live through Annuncio ToGo to pilot a series of innovative and targeted e-marketing campaigns. With Annuncio Live, the Wholesale Internet Services Group can respond more quickly and accurately to meet customer needs while increasing the effectiveness of existing offline channels. The group launched its first campaign in November 1999 with a customer survey geared to build its Annuncio Live profile database of customer preferences and interests. The business customer profiles will be expanded and updated in real-time through on-going e-marketing programs created and deployed with Annuncio Live. Future programs will include an e-newsletter targeted for individual customer interests, new product and service announcements, event information as well as other direct marketing campaigns and programs.

6gear--Rapid Time to Market

    6gear, Inc. is a provider of e-business solutions for the automotive industry, and serves a market of 22,000 dealerships with over 50 million customers. Through hosted access to 6gear's AutoBridge solution, automobile dealers can create and control an online e-marketing database, view reports in real time and access a range of functions, including tools for making service appointments online, sweepstakes for e-mail list acquisition and interactively searchable contact forms.

    The Challenge. As a start up trying to establish its market presence, time to market was critical to 6gear's success. Working with automotive retailers, 6gear faces many challenges. For example, automobile retailers are saddled with legacy systems that do not lend themselves to doing business over the Internet. 6gear needed an e-marketing solution that could integrate with multiple applications and database sources to provide a comprehensive, Web-enabled, real-time solution that its customers could use to deploy effective, targeted online communications. In addition, 6gear acts as an application service provider for many automobile dealerships, so it needed a solution that could manage campaigns for these dealerships through a single system.

    The Solution. Within two weeks of receiving Annuncio Live, 6gear was able to integrate Annuncio Live with its AutoBridge applications and databases, deploy the customized solution and launch campaigns with its customers. In tandem with 6gear's customized applications, Annuncio Live allowed 6gear to deploy and manage simultaneous e-marketing initiatives for multiple automobile dealerships. Marketing campaigns include surveys, conversion of online leads to sales for service departments, trade-in campaigns, warranty and lease expiration notifications and e-mail newsletters. Response rates for these campaigns have been as high as 30%. 6gear expects to launch, monitor and analyze over 5,000 campaigns in the coming year.

Technology

    Our software technology is designed for scalability, reliability and integration into standard computing environments.

    Scalability. Our products are built on a highly-scalable Web architecture. Each application has been designed with independent server components that can be distributed onto separate servers in order to eliminate performance bottlenecks and minimize system response time. In addition, critical components can be run on multiple servers in order to support high-volume campaigns.

    Reliability. Our architecture enhances the reliability of our solution by providing backup and recovery operations in the event of system failure. We have also developed a specialized monitoring tool, Annuncio WatchDog, which continuously monitors each system component and automatically notifies information technology personnel of any issues.

    Integrates into standard computing environments. Our products support industry standards, allowing them to integrate easily into existing computing environments. Our products:

  . are developed in Java, allowing for support of both Windows NT and UNIX environments;

  . work with industry-standard databases, including Oracle and Windows SQL Server;

  .  connect to e-mail servers through standard SMTP and POP protocols; and

  . connect to standard Web servers, including Netscape Enterprise Server and Microsoft IIS.

Sales and Marketing

    We sell our products and services primarily through our direct sales force. We have sales offices located in Mountain View and Pleasanton, California, and New York City, and additional sales personnel located in Atlanta, Boston, Chicago, Los Angeles, Philadelphia and Seattle. We generally sell to senior marketing management, or, in some organizations, a senior manager of an e-commerce business unit. Each potential customer's information technology group also plays an advisory role in evaluating our products and services. Our sales team consists of sales representatives, product consultants who provide in-depth product information during the sales cycle, and telemarketing representatives who identify and pre-qualify sales leads. Our professional services group also participates in the sales process by defining implementation and integration requirements based on an individual customer's needs. The sales process generally ranges from one to six months.

    Our marketing organization builds market awareness of our company, our company brand and products through public relations activities, direct mail programs, product and strategy updates with industry analysts, seminars, trade shows, speaking engagements and Web marketing. Our marketing organization also produces marketing materials to support our sales efforts.

    Our solution plays a central role in our marketing activities for customer acquisition and retention. We use our solution to manage registration campaigns on our Web site and maintain awareness among our existing and prospective customers, partners, and industry analysts by providing ongoing company and industry information. We also use our solution to run a variety of campaigns in conjunction with trade shows, product releases and other promotional opportunities.

    Our marketing organization also plays a key role in gathering feedback from customers, prospects, our internal sales and service organizations as well as other industry sources. We use such feedback to provide direction for our product development. In addition, we gather information through market research, customer surveys and focus groups. We also intend to implement an ongoing series of user group meetings and executive roundtables.

Strategic Relationships

    We intend to continue building strategic relationships to enhance our e-marketing solution. These relationships enhance the breadth and depth of our product offerings and complement our sales, marketing and implementation efforts. We invest in relationships that provide meaningful value to our business and customers. Our strategic relationships fall into three categories:

    Technology and product relationships. We have formed, and are currently expanding, our joint marketing, sales and technical support relationships with vendors whose products complement our offerings. The majority of these relationships involve product integration. Annuncio Live has been formally integrated with Oracle's front office solution and net.Genesis's net.Analysis product.

    We use third-party technology to enhance and advance our product functionality. We have entered into agreements with carefully selected original equipment manufacturers for key technology components, including with Netscape Communications for application server technology. In addition, we have an agreement with Exodus Communications to provide Internet hosting services for our Annuncio ToGo hosting business.

    Marketing agency relationships. Many companies work with marketing agencies and consultants who provide strategy and design services for marketing campaigns, Web site development, advertising, events and other activities. These marketing agencies often have close, long-term relationships with their clients. Although most companies need a complete solution that includes software technology in addition to strategy and design services, many marketing agencies do not have the technological resources or expertise to deliver a complete e-marketing solution.

    We are developing relationships with marketing agencies that will provide strategy and design while we provide software and hosting services. Together, we can jointly provide customers with both advanced e-marketing technology, innovative strategy and design services. In addition, these relationships allow the agencies to offer value-added services based on the our solution. Marketing agencies will receive user training, solution sales tools, and may participate in lead referral programs.

    Systems integrator relationships. Systems integrators provide implementation and integration of broad e-business solutions. Interactive integrators provide a combination of Internet technology integration, strategy and marketing expertise. We currently work with these firms on a project-by-project basis for implementation and value-added marketing capabilities. We are developing formal relationships with selected integrators, which will expand our implementation and distribution capabilities. We plan to exchange sales leads and conduct joint marketing activities to expand awareness and create demand for our products.

Research and Development

    Our research and development organization is responsible for developing new software products, product architecture and core technologies, as well as product testing, quality assurance and ensuring the compatibility of our products with hardware and software platforms. This organization is divided into teams consisting of development engineers, quality assurance engineers and technical writers. Our research and development organization works closely with our product management organization to define features for future releases of our products, and to define new products that we will develop. Within our development organization, we have a team dedicated to develop integrations with complementary products. These integrations support our alliances with technology vendors to extend the value of the solution we offer to our customers.

    Our total expenses for research and development were $3.4 million for the year ended December 31, 1999 and $1.9 million for the year ended December 31, 1998.

Competition

    The market for e-marketing products and services is highly competitive, evolving and subject to rapid technological change. We expect the intensity of competition to increase in the future.

    Our current competitors include:

  . providers of e-marketing solutions, such as MarketFirst, Rubric (Broadbase) and Responsys.com;

  .  traditional campaign management solutions, such as Exchange
     Applications and Prime Response;

  . e-mail marketing service providers, such as Digital Impact and Post Communications; and

  . merchandising and personalization platforms, such as Blue Martini, Broadvision and Art Technology Group.

    In addition, other companies are developing or may develop competing products or services, including customer relationship management vendors, such as Siebel, E.piphany and Kana Communications, and online advertising vendors, such as DoubleClick and CMGI.

    We believe that the key competitive factors relevant to our business are:

  .  the ability to increase customer revenues and profitability;

  .  the breadth of product features and capabilities;

  .  ease of use;

  .  scalability and reliability;

  .  endorsement by industry-leading customers;

  .  e-marketing expertise; and

  . flexibility to provide either a licensed or hosted solution, along with an easy migration path between the two.

Intellectual Property and Proprietary Rights

    Our future success depends in part on legal protection of our technology. To protect our technology, we rely on a combination of the following methods, among others:

  .  license agreements;

  . employee and third-party nondisclosure agreements and confidentiality procedures;

  .  copyright laws;

  .  trade secret laws;

  .  trademark laws; and

  .  patent laws.

    Our end-user licenses are designed to prohibit unauthorized use, copying and disclosure of our software and technology. However, these provisions may be unenforceable under the laws of some jurisdictions and foreign countries. In addition, some of our licensed users may allow unauthorized users to install our software, and if we do not detect such use we could lose potential license fees. Unauthorized third parties may be able to copy some portions of our products or reverse engineer or obtain and use information and technology that we regard as proprietary. Third parties could also independently develop competing technology or design around our technology. If we are unable to successfully detect infringement and enforce our rights in our technology, we may lose competitive position in the market. We cannot assure you that our means of protecting our proprietary rights in the United States or abroad will be adequate or that competing companies will not independently develop similar technology.

    We have encountered, and may continue to encounter, disputes over rights and obligations concerning intellectual property. We do not believe that our products infringe or misappropriate the intellectual property rights of third parties. However, we cannot assure you that we will prevail in all intellectual property disputes. We have not conducted a search for existing patents and other intellectual property registrations, and we cannot assure you that our products do not infringe upon issued patents. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which would relate to our products.

    We indemnify some of our customers against claims that our products infringe upon the intellectual property rights of others. We could incur substantial costs in defending ourselves and our customers against infringement claims. In the event of a claim of infringement, our customers or we may be required to obtain one or more licenses from third parties. We cannot assure you that such licenses could be obtained from third parties at a reasonable cost, or at all. Defense of any lawsuit or failure to obtain any such required license would have a material adverse effect on our business.

    We have received a trademark registration and applied for additional trademarks. Our pending trademark applications may not be allowed. Our trademarks may not provide us a competitive advantage. Competitors may successfully challenge the validity and scope of our trademarks.

Employees

    As of December 31, 1999, we had a total of 86 full time employees. We added 47 employees between January 1, 2000 and February 18, 2000, and 30 new employees who will join us as a result of the Brightinfo.com acquisition. Currently, none of our employees is subject to a collective bargaining agreement, and we believe that our relationship with our employees is satisfactory. From time to time we also employ independent contractors to support our professional services, product development, sales, marketing, business development and administration organizations.

Facilities

    Our corporate headquarters are located in 21,500 square feet of office space in Mountain View, California. This lease terminates on January 2005. We also have a 6,900 square foot office in Redwood City, California and sales and service offices in Pleasanton, California and New York City. We currently plan to expand our office space to accommodate our continued growth. We expect to open sales and service offices in Atlanta, Boston, Chicago, Los Angeles, Philadelphia and Seattle. We currently have existing staff in each of these areas.

    We do not own any real estate. We do not consider any specific leased location to be material to our operations, and we believe that equally suitable alternative locations are available in all areas where we currently operate.

Legal Proceedings

    We are not currently a party to any other material legal proceedings. We may in the future be party to litigation arising in the course of our business.

                                   MANAGEMENT

Officers and Directors

    The following table sets forth certain information with respect to the executive officers, directors and other key employees of Annuncio as of March 2, 2000.

           Name             Age                    Position
--------------------------- --- -----------------------------------------------
Didier R. Moretti..........  41 President, Chief Executive Officer and Director
Maurizio A. Gianola........  45 Senior Vice President of Engineering
Yufeng Li..................  33 Vice President of Engineering
Karil A. Reibold...........  34 Vice President of Finance and Operations
Christopher P. McClain.....  39 Vice President of Worldwide Sales
Monica L. Nester...........  43 Senior Vice President of Marketing
Scott M. Fletcher..........  40 Vice President of Professional Services
Dawn C. Neisser............  41 Vice President, Business Development
Kimberly P. Weins..........  36 Vice President of Product Marketing
Amir Assar.................  33 Vice President of Technology Alliances
Promod Haque (1), (2)......  51 Director
Jos C. Henkens (1).........  47 Director
Mark A. Pine...............  45 Director
Andre Touma (1), (2).......  42 Director
Cheryl E. Traverse.........  54 Director

--------
(1)Member of the Audit Committee
(2)Member of the Compensation Committee

    Didier R. Moretti is one of the founders of Annuncio, and has also served as President and Chief Executive Officer since the company was founded in August 1997. From December 1996 until June 1997, Mr. Moretti was the Chief Executive Officer of MarketFirst Software, an Internet marketing software company. From November 1994 until April 1996, Mr. Moretti was the President and Chief Executive Officer of Cambio Networks, a client/server network management software company. From 1983 to 1994, Mr. Moretti worked at UB Networks, a networking company, most recently as Vice President and General Manager. Mr. Moretti earned an M.S. in Computer Science and an M.S. in Business and Technology from Massachusetts Institute of Technology and a B.S. in Engineering from Ecole Polytechnique in France.

    Maurizio A. Gianola is one of the founders of Annuncio, and has also served as our Senior Vice President of Engineering since August 1997. From June 1996 to July 1997, Mr. Gianola was Vice President of Engineering at Extensity, an Internet-based software applications provider. From August 1990 to June 1996, Mr. Gianola was Vice President of Strategic Development with Plexus, a division of Banctec and supplier of client-server based, Internet-enabled imaging and workflow software. Mr. Gianola holds an M.S. in Computer Science from the Universita di Pisa in Italy.

    Yufeng Li has served as our Vice President of Engineering since March 2000. Mr. Li was Vice President of Engineering from July 1998 through March 2000 at Brightinfo.com. From March 1998 to July 1998, Mr. Li served as a senior software engineer at Cisco Systems. From January 1994 to March 1998, Mr. Li was senior software engineer with Sun Microsystems. Mr. Li holds an M.S. in Computer Science from Kansas State University and a B.S. in Computer Science from Taiyuan University of Technology in China.

    Karil A. Reibold has served as our Vice President of Finance and Operations since January 2000. Ms. Reibold was a consultant to Annuncio, serving as Acting Vice President of Finance and Operations, from October 1999 through January 2000. From January 1997 to January 2000, Ms. Reibold was a partner at David Powell, Inc., working as an acting chief financial officer with various start-up companies, such as NetRatings,

Inc., a Web measurement company, Cloudscape Inc., a database software company, Categoric Software, an event notification software company, and Agile Software, a product content management software company. From May 1996 through January 1997, Ms. Reibold took a sabbatical. From August 1993 through May 1996, Ms. Reibold worked at S&R Precision Company, a manufacturing company, most recently as Chief Operating Officer and Vice President, Operations and Planning. Ms. Reibold holds a B.A. in Finance and Accounting from Western Connecticut State University.

    Christopher P. McClain has served as our Vice President of Worldwide Sales since May 1999. From April 1995 until he joined Annuncio in May 1999, Mr. McClain held sales management positions with PeopleSoft, Inc., a supplier of enterprise resource planning software. He served as National Sales Vice-President from January 1997 through January 1998 and Vice President and General Manager from February 1998 until May 1999. From March 1990 until March 1995, Mr. McClain held several positions at Oracle Corporation, including Regional Director. Mr. McClain graduated from California State University, Sacramento with a B.S. in Business Administration, MIS and Production and Operation Management.

    Monica L. Nester has served as the Senior Vice President of Marketing for Annuncio since February 1998. From January 1996 through July 1997, Ms. Nester served as Vice President of Marketing for Intrinsa Corporation, a maker of software development tools. From March 1994 through January 1996, Ms. Nester worked as Senior Director of Channel Marketing and Planning for Symantec Corporation, a maker of development tools, utilities, network administration, communications and contact management software. Ms. Nester holds an M.B.A. from the University of California, Berkeley and a B.S. from the Philadelphia College of Textiles and Science.

    Scott M. Fletcher became our Vice President of Professional Services in November 1999. Since July 1993 and prior to joining Annuncio, he served as Vice President of PeopleSoft, Inc., a software applications provider. Mr. Fletcher holds a B.S. in Finance from Boston University and an M.B.A. from Babson College.

    Dawn C. Neisser has served as Vice President of Business Development for Annuncio since August 1999. From September 1998 until August 1999, Ms. Neisser was employed by Compaq Computers as Director of Business Development, Internet and Electronic Commerce. From June 1998 until September 1998, Ms. Neisser worked at VMWare, a software company, as Vice President of Marketing. From September 1997 until June 1998, Ms. Neisser worked as Business Development Manager of Internet and Electronic Commerce for Tandem Computers, a manufacturer of computer hardware and automated systems. From September 1996 until September 1997, Ms. Neisser served as Director of Marketing for the San Jose Lasers, a team in the American Basketball League. From June 1996 until August 1996, Ms. Neisser was with Informix Software as Manager of Business Development. From 1993 until May 1996, Ms. Neisser worked for Tandem Computers in the Business Development, Interactive Multimedia Business Unit. Ms. Neisser holds an M.B.A. from the University of Southern California and a B.A. from Stanford University.

    Kimberly P. Weins has held the position of Vice President of Product Marketing at Annuncio since January 1998. From April 1997 until October 1997, Ms. Weins served as Vice President of Marketing for Extricity Software, a business-to-business electronic commerce software company. From August 1996 until April 1997, Ms. Weins was a Director of Marketing for T.R.A.D.E. Inc., which produces software and information products. From April 1989 until July 1996, Ms. Weins was Director of Marketing for Hyperion Software, a maker of financial and analysis software. Ms. Weins holds a B.S.E. from Duke University.

    Amir Assar. Amir Assar has served as our Vice President of Technology Alliances since March 2000. From September 1999 until March 2000, Mr. Assar served as Director of Business Development at Brightinfo.com. From January 1999 until August 1999, he served as Regional Sales Director for Vicinity Corporation, a provider of Internet marketing infrastructure services. From June 1995 until January 1999, Mr. Assar worked as regional sales manager, and later, Director of Western U.S. Sales for Actel Corporation, a semiconductor manufacturer. From March 1992 until June 1995, Mr. Assar worked as a regional sales manager for ICT, a semiconductor company. Mr. Assar earned a B.S. in Chemical Engineering and Petroleum Refining from the Colorado School of Mines.

    Promod Haque has served as one of our directors since September 1997. Dr. Haque has been a partner with Norwest Venture Partners, a venture capital firm, since November 1989. During that time, Dr. Haque has served as a general partner of various Norwest Venture Partners venture capital funds. Dr. Haque is a director of Redback Networks, Inc., Extreme Networks, Inc., OnDisplay, Inc., Primus Knowledge Solutions, Showcase Corporation and several privately held companies. Dr. Haque holds an M.B.A. and a Ph.D. in Electrical Engineering from Northwestern University and a B.S. in Electrical Engineering from the University of Delhi in India.

    Jos C. Henkens has served as one of our directors since July 1997. Since 1983, Mr. Henkens has been a general partner of Advanced Technology Ventures, a venture capital firm. Mr. Henkens serves as a director of Actel Corporation, Credence Systems Corp. and Seagull Business Software, Ltd. Mr. Henkens holds an M.B.A. and an M.S. in Engineering-Economic Systems from Stanford University.

    Mark A. Pine has served as one of our directors since February 2000. Mr. Pine is the Chief Executive Officer and a member of the board of directors of OnDisplay, an internet software company, a position he has held since August 1996. From 1994 to August 1996, Mr. Pine served as a part-time consultant to various software companies. From 1990 to 1994, Mr. Pine was the Vice President of Engineering and Senior Vice President of Sybase, Inc., a database software company, overseeing Sybase's largest product division. Mr. Pine holds a B.A. from University of California, San Diego.

    Andre Touma has served as one of our directors since September 1997. Mr. Touma is a consultant specializing in venture-backed startup software companies. From March 1997 to June 1999 he was an Entrepreneur In Residence at Crosspoint Venture Partners, a venture capital firm, and from November 1996 to March 1997 he was a consultant to Viador, Inc. From 1990 to November 1996, Mr. Touma worked at Oracle Corporation, most recently as Senior Director, Product Planning. Mr. Touma serves as a director of several privately held companies. Mr. Touma holds an M.S. from Massachusetts Institute of Technology, an M.S. from Ecole Nationale des Ponts et Chaussees in France and a B.S. from Ecole Polytechnique in France.

    Cheryl E. Traverse has served as one of our directors since March 2000. Ms. Traverse has served as President and Chief Executive Officer of Brightinfo.com since March 1999. In 1998 Ms. Traverse consulted with various technology companies, including working as a General Manager with Apptivity/Progress, an enterprise Java application server manufacturer. From April 1997 to January 1998, Ms. Traverse served as Vice President, General Manager of the Emerging Technology Division of Netmanage, Inc., a remote access and e-mail software manufacturer. From October 1996 to March 1997, she was Senior Vice President of Sales/Marketing and Director of Sales for Iband/Macromedia. Prior to that Ms. Traverse was Vice President of Direct Marketing for Gupta Corporation. Ms. Traverse earned an M.S. from Hofstra University and a B.A. from Wilkes College.

Committees of the Board of Directors

    Our audit committee consists of Mr. Haque, Mr. Henkens and Mr. Touma. The audit committee makes recommendations to the board of directors regarding the selection of our independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors, and reviews and evaluates our control functions.

    Our compensation committee consists of Mr. Haque and Mr. Touma. The compensation committee makes recommendations regarding our various incentive compensation and benefit plans and determines salaries for our executive officers and incentive compensation for our employees and consultants.

Board Composition

    Our board of directors currently consists of six directors. Our certificate of incorporation and bylaws that become effective upon the completion of this offering provide that our board of directors will be divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. The terms of the Class I directors, Mr. Touma, Ms. Traverse and Mr. Pine, will expire in 2001. The terms of the Class II directors, Messrs. Haque and Henkens, will expire in 2002. The terms of the Class III director, Mr. Moretti, will expire in 2003. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This staggered classification of the board of directors may have the effect of delaying or preventing changes in control or management. There are no family relationships among any of our directors, officers or key employees.

Compensation Committee Interlocks and Insider Participation

    None of the members of our compensation committee was, at any time since our formation, an officer or employee of Annuncio. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. See "Certain Transactions" for a description of transactions between Annuncio and entities affiliated with members of our compensation committee.

Director Compensation

    We do not currently pay any cash compensation to our directors for their services as members of the board of directors, although we reimburse them for certain expenses in connection with attending our board and committee meetings. We do not provide compensation for committee participation or special assignments of the board of directors. From time to time, we have granted our non-employee directors options to purchase common stock under our 1997 Stock Plan. Pursuant to our 2000 Director Option Plan, each of our non-employee directors will receive an option to purchase 37,500 shares of our common stock effective upon the closing of this offering.

    We have entered into consulting agreements with two of our directors, Mr. Touma and Ms. Traverse, for services unrelated to their position as directors. In addition, in connection with the Brightinfo.com acquisition, Brightinfo.com entered into a settlement agreement with Ms. Traverse. Please see "Certain Transactions-- Other Transactions--Agreements with Directors."

Executive Compensation

    The following table sets forth the compensation paid by us during the year ended December 31, 1999, to our Chief Executive Officer and to our four other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 1999. This prospectus refers to these executives as the Named Executive Officers.

                           Summary Compensation Table

                                                       Long Term
                                          Annual      Compensation
                                       Compensation      Awards
                                     ---------------- ------------
                                                       Securities
                                                       Underlying   All Other
    Name and Principal Position       Salary   Bonus    Options    Compensation
    ---------------------------      -------- ------- ------------ ------------
Didier Moretti.....................  $140,000 $71,000        --        $ --
  Chief Executive Officer and
    President
Christopher McClain (1)............    67,841  42,000   375,000          --
  Vice President of Worldwide Sales
Scott Fletcher (2).................     6,250  55,000        --          --
  Vice President of Professional
    Service
Dawn Neisser (3)...................    49,333   5,000   112,500          --
  Vice President, Business
    Development
Monica Nester......................   140,000 $40,000        --          --
  Senior Vice President of
    Marketing

--------
(1)Mr. McClain joined us in May 1999.
(2)Mr. Fletcher joined us in November 1999.
(3)Ms. Neisser joined us in August 1999.

                       Option Grants in Last Fiscal Year

    The following table provides information relating to stock options awarded to each of the Named Executive Officers during the year ended December 31, 1999. All such options were awarded under our 1997 Stock Option Plan.

                                      Individual Grants
                         --------------------------------------------
                                                                         Potential
                                                                      Realizable Value
                                                                         at Assumed
                                                                      Annual Rates of
                         Number of   Percent of                         Stock Price
                         Securities Total Options                     Appreciation for
                         Underlying    Granted                        Options Term(4)
                          Options     in Fiscal   Exercise Expiration ----------------
          Name           Granted(1)    1999(2)    Price(3)    Date       5%      10%
          ----           ---------- ------------- -------- ---------- ------- --------
Didier Moretti..........      --         --          --         --        --       --
Christopher McClain.....  375,000       18.5%      $0.23    6/22/09   $55,028 $139,452
Scott Fletcher..........      --         --          --         --        --       --
Dawn Neisser............  112,500        5.6        0.47    9/23/09    33,017   83,671
Monica Nester...........      --         --          --         --        --       --

--------
(1) Options were granted under our 1997 Stock Option Plan and generally vest over four years from the date of grant.
(2) Based on an aggregate of 2,024,062 options granted by Annuncio in the year ended December 31, 1999 to our employees, directors and consultants, including the Named Executive Officers.
(3) Options were granted at an exercise price equal to the fair market value per share of common stock on the grant date, as determined by our board of directors.

(4) The potential realizable value is calculated based on the term of the option at its time of grant, or 10 years. In accordance with the rules of the Securities and Exchange Commission, the following table also sets forth the potential realizable value over the term of the options, the period from the grant date to the expiration date, based on assumed rates of stock appreciation of 5% and 10% compounded annually. These amounts do not represent our estimate of future stock price performance. Actual realizable values, if any, of stock options will depend on the future performance of the common stock.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

    The following table sets forth information for each of the Named Executive Officers concerning option exercises for the fiscal year ended December 31, 1999, and exercisable and unexercisable options held at December 31, 1999.

    The "Value of Unexercised In-the-Money Options at December 31, 1999" is
based on a value of $      per share of our common stock, which is the initial
public offering price, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option. All options were granted under our 1997 Stock Option Plan.

                                         Number of Securities     Value of Unexercised
                                        Underlying Unexercised    In-the-Money Options
                           Shares    Options at December 31, 1999 at December 31, 1999
                          Acquired   ---------------------------- --------------------
          Name           On Exercise         Exercisable              Exercisable
          ----           ----------- ---------------------------- --------------------
Didier Moretti..........        --                  --                     --
Christopher McClain.....   150,000             225,000
Scott Fletcher..........        --                  --                     --
Dawn Neisser............    37,500              75,000
Monica Nester...........   466,992                  --                     --

Stock Plans

 1997 Stock Option Plan

    Our 1997 Stock Option Plan was adopted by the board of directors in September 1997 and amended in January 2000. The 1997 Stock Option Plan, as amended, provides for the granting to our employees of incentive stock options within the meaning of Section 422 of the United States tax code, and for the granting to our employees, including officers and directors, non-employee directors and consultants of non-statutory stock options.

    We reserved for issuance under the 1997 Stock Option Plan a total of 8,625,000 shares of common stock. As of March 2, 2000, options to purchase 2,967,749 shares of common stock were outstanding under this plan; 3,524,325 shares had been issued upon exercise of options, net of repurchases, and 2,132,920 shares were available for future grants. Unless terminated sooner, the 1997 Stock Option Plan will terminate automatically in 2007. After our 2000 Stock Plan becomes effective, any shares which were reserved but unissued under our 1997 Stock Option Plan, and any shares that are returned to the 1997 Stock Option Plan as a result of termination or repurchase of shares, will be available for issuance under our 2000 Stock Plan.

    The 1997 Stock Option Plan is administered by the board of directors, or a committee of our board of directors, who determine the terms of the options granted, including exercise price, the number of shares subject to each option, and the vesting schedule. In addition, the board of directors has complete and full power and authority to suspend or terminate the plan, provided that no such action may affect any optionees' rights and obligations under their outstanding options. The board of directors has authority to amend the plan, provided that it obtain shareholder approval of any amendment to the extent necessary and desirable to comply with applicable laws. In addition, the Board of Directors has the exclusive authority to interpret and apply the provisions of the 1997 Stock Option Plan.

    During the lifetime of the optionee, the option shall be exercisable only by the optionee and shall not be assignable or transferable other than by will or the laws of descent and distribution following the optionee's death. Unless the terms of optionee's option agreement provide for an earlier termination, in the event of the optionee's cessation of his or her relationship with us due to death or disability, options granted under the 1997 Stock Option Plan must generally be exercised within three months of the end of optionee's status as our employee or consultant, or within twelve months after his or her termination by death or disability, but in no event later than the expiration of the option's ten year term.

    The exercise price of the incentive options granted under the 1997 Stock Option Plan must be at least equal to the fair market value of our common stock on the date of grant and exercise price of the non-statutory options granted under the 1997 Stock Option Plan shall not be less than 85% of the fair market value of our common stock on the date of grant. With respect to any participants of the plan who own stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of the option must equal at least 110% of the fair market value on the date of grant and the term of such option must not exceed five years.

    The board of directors has the discretion to determine the vesting schedule of the options, although the board of directors may not impose a vesting schedule upon any option of the common stock which is more restrictive than 20% per year vesting, with the initial vesting to occur not later that one year after the date of grant. However, this minimum vesting requirement shall not be applicable with respect to any option granted to an officer, director or consultant.

 Brightinfo.com 1999 Stock Option Plan

    Pursuant to the acquisition of Brightinfo.com, we assumed the Brightinfo.com 1999 Stock Option Plan and all of the options granted under it. The Brightinfo.com 1999 Stock Option Plan provides for the grant of incentive stock options to employees and the grant of nonstatutory stock options to employees, directors and consultants. As of March 2, 2000 there were options to purchase 445,548 shares of our common stock outstanding under the plan. We do not anticipate granting any further options pursuant to this stock option plan.

 2000 Stock Plan

    Our 2000 Stock Plan was adopted by our board of directors on February 24, 2000, and we expect our stockholders to approve the plan in March 2000. This stock plan provides for the grant of incentive stock options to our employees, within the meaning of Section 422 of the United States tax code, and nonstatutory stock options and stock purchase rights to our employees, directors and consultants. As of March 2, 2000, no shares of our common stock have been issued pursuant to the exercise of options granted under our stock plan and we have no outstanding options to purchase shares of common stock.

    Our stock plan will automatically terminate in 2010, unless terminated sooner. In addition, our board of directors has the authority to suspend or terminate or amend, with shareholder approval to the extent necessary and desirable to comply with applicable laws, the stock plan provided it does not adversely affect any option previously granted under our stock option plan.

    As of March 2, 2000, a total of 8,400,000 shares of our common stock have been reserved for issuance pursuant to our 2000 Stock Plan. In addition, our plan provides for annual increases in the number of shares available for issuance under the plan beginning in 2001 equal to the lesser of: (1) 5% of the outstanding shares of our common stock on the first day of our fiscal year, (2) 3,750,000 shares or (3) such lesser amount as our board of directors may determine. In addition, any shares which were reserved but unissued under our 1997 Stock Option Plan, and any shares that are returned to the 1997 Stock Option Plan as a result of termination or repurchase of shares, will be available for issuance under our 2000 Stock Plan.

    Our board of directors or a committee of our board administers the 2000 Stock Plan. The 2000 Stock Plan may be administered by different committees with respect to different groups of service providers. The committee must consist of two or more "outside directors" to satisfy certain tax and securities requirements. The administrator has the power to determine the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability of the options and the form of consideration payable upon exercise.

    The administrator determines the exercise price and term of options granted under our stock plan. With respect to incentive stock options, however, the exercise price must at least be equal to the fair market value of our common stock on the date of grant and its term may not exceed ten years.

    No employee, director or consultant may be granted an option to purchase more than 3,000,000 shares in any fiscal year. In connection with his or her initial service, an employee, director or consultant may be granted an additional option to purchase up to 3,000,000 shares of our common stock.

    After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. If termination is due to death, the option will generally remain exercisable for 12 months following such termination. If termination is due to disability, the option will generally remain exercisable for 12 months following such termination. In all other cases, the option will generally remain exercisable for three months. However, an option may never be exercised later than the expiration of its term. If, on the date of termination, the optionee is not vested as to his or her entire option, the shares covered by the unvested portion of the option will revert to the plan.

    Unless the administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason (including death or disability). The purchase price for shares we repurchase will generally be the original price paid by the purchaser. The administrator determines the rate at which our repurchase option will lapse.

    Our 2000 Stock Plan generally does not allow for the transfer of options or stock purchase rights and only the optionee may exercise an option and stock purchase right during his or her lifetime.

    Our 2000 Stock Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute an equivalent option or right for each outstanding option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted, all outstanding options and stock purchase rights will vest and become exercisable and terminate.

 2000 Employee Stock Purchase Plan

    Our board of directors adopted the 2000 Employee Stock Purchase Plan in February 2000 and our stockholders are expected to approve the plan in March 2000. A total of 1,125,000 shares of our common stock have been reserved for issuance and no shares have been issued under the plan. In addition, our plan provides for annual increases in the number of shares available for issuance under the purchase plan beginning in 2001, equal to the lesser of: (1) 2% of the outstanding shares of our common stock on the first day of our fiscal year,
(2) 1,500,000 shares, or (3) such other lesser amount as may be determined by our board of directors.

    Our board of directors or a committee of our board administers the plan. Our board of directors or its committee has full and exclusive authority to interpret the terms of the plan and determine eligibility.

    All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the plan if such employee:

  . immediately after grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

  . whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

    Our plan is intended to qualify for special tax treatment and contains consecutive, overlapping 24-month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day on or after April 30, 2002.

    The plan permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation which includes a participant's base straight time gross earnings and commissions but excluding all other compensation paid to our employees. A participant may purchase no more than 3,000 shares during any six-month purchase period.

    Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month purchase period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or after a purchase period ends. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

    A participant may not transfer rights granted under our employee stock purchase plan other than by will, the laws of descent and distribution or as otherwise provided under the plan. In the event of our merger with or into another corporation or a sale of all or substantially all of our assets, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set.

    Our plan will terminate by its terms in 2010. Our board of directors has the authority to amend or terminate our plan, except that, subject to certain exceptions described in the plan, no such action may adversely affect any outstanding rights to purchase stock under our plan.

 2000 Director Option Plan

    Our board of directors adopted the 2000 Director Option Plan in February 2000 and we expect our stockholders to approve it in March 2000. The director option plan provides for the periodic grant of nonstatutory stock options to our non-employee directors.

    As of March 2, a total of 750,000 shares were reserved for issuance under our director option plan, none of which were issued and outstanding.

    All grants of options to our non-employee directors under the director option plan are automatic and non-discretionary. We will grant an option to purchase 37,500 shares to: (1) each non-employee director who holds such position upon the closing of this public offering and (2) each non-employee director when such person first becomes a non-employee director (except for those directors who became non-employee directors by ceasing to be employee directors). All non-employee directors who have been directors for at least six months receive an option to purchase 15,000 shares each year on the date of our annual stockholders meeting.

    All options granted under our director option plan have a term of ten years and an exercise price equal to the fair market value on the date of grant. The option granted initially to non-employee directors becomes exercisable over four years as follows: 25% of the shares on the first anniversary of the date of grant and 1/48th per month thereafter, provided the non-employee director remains a director on such dates. The option granted to non-employee directors on the date of our annual stockholders meeting becomes exercisable as to 100% of the shares subject to the option on the first anniversary of the date of grant.

    After termination of his or her services as a non-employee director, an optionee must exercise an option at the time set forth in his or her option agreement. If termination is due to disability, the option will remain exercisable for six months. If termination is due to death, the option will remain exercisable for 12 months. In all other cases, the option will remain exercisable for a period of three months. However, an option may never be exercised later than the expiration of its term.

    A non-employee director may not transfer options granted under our director option plan other than by will or the laws of descent and distribution. Only the non-employee director may exercise the option during his or her lifetime.

    In the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute an equivalent option for each outstanding option. If such assumption or substitution occurs, the options will continue to be exercisable according to the same terms as before the merger or sale of assets. Following such assumption or substitution, if a non-employee director is terminated other than by voluntary resignation, the option will become fully exercisable. If the outstanding options are not assumed or substituted for, our board of directors will notify each non-employee director that he or she has the right to exercise the option as to all shares subject to the option for a period of 30 days following the date of the notice. The option will terminate upon the expiration of the 30-day period.

    Unless terminated sooner, our director option plan will automatically terminate in 2010. Our board of directors has the authority to amend, alter, suspend or discontinue the director option plan, but no such action may adversely affect any grant made under the director option plan.

 401(k) Profit Sharing Plan and Trust

    In December 1997, we adopted a 401(k) Profit Sharing Plan and Trust covering our full-time employees, which became effective in January 1998. The 401(k) Profit Sharing Plan and Trust is intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions to the 401(k) Profit Sharing Plan and Trust by employees or by us, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) Profit Sharing Plan and Trust, and so that we can deduct our contributions, if any, when made. Pursuant to the 401(k) Profit Sharing Plan and Trust, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($10,500 in 2000) and to have the amount of such reduction contributed to the 401(k) Profit Sharing Plan and Trust. The 401(k) Profit Sharing Plan and Trust permits, but does not require, that we provide additional matching contributions to the 40l(k) plan on behalf of all participants in the 401(k) Profit Sharing Plan and Trust. To date, we have not made any contributions to the 401(k) Profit Sharing Plan and Trust.

Employment Agreements and Change of Control Arrangements

    Didier Moretti. In August 1997, we entered into a Founders Stock Purchase Agreement with Didier Moretti, our Chief Executive Officer and President. The agreement provides for the purchase by Mr. Moretti of 4,687,500 shares of common stock at a purchase price of $.00067 per share. Two-thirds of the shares purchased by Mr. Moretti are subject to a repurchase option by us within 90 days of Mr. Moretti's cessation of employment with us. The repurchase option lapses over a three-year period. The agreement provides that if there is a sale of our assets or a merger with or into another entity which occurs after September 1, 1998, one-half of the shares which are still subject to repurchase shall be released from the repurchase option. In addition, if, among other factors, Mr. Moretti's duties or position is changed in a detrimental manner toward him within six months following the closing of a sale of our assets or a merger with or into another entity, all shares which are still subject to repurchase shall be released from the repurchase option.

    Monica Nester. In January 1998, we entered into an employment agreement with Monica Nester, our Senior Vice President of Marketing. The agreement provides for an annual base salary of $140,000 and an annual bonus up to 20% of her then annual salary per year, upon meeting a combination of company and individual goals. The agreement also provides Ms. Nester with incentive stock options to purchase an aggregate of 466,992 shares of common stock. Of those shares, 25% vested on the first anniversary of her commencement date, and the remaining shares vest monthly thereafter through the fourth anniversary of the grant. The agreement provides that Ms. Nester is an employee at will, which means that her employment may be terminated at any time in our sole discretion. The agreement also provides that if there is a sale of our assets or a merger with or into another entity where ownership of more than 50% of our voting stock changes control, we will accelerate the vesting of some of her option shares, and if she is terminated within six months following the closing of a sale of our assets or a merger with or into another entity for reasons other than for cause, we will accelerate the vesting of some of her unvested shares.

    Christopher McClain. In May 1999, we entered into an employment agreement with Christopher McClain, our Vice President of Worldwide Sales. The agreement provides for an annual base salary of $150,000 and an annual bonus of up to $75,000, upon meeting a combination of company and individual goals. The agreement also provides Mr. McClain with incentive stock options to purchase an aggregate of 375,000 shares of common stock. Of those shares, 25% will vest on the first anniversary of his commencement date, and the remaining shares will vest monthly thereafter through the fourth anniversary of the grant. The agreement provides that Mr. McClain is an employee at will, which means that his employment may be terminated at any time in our sole discretion. The agreement also provides that if, among other factors, Mr. McClain's duties or position is changed in a detrimental manner towards him within six months following the closing of a sale of our assets or a merger with or into another entity where ownership of more than 50% of our voting stock changes control, we will accelerate the vesting of one-fourth or all of his option shares depending on whether his duties or position is changed on or prior to the third anniversary of his employment. The agreement also provides that in the event Mr. McClain is terminated for reasons other than cause during the first year of his employment, he will receive severance pay in the form of six months of salary.

    Dawn Neisser. In July 1999, we entered into an employment agreement with Dawn Neisser, our Vice President, Business Development. The agreement provides for an annual base salary of $145,000 and an annual bonus up to 20% of her then annual salary, upon meeting a combination of company and individual goals, plus a one-time signing bonus of $5,000. The agreement also provides Ms. Neisser with incentive stock options to purchase an aggregate of 112,500 shares of common stock. Of those shares, 25% vested on the first anniversary of her commencement date, and the remaining shares vest monthly thereafter through the fourth anniversary of the grant. The agreement provides that Ms. Neisser is an employee at will, which means that her employment may be terminated at any time in our sole discretion.

    Scott Fletcher. In October 1999, we entered into an employment agreement with Scott Fletcher, our Vice President of Professional Development. The agreement provides for an annual base salary of $150,000 and an annual bonus of up to $75,000 upon meeting a combination of company and individual goals, plus a $25,000 signing bonus and a $30,000 relocation bonus. The agreement also provides Mr. Fletcher with incentive stock options to purchase an aggregate of 279,486 shares of common stock. The agreement provides that Mr. Fletcher is an employee at will, which means that his employment may be terminated at any time in our sole discretion. The agreement also provides that if, among other factors, Mr. Fletcher's duties or position is changed in a detrimental manner towards him within six months following the closing of a sale of our assets or a merger with or into another entity where ownership of more than 50% of our voting stock changes control, we will accelerate the vesting of some of his option shares.

Limitations of Liability and Indemnification Matters

    Our certificate of incorporation that will be in effect at the time of this offering limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

  .any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  .unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  .any transaction from which the director derived an improper personal benefit.

    This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    Our bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

    We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person's services as our director or executive officer, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                              CERTAIN TRANSACTIONS

Our Formation

    In connection with our incorporation in August 1997, we issued 4,687,500 shares of common stock to Didier Moretti and 2,812,500 shares of common stock to Maurizio Gianola at a purchase price of $0.00067 per share, paid in cash. We have the right to repurchase for $0.00067 per share any unvested founders' shares in the event of termination of employment. With respect to Mr. Moretti's shares, this repurchase right applies to only two-thirds of the shares initially, and lapses on a cumulative monthly basis over a period of 36 months. Mr. Moretti's shares will become fully vested in September 2000. With respect to Mr. Gianola's shares, the repurchase right applies to all of his shares and lapsed as to one-fourth of the shares upon the first anniversary of the vesting start date, which was August 1997. The repurchase right lapses on a cumulative monthly basis over a period of 48 months thereafter. Mr. Gianola's shares will become fully vested in August 2001.

Preferred Stock Financings

    In September 1997 and October 1997, Annuncio issued to various investors a total of 7,429,687 shares of Series A preferred stock at a purchase price of $0.4267 per share. In July 1998, Annuncio issued to various investors a total of 5,071,425 shares of Series B preferred stock at a purchase price of $0.70 per share. In April 1999, June 1999, July 1999 and August 1999, Annuncio issued to various investors a total of 4,197,450 shares of Series C preferred stock at a purchase price of $1.33 per share. In February 2000, Annuncio issued to various investors 2,840,445 shares of Series D preferred stock at a purchase price of $5.33 per share. Each share of each series of preferred stock will convert into common stock prior to the closing of this public offering.

    The holders of our preferred stock include, among others, the following directors, officers and holders of more than 5% of our outstanding stock:

                                                     Preferred Stock
                                          -------------------------------------
                                                                        Series
          Preferred Stockholder           Series A  Series B  Series C     D
          ---------------------           --------- --------- --------- -------
Holders of More than 5%:
  Advanced Technology Ventures IV, L.P.
    (1).................................  3,457,032 2,413,021   750,000 557,961
  Norwest Venture Partners VI, L.P
    (2).................................  3,457,032 2,413,021 2,250,000 684,385
Directors:
  Andre Touma...........................    199,219    66,484    26,250  24,606
  Mark Pine (3).........................         --        --        --  40,012
  Didier Moretti........................         --        --        --   9,375
Officers:
  Maurizio Gianola (4)..................         --        --        --   9,375
  Christopher McClain...................         --        --        --   9,375
  Monica Nester.........................         --        --        --   9,375
  Scott Fletcher........................         --        --        --   9,375
  Kimberly Weins........................         --        --        --   9,375
Others:
  Rene Moretti (5)......................         --        --        --  46,875

--------
(1) Jos Henkens, a member of our board of directors, is a general partner of Advanced Technology Ventures, an entity affiliated with Advanced Technology Ventures IV, L.P. Mr. Henkens disclaims beneficial ownership of the securities held by Advanced Technology Ventures IV, L.P., except for his proportional interest in the entity.
(2) Promod Haque, a member of our board of directors, is a general partner of Norwest Venture Capital, an entity affiliated with Norwest Venture Partners VI, L.P. Mr. Haque disclaims beneficial ownership of the securities held by Norwest Venture Partners VI, L.P., except for his proportional interest in the entity.

(3) The shares are held by the Pine Family Trust u/t/d 3/16/93, of which Mr. Pine is a trustee.
(4) The shares are held by the Gianola Family 1990 Trust, of which Mr. Gianola is a trustee.
(5) The shares are held by Padirel Ltd., a Personal Holding Company, of which Mr. Moretti is a beneficiary.

Acquisition of Brightinfo.com

 Agreement and Plan of Reorganization

    Pursuant to an agreement and plan of reorganization, dated March 2, 2000, among the Company, Annuncio Acquisition, Inc., Brightinfo.com, Inc., Mr. Bo Li, Ms. Cheryl Traverse, Mr. Sheng Zhu and Mr. Yufeng Li, we acquired
Brightinfo.com. The acquisition was effective on March 2, 2000 and, as a result, Brightinfo.com became our wholly owned subsidiary.

    We issued an aggregate of 7,500,000 shares of common stock as consideration for the Brightinfo.com acquisition, in exchange for all outstanding shares of Brightinfo.com's stock, and all options and warrants to purchase shares, options and warrants. Ms. Traverse received 445,689 of such shares, Mr. Bo Li received 774,195 of such shares, Mr. Zhu received 566,484 of such shares, and Mr. Yufeng Li received 774,195 of such shares.

    As collateral security for the payment of any indemnification obligations of the former shareholders of Brightinfo.com, subject to a deductible of $50,000, 750,000 shares of the common stock we issued to such shareholders were pledged to us. Such shares were withheld from the former shareholders, on a pro rata basis, and will be held in escrow with an escrow agent. Generally, all of the pledged shares to be issued to the former shareholders of Brightinfo.com, approximately 750,000 shares, will be released from the escrow on March 2, 2001, other than shares subject to pending claims.

    In connection with the acquisition, Brightinfo.com's CEO and director, Cheryl Traverse was appointed to our board of directors. Certain employees of Brightinfo.com entered into noncompetition agreements. In addition, we granted to the former holders of Brightinfo.com preferred stock registration and other rights similar to those held by our current preferred stockholders.

Other Transactions

 Investor Rights Agreement

    We have entered into an agreement with the preferred stockholders described above pursuant to which these and other preferred stockholders will have registration rights with respect to their shares of common stock following this offering. For a description of these registration rights, see "Description of Capital Stock." Upon the completion of this offering, all shares of our outstanding preferred stock will be automatically converted into an equal number of shares of common stock.

 Stock Option Grants to Certain Officers and Directors

    Since the beginning of fiscal year 1999, we have granted the following options to purchase our common stock to our officers, directors and stockholders who beneficially own 5% or more of our common stock.

                                                  Date of         Exercise Price
Name                                               Grant  Options   Per Share
----                                              ------- ------- --------------
Didier Moretti................................... 1/31/00 524,100     $0.467
Karil Reibold.................................... 1/31/00 226,995      0.467
Christopher McClain.............................. 6/22/99 375,000      0.233
Scott Fletcher................................... 1/31/00 279,485      0.467
Dawn Neisser..................................... 9/23/99 112,500      0.467
Kimberly Weins................................... 1/31/00 139,500      0.467

 Indemnification and Employment Agreements

    We have entered into indemnification agreements with each of our directors and officers that are described in this prospectus under the caption "Management--Limitations of Liability and Indemnification Matters."

 Officer Loans

    In January 2000, we made a loan to Mr. Fletcher in order to fund the exercise of the stock options held by him. The loan, in the amount of $130,427, was made under a full-recourse promissory note secured by pledge of the purchased shares. The note will mature in January 2002 and bears interest at a rate of 6% per year. We have the right to repurchase unvested shares if Mr. Fletcher's employment is terminated under certain circumstances.

 Agreements with Directors

    Andre Touma. We have entered into a consulting agreement with Mr. Touma, one of our directors, under which Mr. Touma advises us on business strategy and plans, and assists with business development activities. Under the terms of the agreement, we grant Mr. Touma options to purchase shares of our common stock in exchange for his services. During our last fiscal year, we granted Mr. Touma options to purchase 5,850 shares at an exercise price of $0.067 per share, and options to purchase 787 shares at an exercise price of $0.233 per share in exchange for services rendered by him.

    Cheryl Traverse. In connection with our acquisition of Brightinfo.com, we plan to enter into a consulting agreement with Cheryl Traverse, one of our directors. Under the terms of the consulting agreement, Ms. Traverse is to assist with the Brightinfo.com integration and provide us with advice on business strategy and plans, and assist with business development activities. The consulting agreement will terminate on March 31, 2000, unless terminated earlier by either Ms. Traverse or us, at which time a lump sum payment of $14,583 will be made. If Ms. Traverse voluntarily terminates the agreement, or if we terminate the agreement for cause, no payment is due. Cause is defined in the agreement as gross misconduct in the performance of the services, or an act of dishonesty in connection with the performance of the services. We will also enter into a non-competition agreement with Ms. Traverse, which will expire on December 31, 2000. In addition, in connection with a settlement agreement and release entered into between Brightinfo.com and Ms. Traverse, we will pay Ms. Traverse a lump sum of $160,416.67, less applicable withholding, on March 31, 2000. We have also agreed to extend the repayment date of the promissory note issued in connection with Ms. Traverse's purchase of our capital stock to a date which is the earlier of (1) fifteen months following the closing of a public offering of our capital stock or (2) March 1, 2002.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock as of March 2, 2000, by the following individuals or groups:

  . each person, or group of affiliated persons, whom we know beneficially owns more than 5% of our outstanding stock;

  .   each of our Named Executive Officers;

  .   each of our directors; and

  .   all of our directors and executive officers as a group.

    Unless otherwise indicated, the address for each stockholder on this table is c/o Annuncio Software, Inc., 2440 El Camino Real, Mountain View, California 94040. Except as otherwise noted, and subject to applicable community property laws, to the best of our knowledge, the persons named in this table have sole voting and investing power with respect to all of the shares of common stock held by them.

    This table lists applicable percentage ownership based on 37,362,621 shares of common stock outstanding as of March 2, 2000, as adjusted to reflect the conversion of all outstanding shares of preferred stock upon the closing of this offering, and also lists applicable percentage ownership based on 41,362,621 shares of common stock outstanding after completion of this offering. Options and warrants to purchase shares of our common stock that are exercisable within sixty days of March 2, 2000 are deemed to be beneficially owned by the persons holding these options or warrants for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage.

                                                   Shares Beneficially Owned
                                                  ----------------------------
                                                             Percent  Percent
                                                              Before   After
Beneficial Owner                                    Number   Offering Offering
----------------                                  ---------- -------- --------
Norwest Venture Partners.........................  8,804,437   23.6%    21.3%
  245 Lytton Avenue
  Palo Alto, CA 94301
Advanced Technology Ventures.....................  7,178,014   19.2     17.4
  485 Ramona Street, Suite 201
  Palo Alto, CA 94301
Didier Moretti ..................................  4,439,725   11.7     10.6
Maurizio Gianola (1).............................  2,900,625    7.8      7.0
Yufeng Li .......................................    774,195    2.1      1.9
Karil Reibold (2)................................    226,995      *        *
Christopher McClain (3)..........................    410,625    1.1      1.0
Monica Nester (4)................................    536,367    1.4      1.3
Scott Fletcher ..................................    288,861      *        *
Kimberly Weins (5)...............................    459,070    1.2      1.1
Amir Assar (6)...................................     66,090      *        *
Dawn Neisser(7)..................................    112,500      *        *
Promod Haque (8).................................  8,804,437   23.6     21.3
Jos Henkens (9)..................................  7,178,014   19.2     17.4
Andre Touma .....................................    355,006    1.0        *
Cheryl Traverse .................................    445,689    1.2      1.1
Mark A. Pine (10)................................     77,512      *        *
All directors and executive officers as a group
  (15 persons) (11).............................. 27,075,711   70.2     63.6

--------
  *  Less than 1% of the outstanding shares of common stock.

  (1) Consists of 2,821,875 shares held by the Gianola Family 1990 Trust, of which Mr. Gianola is a trustee, and 78,750 shares of common stock issuable upon the exercise of options within 60 days of March 2, 2000.

  (2) Consists of 226,995 shares of common stock issuable upon the exercise of options within 60 days of March 2, 2000.

  (3) Includes 26,250 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 2, 2000.

  (4) Includes 60,000 shares of common stock issuable upon the exercise of options within 60 days of March 2, 2000.

  (5) Includes 139,500 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 2, 2000.

  (6) Consists of 66,090 shares of common stock issuable upon the exercise of options within 60 days of March 2, 2000.

  (7) Includes 75,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 2, 2000.

  (8) Consists of common stock issuable upon automatic conversion of 8,804,437 shares of preferred stock held by Norwest Venture Partners VI, L.P. Mr. Haque, one of our directors, is a general partner of Norwest Venture Partners. Mr. Haque disclaims beneficial ownership of the shares held by Norwest Venture Partners VI, L.P., an entity affiliated with Norwest Venture Partners, except to the extent of his pecuniary interest therein.

  (9) Consists of common stock issuable upon automatic conversion of 7,178,014 shares of preferred stock held by Advanced Technology Ventures IV. Mr. Henkens, one of our directors, is a general partner of Advanced Technology Ventures. Mr. Henkens disclaims beneficial ownership of the shares held by Advanced Technology Ventures IV, an entity affiliated Advanced Technology Ventures, except to the extent of his pecuniary interest therein.

 (10) Consists of 40,012 shares held by the Pine Family Trust u/t/d 3/16/93 and 37,500 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 2, 2000.

 (11) Includes 1,234,185 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 2, 2000.

                          DESCRIPTION OF CAPITAL STOCK

General

    Our certificate of incorporation that becomes effective upon the closing of this offering authorizes the issuance of up to 200,000,000 shares of common stock, $0.0001 par value, and authorizes the issuance of 10,000,000 shares of undesignated preferred stock, no par value. From time to time, our board of directors may establish the rights and preferences of the preferred stock. As of March 2, 2000, 17,823,615 shares of common stock and 19,539,012 shares of preferred stock were issued and outstanding and held by 160 stockholders. Upon the closing of this offering, all outstanding shares of preferred stock will convert into an aggregate of 19,539,012 shares of common stock. The following description of our capital stock is, by necessity, not complete. We encourage you to refer to our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and applicable provisions of Delaware law for a more complete description.

Common Stock

    Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of Annuncio, the holders of common stock are entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by the rights of the holders of shares of any series of preferred stock which we may designate in the future.

Preferred Stock

    The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

  . restricting dividends on the common stock;

  . diluting the voting power of the common stock;

  . impairing the liquidation rights of the common stock; or

  . delaying or preventing a change in control of Annuncio without further action by the stockholders.

    Upon the closing of this offering, no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

Warrants and Other Obligations to Issue Capital Stock

    As of March 2, 2000, there were outstanding warrants to purchase an aggregate of 573,406 shares of our preferred stock with a weighted average exercise price $1.3404 per share. These warrants are currently exercisable in full. Upon the closing of this offering, the outstanding warrants to purchase preferred stock will automatically convert to warrants to purchase common stock.

Registration Rights of Certain Holders

    After this offering, holders of 23,416,585 shares of common stock or warrants to purchase common stock (the "registrable securities") or their transferees will have rights to register those shares under the Securities Act of 1933. These rights are provided under the terms of an agreement between us and the holders of the registrable securities. Subject to limitations in the agreement, beginning 180 days following the date of this prospectus, the holders of at least 50% of the registrable securities may require, on two occasions, that we use our best efforts to register the registrable securities for public resale. We are obligated to register these shares only if the outstanding registrable securities have an anticipated aggregate public offering price of at least $5,000,000, after underwriting discounts and commissions. Also, holders of 20% of the registrable securities may require, no more than once per year, that we register their shares for public resale on Form S-3 or similar short-form registration if the anticipated aggregate public offering price of the shares to be registered would exceed $2,500,000. Furthermore, in the event we elect to register any of our shares of common stock for purposes of effecting any public offering, the holders of registrable securities are entitled to include their shares of common stock in the registration, but we may reduce the number of shares proposed to be registered in view of market conditions. These registration rights have been waived with respect to this offering. We will bear all expenses in connection with any registration, other than underwriting discounts and commissions. All registration rights will terminate five years following the consummation of this offering, or with respect to each holder of registrable securities, at such time as the holder is entitled to sell all of its shares in any 90-day period under Rule 144 of the Securities Act.

Certain Charter and Bylaw Provisions and Delaware Law

    Certain provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

  . the acquisition of Annuncio by means of a tender offer;

  . acquisition of Annuncio by means of a proxy contest or otherwise; or

  . the removal of our incumbent officers and directors.

    These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Annuncio to first negotiate with our board of directors. We believe that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Annuncio outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

 Election And Removal Of Directors.

    Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, with our stockholders electing one class each year. See "Management--Board Composition." This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Annuncio, because it generally makes it more difficult for stockholders to replace a majority of the directors.

 Stockholder Meetings.

    Under our bylaws, only the board of directors, the chairman of the board, the president and the holders of a majority of the outstanding capital stock may call special meetings of stockholders.

 Requirements For Advance Notification Of Stockholder Nominations And
 Proposals.

    Our bylaws establish advance notice procedures for stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

 Delaware Anti-takeover Law.

    We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

 Elimination Of Stockholder Action By Written Consent.

    Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

 No Cumulative Voting.

    Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

 Undesignated Preferred Stock.

    The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Annuncio. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of Annuncio.

 Amendment Of Charter Provisions.

    The amendment of any of the provisions described above would require approval by holders of at least 66 2/3% of the outstanding common stock.

Transfer Agent and Registrar

    The transfer agent and registrar for the common stock is Norwest Bank Minnesota, N.A.

Nasdaq National Market Listing

    We will apply to list our common stock on the Nasdaq Stock Market's National Market under the symbol "ANNC."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of our equity securities. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

    Upon completion of this offering, we will have outstanding 41,168,027 shares of common stock based upon shares outstanding as of March 2, 2000, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants that do not expire prior to completion of this offering. Of these shares, the 4,000,000 shares sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares held by our "affiliates" as Rule 144 under the Securities Act of 1933 defines that term. The remaining 37,362,421 shares of common stock held by existing stockholders are "restricted shares" as Rule 144 defines that term. All of such restricted shares are subject to lock-up agreements providing that, with certain limited exceptions, the stockholder will not offer, sell, contract to sell or otherwise dispose of any common stock or any securities that are convertible into common stock for a period of 180 days after the date of this prospectus without the prior written consent of FleetBoston Robertson Stephens Inc. or Annuncio. As a result of these lock-up agreements, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, none of these shares will be resellable until 181 days after the date of this prospectus. Beginning 181 days after the date of this prospectus,
approximately      restricted shares will be eligible for sale in the public
market (subject in some cases to volume restrictions under Rule 144 or repurchase rights in favor of Annuncio). In March 2001, approximately restricted shares will be eligible for sale in the public market, all of which are subject to volume limitations under Rule 144. In addition, as of March 2, 2000, there were outstanding options to purchase 3,413,297 shares of common stock. All such options are subject to lock-up agreements. In addition, as of March 2, 2000, there were outstanding warrants to purchase 573,406 shares of common stock that are subject to lock-up agreements. FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements, however any release shall apply pro-rata to all stockholders subject to such lock-up agreements.

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year including the holding period of any prior owner except an affiliate would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding, which will equal approximately 413,626 shares immediately after this offering; or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

    Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Annuncio. Under Rule 144(k), a person who is not deemed to have been an affiliate of Annuncio at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant to Annuncio who purchased shares pursuant to a written compensatory plan or contact may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling such shares. However, most Rule 701 shares are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of the 180-day lock-up agreements or no sooner than 90 days after the offering upon obtaining the prior written consent of FleetBoston Robertson Stephens.

    After this offering, we intend to file a registration statement on Form S-8 registering shares of common stock subject to outstanding options or reserved for future issuance under our stock plans. As of March 2, 2000, options to purchase a total of 3,413,297 shares were outstanding and 12,407,920 shares were reserved for future issuance under our stock plans. Common stock issued upon exercise of outstanding vested options or issued pursuant to our employee stock purchase plan, other than common stock issued to our affiliates is available for immediate resale in the open market.

    Also beginning six months after the date of this offering, holders of 23,079,214 restricted shares will be entitled to certain rights with respect to registration of such shares for sale in the public market. See "Description of Capital Stock--Registration Rights." Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of such registration.

                                  UNDERWRITING

    The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., Chase Securities Inc. and U.S. Bancorp Piper Jaffray Inc., have entered into an underwriting agreement with us to purchase the number of shares of common stock listed opposite their names below. The underwriters are obligated to purchase and pay for all the shares listed below if any are purchased.

   Underwriters                                                 Number of Shares
   ------------                                                 ----------------
   FleetBoston Robertson Stephens Inc.........................
   Chase Securities Inc.......................................
   U.S. Bancorp Piper Jaffray Inc.............................
     Total....................................................

    The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that
price less a concession of not more than $     per share, of which $     may be
reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    Over-Allotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to
purchase up to     additional shares of common stock at the same price per
share as we will receive for the     shares that the underwriters have agreed
to purchase. If the underwriters exercise their over-allotment option to
purchase any of the additional     shares of common stock, the underwriters
have severally agreed, subject to certain conditions, to purchase approximately the same percentage of these additional shares as the number of shares of common stock to be purchased by each of them shown in the above table bears to the total number of shares of common stock offered in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered hereby are being sold. We will be obligated, pursuant to the over-allotment option, to sell shares to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

    The following table summarizes the compensation to be paid to the underwriters by us:

                                                         Total
                                        ---------------------------------------
                                         Without       With
                                        Per Share Over-allotment Over-Allotment
                                        --------- -------------- --------------
Underwriting discounts and commissions
  payable by us.......................    $           $              $

    We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $1,200,000.

    Indemnification. The underwriting agreement contains covenants of indemnity among the underwriters and us against specified civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

    Lock-Up Agreements. Each of our officers, directors and substantially all of our security holders have agreed, during the period of 180 days after the effective date of this prospectus, subject to specified exceptions, not to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase shares of common stock or any securities convertible into, or exchangeable for, shares of common stock, owned as of the date of this prospectus or thereafter acquired directly by those holders or with respect to which they have the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc. or us. FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. All of the shares of common stock subject to the lock-up agreements will be eligible for sale in the public market upon the expiration of the lock-up agreements, subject to holding period requirements, volume limitations and other conditions of Rule 144.

    Future Sales. In addition, we have agreed that, during the period of 180 days after the effective date of this prospectus, we will not, without the prior written consent of FleetBoston Robertson Stephens Inc., subject to certain exceptions, issue, sell, contract to sell or otherwise dispose of any shares of common Inc., any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock, other than our sale of shares in this offering, the issuance of common stock upon the exercise of outstanding options, our grant of options to purchase shares of common stock under existing stock option or stock purchase plans, and issuances of stock in connection with acquisitions.

    No Prior Public Market. Prior to this offering, there was no public market for our common stock. Consequently, the initial public offering price for the common stock in this offering was determined through negotiations among us and the representatives of the underwriters. The factors considered in these negotiations included prevailing market conditions, our financial information, the market valuation of other companies that we and the representatives believe to be comparable to us, estimates of our business potential and the business potential of the industry in which we compete, and assessment of our management, our past and present operation and the prospects for our future revenues.

    Stabilization. The representatives have advised us that, based on Regulation M under the Securities Exchange Act of 1934, some persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of common stock on behalf of the underwriters that is intended to fix or maintain the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement that permits the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by the underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction, and has therefore not been effectively placed by this underwriter or syndicate member. The representatives have advised us that these transactions may be effected on the Nasdaq National Market and, if commenced, may be discontinued at any time.

    Directed Shares. At our request, the underwriters have reserved up to five percent of the common stock to be issued by us in this offering for sale, at the initial public offering price, to directors, officers, employees, business associates and related persons of Annuncio. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. The underwriters will offer any reserved shares not so purchased to the general public on the same basis as other shares in this offering described above.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for Annuncio by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins, Menlo Park, California. As of the date of this prospectus, Wilson Sonsini Goodrich & Rosati and its members beneficially owned an aggregate of 67,789 shares of common stock.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1998 and 1999, and for the period from August 8, 1997 (inception) through December 31, 1997 and each of the two years ended December 31, 1998 and December 31, 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given upon their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited Brightinfo.com's financial statements at December 31, 1998 and 1999 and for the period from August 12, 1998 (inception) through December 31, 1998 and for the year ended December 31, 1999, as set forth in their report. We have included Brightinfo.com's financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given upon their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    Annuncio has filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Annuncio and our common stock, reference is made to the registration statement and the exhibits and schedules filed as a part thereof. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete. In each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by such reference. Copies of the registration statement, including exhibits and schedules thereto, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., or obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

                         INDEX TO FINANCIAL INFORMATION

                 ANNUNCIO SOFTWARE, INC. FINANCIAL INFORMATION

Report of Ernst & Young LLP, Independent Auditors........................ F-2
Balance Sheets........................................................... F-3
Statements of Operations................................................. F-4
Statements of Redeemable Convertible Preferred Stock and Stockholders'
  Equity (Deficit)....................................................... F-5
Statements of Cash Flows................................................. F-6
Notes to Financial Statements............................................ F-7

                   BRIGHTINFO.COM, INC. FINANCIAL INFORMATION

Report of Ernst & Young LLP, Independent Auditors........................ F-19
Balance Sheets........................................................... F-20
Statements of Operations................................................. F-21
Statements of Stockholders' Equity....................................... F-22
Statements of Cash Flows................................................. F-23
Notes to Financial Statements............................................ F-24

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Overview................................................................. F-33
Balance Sheet............................................................ F-34
Statement of Operations.................................................. F-35
Notes to the Unaudited Pro Forma Condensed Combined Financial
  Information............................................................ F-36

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Annuncio Software, Inc.

    We have audited the accompanying balance sheets of Annuncio Software, Inc. as of December 31, 1998 and 1999, and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for the period from August 8, 1997 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Annuncio Software, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from August 8, 1997 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999, in conformity with accounting principles generally accepted in the United States.

San Jose, California
February 5, 2000
Except for Note 10, as to which the date is March 2, 2000.

-------------------------------------------------------------------------------

    The foregoing report is in the form that will be signed upon the completion of the reincorporation of Annuncio Software, Inc. in Delaware as described in Note 10 of Notes to Financial Statements.

San Jose, California
March 2, 2000

                            ANNUNCIO SOFTWARE, INC.

                                 BALANCE SHEETS

                                                                  Pro Forma
                                        December 31,            Stockholders'
                                  -------------------------  Equity (Deficit) at
                                     1998          1999       December 31, 1999
                                  -----------  ------------  -------------------
                                                                 (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents.....  $ 3,602,745     1,115,458
  Accounts receivable, net of
    allowance of $50,000 at
    December 31, 1999...........           --     2,020,879
  Prepaid expenses and
    deposits....................       33,077       307,312
                                  -----------  ------------
     Total current assets.......    3,635,822     3,443,649
Property and equipment, net.....      237,530     1,534,754
Restricted cash.................           --       204,000
Other assets....................        4,314        28,908
                                  -----------  ------------
     Total assets...............  $ 3,877,666     5,211,311
                                  ===========  ============
LIABILITIES AND STOCKHOLDERS'
  EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..............  $    58,315       868,930
  Accrued compensation and
    related benefits............      163,930     1,126,325
  Other accrued liabilities.....      106,117       621,733
  Deferred revenue..............           --     1,583,559
  Current portion of equipment
    loan........................       91,116        91,121
  Current portion of capital
    lease obligations...........       12,264       222,965
                                  -----------  ------------
     Total current liabilities..      431,742     4,514,633
Long-term portion of equipment
  loan..........................      106,312        15,186
Long-term portion of capital
  lease obligations.............       25,526       466,212

Commitments

Redeemable convertible preferred
  stock, $.0001 par value,
  18,750,000 shares authorized,
  issuable in series:
  Series A redeemable
    convertible: 9,000,000
    shares designated,
    7,429,689 shares issued and
    outstanding at December 31,
    1998 and 1999 (none pro
    forma); aggregate
    liquidation preference of
    $3,170,000..................    3,154,527     3,154,527     $         --
  Series B redeemable
    convertible: 5,250,000
    shares designated,
    5,071,428 shares issued and
    outstanding at December 31,
    1998 and 1999 (none pro
    forma); aggregate
    liquidation preference of
    $3,550,000..................    3,531,160     3,531,160               --
  Series C redeemable
    convertible: 4,500,000
    shares designated,
    4,197,450 shares issued and
    outstanding at December 31,
    1999 (none at December 31,
    1998) and (none pro forma);
    aggregate liquidation
    preference of $5,596,600....           --     5,581,600               --
Stockholders' Equity (Deficit):
  Common stock, $.0001 par
    value, 33,750,000 shares
    authorized; 7,605,304 and
    9,664,015 shares issued and
    outstanding at December 31,
    1998 and 1999, respectively
    and 26,362,582 shares pro
    forma.......................          761           966            2,636
  Additional paid-in capital....      162,075     5,004,277       17,269,894
  Deferred stock compensation...     (122,768)   (2,915,595)      (2,915,595)
  Accumulated deficit...........   (3,411,669)  (14,141,655)     (14,141,655)
                                  -----------  ------------     ------------
     Total stockholders' equity
       (deficit)................   (3,371,601)  (12,052,007)    $    215,280
                                  ===========  ============     ============
     Total liabilities,
       redeemable convertible
       preferred stock and
       stockholders' equity
       (deficit)................  $ 3,877,666  $  5,211,311
                                  ===========  ============

                            See accompanying notes.

                            ANNUNCIO SOFTWARE, INC.

                            STATEMENTS OF OPERATIONS

                                       Period From
                                      August 8, 1997
                                      (Inception) to Years Ended December 31,
                                       December 31,  -------------------------
                                           1997         1998          1999
                                      -------------- -----------  ------------
Revenues:
  License............................   $       --   $        --  $    853,390
  Hosting............................           --            --       191,417
  Professional services..............           --            --       638,517
                                        ----------   -----------  ------------
     Total revenues..................           --            --  $  1,683,324
Cost of revenue:
  License                                       --            --        72,811
  Hosting............................           --            --       212,072
  Professional services..............           --            --     1,439,745
                                        ----------   -----------  ------------
     Total cost of revenue...........           --            --     1,724,628
Gross loss...........................           --            --       (41,304)
Operating expenses:
  Research and development...........      185,938     1,871,697     3,429,514
  Sales and marketing................       52,356       843,660     3,687,020
  General and administrative.........      144,874       479,316     2,030,387
  Amortization of deferred stock
    compensation.....................           --        30,734     1,395,593
                                        ----------   -----------  ------------
     Total operating expenses........      383,168     3,225,407    10,542,514
                                        ----------   -----------  ------------
Loss from operations.................     (383,168)   (3,225,407)  (10,583,818)
Interest expense.....................           --        (4,707)     (331,805)
Interest and other income, net.......       44,169       157,444       185,637
                                        ----------   -----------  ------------
Net loss.............................   $ (338,999)  $(3,072,670) $(10,729,986)
                                        ==========   ===========  ============
Basic and diluted net loss per
  share..............................   $    (0.18)  $     (0.78) $      (1.80)
                                        ==========   ===========  ============
Shares used in computing basic and
  diluted net loss per share.........    1,879,266     3,943,519     5,976,565
                                        ==========   ===========  ============
Pro forma basic and diluted net loss
  per share (unaudited)..............                             $      (0.50)
                                                                  ============
Shares used in computing pro forma
  basic and diluted net loss per
  share (unaudited)..................                               21,555,812
                                                                  ============

                            See accompanying notes.

                            ANNUNCIO SOFTWARE, INC.

 STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
                                   (DEFICIT)
          Period from August 8, 1997 (inception) to December 31, 1999

                          Redeemable Convertible                                                             Total
                             Preferred Stock       Common Stock   Additional   Deferred                  Stockholders'
                          ---------------------- ----------------  Paid in      Stock      Accumulated      Equity
                            Shares     Amount     Shares   Amount  Capital   Compensation    Deficit       (Deficit)
                          ---------- ----------- --------- ------ ---------- ------------  ------------  -------------
Issuance of common stock
  to founders at
  $0.00067 per share
  in August 1997 for
  cash..................          -- $        -- 7,500,000  $750  $    4,250 $        --   $         --  $      5,000
Issuance of Series A
  redeemable convertible
  preferred stock at
  $0.43 per share, net
  of issuance costs.....   7,429,689   3,154,527        --    --          --          --             --            --
Net and comprehensive
  loss..................          --          --        --    --          --          --       (338,999)     (338,999)
                          ---------- ----------- ---------  ----  ---------- -----------   ------------  ------------
 Balance at December 31,
   1997.................   7,429,689   3,154,527 7,500,000   750       4,250          --       (338,999)     (333,999)
Issuance of Series B
  redeemable convertible
  preferred stock at
  $0.70 per share, net
  of issuance costs.....   5,071,428   3,531,160        --    --          --          --             --            --
Issuance of common stock
  upon exercise of
  options...............          --          --   105,304    11       4,323          --             --         4,334
Deferred stock
  compensation..........          --          --        --    --     153,502    (153,502)            --            --
Amortization of deferred
  stock compensation....          --          --        --    --          --      30,734             --        30,734
Net and comprehensive
  loss..................          --          --        --    --          --          --     (3,072,670)   (3,072,670)
                          ---------- ----------- ---------  ----  ---------- -----------   ------------  ------------
 Balance at December 31,
   1998.................  12,501,117   6,685,687 7,605,304   761     162,075    (122,768)    (3,411,669)   (3,371,601)
Issuance of Series C
  redeemable convertible
  preferred stock at
  $1.33 per share, net
  of issuance costs.....   4,197,450   5,581,600        --    --          --          --             --            --
Issuance of common stock
  upon exercise of
  options, net of
  repurchases...........          --          -- 2,073,711   205     193,810          --             --       194,015
Issuance of warrants....          --          --        --    --     459,972          --             --       459,972
Deferred stock
  compensation..........          --          --        --    --   4,188,420  (4,188,420)            --            --
Amortization of deferred
  stock compensation....          --          --        --    --          --   1,395,593             --     1,395,593
Net and comprehensive
  loss..................          --          --        --    --          --          --    (10,729,986)  (10,729,986)
                          ---------- ----------- ---------  ----  ---------- -----------   ------------  ------------
 Balance at December 31,
   1999.................  16,698,567 $12,267,287 9,664,015  $966  $5,004,277 $(2,915,595)  $(14,141,655) $(12,052,007)
                          ========== =========== =========  ====  ========== ===========   ============  ============

                            See accompanying notes.

                            ANNUNCIO SOFTWARE, INC.

                            STATEMENTS OF CASH FLOWS

                                       Period From
                                        August 8,
                                     1997 (Inception) Years Ended December 31,
                                     to December 31,  -------------------------
                                           1997          1998          1999
                                     ---------------- -----------  ------------
Operating activities
 Net loss..........................     $ (338,999)   $(3,072,670) $(10,729,986)
 Adjustments to reconcile net loss
   to net cash used in operating
   activities:
  Depreciation expense.............            907         44,199       254,630
  Amortization of deferred stock
    compensation and interest
    expense related to warrants....             --         30,734     1,695,896
  Changes in operating assets and
    liabilities:
   Accounts receivable.............             --             --    (2,020,879)
   Prepaid expenses and deposits...             --        (33,077)     (143,474)
   Other assets....................         (4,714)           400         4,314
   Accounts payable................         31,964         26,351       810,615
   Accrued compensation and
     related benefits..............             --        163,930       962,395
   Other accrued liabilities.......         21,819         84,298       515,616
   Deferred revenue................             --             --     1,583,559
                                        ----------    -----------  ------------
     Net cash used in operating
       activities..................       (289,023)    (2,755,835)   (7,067,314)
                                        ----------    -----------  ------------

Investing activities
 Purchases of property and
   equipment.......................        (39,674)      (196,092)     (783,875)
 Increase in restricted cash.......             --             --      (204,000)
                                        ----------    -----------  ------------
     Net cash used in investing
       activities..................        (39,674)      (196,092)     (987,875)
                                        ----------    -----------  ------------

Financing activities
 Proceeds from issuances of
   preferred stock, net............      3,154,527      3,531,160     5,581,600
 Proceeds from issuances of common
   stock, net......................          5,000          4,334       194,015
 Proceeds from equipment loan......             --        227,802            --
 Payments on equipment loan........             --        (30,374)      (91,121)
 Payments on capital lease
   obligations.....................             --         (9,080)     (116,592)
                                        ----------    -----------  ------------
     Net cash provided by financing
       activities..................      3,159,527      3,723,842     5,567,902
                                        ----------    -----------  ------------
Net increase (decrease) in cash and
  cash equivalents.................      2,830,830        771,915    (2,487,287)
Cash and cash equivalents at
  beginning of period..............             --      2,830,830     3,602,745
                                        ----------    -----------  ------------
Cash and cash equivalents at end of
  period...........................     $2,830,830    $ 3,602,745  $  1,115,458
                                        ==========    ===========  ============


Supplemental cash flow information
 Cash paid for interest............     $       --    $     4,707  $     47,619
Noncash investing and financing
  activities
 Deferred stock compensation
   relating to stock options.......     $       --    $   153,502  $  4,188,420
 Property and equipment acquired
   through capital leases..........     $       --    $    46,870  $    767,979
 Issuance of warrants..............     $       --    $        --  $    459,972

                            See accompanying notes.

                            ANNUNCIO SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                December 1, 1999

1. Organization and Summary of Significant Accounting Policies

  Description of the Company

    Annuncio Software, Inc. (Annuncio) was incorporated in California on August 8, 1997 and is engaged in the sale and development of software designed to automate and improve the effectiveness of Internet marketing programs.

    Annuncio has incurred operating losses to date and has an accumulated deficit of $14,141,655 at December 31, 1999. Annuncio's activities have been primarily financed through private placements of equity securities and capital lease financings. Annuncio may need to raise additional capital through the issuance of debt or equity securities. This financing may not be available on terms satisfactory to Annuncio, if at all.

  Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

  Revenue Recognition

    Annuncio derives its revenue from three sources--software licenses, hosting and professional services. Revenues are recognized in accordance with Statement of Position No. 97-2 Software Revenue Recognition. In December 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-9, Modification of 97-2, Software Revenue Recognition with Respect to Certain Transactions which Annuncio has adopted without material impact on revenue recognition. Annuncio's license revenues are generated from licensing Annuncio's products directly to end users. Hosting revenues are generated from providing hosting services which are a combination of Annuncio's software products, technical support and the required hardware, to support Annuncio's software product. Professional service revenues are generated from consulting services and maintenance and support.

    License revenues are recognized when a noncancelable license agreement has been signed, the product has been installed, the fees are fixed and determinable, collectibility is probable and vendor-specific objective evidence exists to allocate the total fee to elements of the arrangement. Vendor-specific objective evidence is based on the price charged when an element is sold separately, or when not sold separately, the price for that element established by management having the relevant authority to do so. Annuncio's licensing agreement with its customers do not contain product return rights.

    Revenues from hosting are recognized ratably over the term of the contract, generally one year. Professional service revenues are recognized as the services are performed. Revenues from maintenance and support agreements which consist of fees for ongoing support and unspecified, when and if available, product updates are recognized ratably over the term of the contract, typically one year.

    Deferred revenue consists of deferred maintenance and support fees and accounts receivable recorded in advance of recognizing revenue for license and hosting fees.

    For the year ended December 31, 1999, two customers accounted for 22% and 16% of net revenues. There were no sales to customers outside of the United States since inception through December 31, 1999.

                            ANNUNCIO SOFTWARE, INC.

  Research and Development

    Research and development expenditures are charged to operations as incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Through December 31, 1999, software development has been completed concurrently with the establishment of technological feasibility and, as a result, Annuncio has charged all costs to research and development expense in the periods incurred.

  Cash and Cash Equivalents

    Annuncio's cash equivalents as of December 31, 1998 and 1999, consist of money market funds with qualified financial institutions and their carrying value approximates fair value. Annuncio considers all highly liquid investments with an original maturity from date of purchase of three months or less to be cash equivalents.

  Property and Equipment

    Property and equipment are stated at cost, net of accumulated amortization and depreciation. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets, generally three to five years. Equipment under capital leases is depreciated over the lesser of its lease term or its estimated useful life.

  Stock-Based Compensation

    Annuncio has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25), and related interpretations in accounting for its employee stock options because, as discussed in Note 6, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion No. 25, when the exercise price of Annuncio's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. See pro forma disclosures of applying FAS 123 included in Note 6.

  Fair Value of Financial Instruments

    Statement of Financial Accounting Standards (FAS) No. 107, "Disclosures About Fair Value of Financial Instruments", requires that fair values be disclosed for most of Annuncio's financial instruments. The carrying amounts of cash and cash equivalents, accounts receivable, current liabilities, and capital lease obligations are considered to be representative of their respective fair values.

  Comprehensive Loss

    In June 1997, the Financial Accounting Standards Board issued FAS No. 130, "Reporting Comprehensive Income" (FAS 130). FAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements and is effective for fiscal years beginning after December 15, 1997. Annuncio adopted FAS 130 in the year ended December 31, 1998. There was no impact on Annuncio's financial statements as a result of the adoption of FAS 130, as there is no difference between Annuncio's net loss reported and the comprehensive net loss under FAS 130 for the periods presented.

                            ANNUNCIO SOFTWARE, INC.

  Segment Information

    In June 1997, the Financial Accounting Standards Board issued FAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (FAS
131). FAS 131 changes the way companies report selected segment information in annual financial statements and requires companies to report selected segment information in interim financial reports to stockholders. FAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. Annuncio adopted FAS 131 in the year ended December 31, 1998. Annuncio has only one operating segment, and therefore there is no impact on Annuncio's financial statements of adopting FAS 131.

  Concentration of Credit Risk

    Financial instruments that potentially subject Annuncio to a concentration of credit risk consist of cash, cash equivalents, and accounts receivable. Cash and cash equivalents are deposited with a high-credit quality financial institution. Accounts receivable consists of balances due to a limited number of customers. Annuncio markets, sells and grants credit to its customers without requiring collateral or third-party guarantees. To date, all of Annuncio's customers are private and public companies who do business on the Internet. Annuncio monitors its exposure for credit losses and maintains appropriate allowances. To date, Annuncio has not experienced any material losses with respect to its accounts receivable.

     Net Loss Per Share, Pro Forma Net Loss Per Share, and Pro Forma Stockholder's Equity

    Basic and diluted net loss per share are presented in conformity with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS
128), for all periods presented. Basic and diluted net loss per share have been computed using the weighted average number of shares of common stock outstanding during the period, less the weighted average number of shares subject to repurchase.

    Pro forma net loss per share has been computed as described above but also gives effect, under Securities and Exchange Commission guidance, to the conversion of redeemable convertible preferred stock not included above that will automatically convert upon completion of Annuncio's initial public offering into common stock (using the as-converted method). If the offering is consummated, all of the redeemable convertible preferred stock outstanding as of December 31, 1999 will automatically be converted into an aggregate of 16,698,567 shares of common stock. Unaudited pro forma stockholders' equity at December 31, 1999, as adjusted for the conversion of the redeemable convertible preferred stock, is disclosed on the balance sheet.

                            ANNUNCIO SOFTWARE, INC.

    Historical and pro forma basic and diluted net loss per share are as follows:

                                   Period From
                                  August 8, 1997
                                  (Inception) to
                                   December 31,  Years Ended December 31,
                                  -------------- -------------------------  ---
                                       1997         1998          1999
                                  -------------- -----------  ------------
Historical:
  Net loss.......................   $ (338,999)  $(3,072,670) $(10,729,986)
                                    ==========   ===========  ============
  Basic and diluted shares:
     Weighted average shares of
       common stock outstanding..    7,500,000     7,559,403     8,154,516
     Less weighted average shares
       subject to repurchase.....   (5,620,734)   (3,615,884)   (2,177,951)
                                    ----------   -----------  ------------
     Weighted average shares of
       common stock outstanding
       used in computing basic
       and diluted net per loss
       share.....................    1,879,266     3,943,519     5,976,565
                                    ==========   ===========  ============
     Basic and diluted net loss
       per share.................   $    (0.18)  $     (0.78) $      (1.80)
                                    ==========   ===========  ============
Pro Forma (unaudited):
  Net loss.......................                             $(10,729,986)
                                                              ============
  Weighted average shares of
    common stock outstanding
    used in computing basic and
    diluted net loss per share...                                5,976,565
  Adjustment to reflect the
    assumed conversion of
    redeemable convertible
    preferred stock from the
    date of issuance.............                               15,579,247
                                                              ============
  Weighted average shares used
    in computing pro forma basic
    and diluted net loss per
    share........................                               21,555,812
                                                              ============
  Pro forma basic and diluted
    net loss per share...........                             $      (0.50)
                                                              ============

    If Annuncio had reported net income, diluted net income per share would have included the shares used in the computation of pro forma net loss per share as well as the treasury stock impact of approximately 225,000, 1,823,114 and 1,818,839 shares purchasable under outstanding options and warrants not included above for the period from August 8, 1997 (inception) to December 31, 1997, and for the years ended December 31, 1998 and 1999, respectively. The number of common equivalent shares from options and warrants would be determined on a weighted average basis using the treasury stock method.

  Derivative Instruments and Hedging Activities

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133), which is required to be adopted in years beginning after June 15, 2000. Annuncio currently holds no derivative instruments and does not currently engage in hedging activities, and management anticipates that the adoption of FAS 133 will not have a material impact on Annuncio's results of operations or financial position.

                            ANNUNCIO SOFTWARE, INC.

2. Restricted Cash

    Restricted cash is comprised of a $155,000 security deposit on a facility lease, and two other restricted deposits totaling $49,000 pertaining to other financing arrangements. These restricted deposits are required by the various contractual agreements, are held by a bank and have fixed maturities extending beyond the next 12 months.

3. Property and Equipment

    Property and equipment are stated at cost and consist of the following:

                                                               December 31,
                                                            -------------------
                                                              1998      1999
                                                            -------- ----------
   Computer equipment and software......................... $214,065 $1,162,313
   Office equipment and furniture and fixtures.............   68,571    411,881
   Leasehold improvements..................................       --    215,190
                                                            -------- ----------
                                                             282,636  1,789,384
   Less: accumulated depreciation and amortization.........   45,106    254,630
                                                            -------- ----------
   Property and equipment, net............................. $237,530 $1,534,754
                                                            ======== ==========

    Depreciation has been provided on the straight-line basis over the estimated useful lives of three to five years. As of December 31, 1998 and 1999, assets acquired under equipment financings were $46,870 and $767,979, respectively, with related accumulated amortization of $1,073 and $103,244, respectively.

4. Financing Arrangements

    In 1997, Annuncio entered into a $750,000 equipment loan with a bank. The loan, which bears interest equal to the bank's prime rate plus 1.25% (8.5% at December 31, 1999) and is secured by all tangible property, and is for equipment acquisition purposes. As of December 31, 1999, $106,307 was outstanding. As of December 31, 1999, the aggregate principal payments under this arrangement were $91,121 and $15,186 in 2000 and 2001, respectively.

    In April 1999, Annuncio entered into a $3,000,000 subordinated loan agreement with a leasing company which bears interest at 12.0% per year. Borrowings under this arrangement are secured by substantially all of Annuncio's assets after the rights of senior creditors. At December 31, 1999 Annuncio had no outstanding borrowings under this loan. The loan expires in April 2000.

    In October 1999, Annuncio entered into a line of credit arrangement with a bank, which provides for borrowings up to $750,000, based upon 80% of eligible assets, as defined. Borrowings under the line bear interest at the bank's prime rate plus 1.25% (8.5% at December 31, 1999). Borrowings are secured by substantially all of Annuncio's non-leased assets. As of December 31, 1999, Annuncio was in violation of the line's financial covenants. This violation has been waived by the bank. The line of credit expires in September 2000. At December 31, 1999, Annuncio had no borrowings under the line of credit and approximately $155,000 of outstanding stand by letters of credit.

5. Commitments

    Annuncio acquires equipment through capital leases and leases its office facilities and some equipment under various operating lease agreements. Annuncio currently subleases space under an operating lease which expires on December 31, 2000. Future minimum sublease income is $233,220. Future payments under

                            ANNUNCIO SOFTWARE, INC.

noncancelable capital and operating lease agreements, excluding sublease income, at December 31, 1999 are as follows:

                                                            Capital  Operating
                                                             Leases    Leases
                                                            -------- ----------
   2000.................................................... $266,659 $  910,026
   2001....................................................  285,275    731,871
   2002....................................................  195,214    767,336
                                                            -------- ----------
   Total minimum lease payments............................ $747,148 $2,409,233
                                                                     ==========
   Less amount representing interest.......................   57,971
                                                            ========
   Present value of future minimum lease payments..........  689,177
   Less current portion....................................  222,965
                                                            --------
   Noncurrent portion of capital lease obligations......... $466,212
                                                            ========

    Rent expense was $8,700, $215,280, and $811,691 for the period from August 8, 1997 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999, respectively. For the period from August 8, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998 there was no sublease income. Annuncio earned sublease income of $106,893 for the year ended December 31, 1999.

6. Redeemable Convertible Preferred Stock

    Each share of Series A, B, and C redeemable convertible preferred stock is, at the option of the holder, convertible into one share of common stock, subject to certain adjustments for dilution, if any, resulting from future stock issuances. The outstanding shares of redeemable convertible preferred stock automatically convert into common stock on the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which Annuncio receives at least $10,000,000 in gross proceeds and the offering price per share is at least $2.00.

    Series A, B, and C redeemable convertible preferred stockholders are entitled to noncumulative dividends of $0.0341, $0.056, and $0.1067 per share, respectively. Dividends will be paid only when declared by the Board of Directors out of legally available funds. No dividends have been declared as of December 31, 1999.

    The Series A, B, and C redeemable convertible preferred stockholders are entitled to receive, upon liquidation, an amount per share equal to the issuance price, $0.43, $0.70, and $1.33 per share, respectively, plus all declared but unpaid dividends. Thereafter, any remaining assets and funds shall be distributed on a pro rata basis among the holders of the common stock.

    If, upon liquidation, the assets and funds distributed among the preferred stockholders are insufficient to permit the entitled payment, the entire assets and funds of Annuncio legally available for distribution shall be distributed ratably among the holders of Series A, B, and C preferred stock in proportion to the number of shares of Series A, B, and C preferred stock held by each such holder.

    Each holder of Series A, B, and C redeemable convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such preferred stock are convertible. Each share of Series A, B and C preferred stock automatically converts into one share of common stock upon the closing of an underwritten public offering with aggregate proceeds of $10 million.

    At the election of at least 66 2/3% of the holders of shares of Series A, B, and C redeemable convertible preferred stock, Annuncio shall redeem on a pro rata basis, commencing on the date that is five years after the

                            ANNUNCIO SOFTWARE, INC.

original issue date of the Series C preferred stock (the "redemption date"), the number of Series A, B, and C redeemable convertible preferred shares outstanding as of the redemption date by paying in cash, in three equal annual installments of 33 1/3% each, the original purchase price for each share of the Series A, B, and C redeemable convertible preferred shares (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared but unpaid dividends on such shares.

7. Stockholders' Equity

  Warrants

    In August 1998, in connection with an equipment financing agreement, Annuncio issued a fully vested warrant that entitles the holder to purchase up to 21,427 shares of Annuncio's Series B preferred stock at $0.70 per share, on or before August 31, 2008. Additionally, in April 1999, in connection with an equipment financing agreement, Annuncio issued a fully vested warrant that entitles the holder to purchase up to 11,250 shares of Annuncio's Series C preferred stock at $1.33 per share, on or before April 2009. The value ascribed to these financial instruments is immaterial for financial statement purposes.

    In April 1999, in connection with a subordinated loan agreement, Annuncio issued and committed to issue warrants that entitle the holder to purchase up to 262,500 and 52,500 shares of Annuncio's Series C preferred stock, respectively, at an exercise price of $1.33 per share. The warrants were fully vested at the date of grant. Both warrants have a contractual term of ten years from the date of grant. Pursuant to the provisions of FAS 123, the fair value for these warrants was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: a risk free interest rate of approximately 6.5%, no dividend yield, volatility factor of 0.7, and the contractual life of the warrants of ten years. The fair market value of these warrants was estimated to be approximately $396,900 and is being expensed as a cost of financing over the term of the loan agreement.

    In November 1999, in connection with the sale of a license to a customer, the Company granted to this customer a right to a fully vested warrant to purchase up to $123,075 of the Company's Series D preferred stock. The underlying warrant is exercisable for the number of Series D preferred shares equal to $123,075 divided by the per share price of the Series D preferred stock financing. The license arrangement and the warrant required no performance obligations from the customer. Accordingly, the value of this right was recorded as a sales discount on the license arrangement. As of December 31, 1999, the estimated fair value of this right was approximately $63,000. The fair value for this right was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: a risk free interest rate of approximately 6.5%, no dividend yield, a volatility factor of 0.7, and the contractual life of three years.

  Common Stock

    Annuncio has sold 7,500,000 shares of common stock to its founders for $0.00067 per share of which 1,856,880 shares are subject to repurchase at December 31, 1999. At December 31, 1999, Annuncio has reserved 18,750,000 shares of its common stock for issuance upon conversion of its Series A, B, and C redeemable convertible preferred stock and an additional 3,750,000 shares of its common stock for issuance under the 1997 Stock Plan.

  1997 Stock Plan

    During 1997, Annuncio adopted the 1997 Stock Plan (the "Plan"). Under the Plan, up to 3,750,000 shares of Annuncio's common stock may be granted as options or sold to eligible participants. Under the Plan, options to purchase common stock may be granted at no less than 85% of the fair value on the date of the grant (110% of fair value in certain instances), as determined by the board of directors. Options generally vest ratably over a 48-month period and have a maximum term of 10 years.

                            ANNUNCIO SOFTWARE, INC.

    A summary of activity under the Plan is as follows:

                                   Shares                               Weighted-
                                 Available                               Average
                                    for        Options      Price Per   Exercise
                                   Grant     Outstanding      Share       Price
                                 ----------  -----------  ------------- ---------
  Shares authorized............   3,750,000          --              --      --
  Options granted..............    (225,000)    225,000   $        0.04   $0.04
                                 ----------  ----------   -------------   -----
Balance at December 31, 1997...   3,525,000     225,000   $        0.04   $0.04
  Options granted..............  (1,834,180)  1,834,180   $0.04--$ 0.07   $0.05
  Options exercised............          --    (105,304)  $0.04--$ 0.07   $0.04
  Options canceled.............     152,189    (152,189)  $        0.04   $0.04
                                 ----------  ----------   -------------   -----
Balance at December 31, 1998...   1,843,009   1,801,687   $0.04--$ 0.07   $0.04
  Options granted..............  (2,024,062)  2,024,062   $0.07--$ 0.47   $0.29
  Options exercised............          --  (2,073,711)  $0.07--$ 0.47   $0.09
  Options canceled.............     228,376    (228,376)  $0.04--$ 0.47   $0.08
  Options repurchased..........      15,000          --   $        0.47   $0.47
                                 ----------  ----------   -------------   -----
Balance at December 31, 1999...      62,323   1,523,662   $0.04-- $0.47   $0.29
                                 ==========  ==========   =============

    The following table summarizes information concerning outstanding options at December 31, 1999:

                                   Options Outstanding and Exercisable
                               ----------------------------------------------------------
                                                        Weighted
                                                         Average
                                                        Remaining                Weighted
                                                       Contractual               Average
                               Number of                  Life                   Exercise
      Exercise Prices           Shares                 (in Years)                 Price
      ---------------          ---------               -----------               --------
      $0.04                      123,825                  8.26                    $0.04
      $0.06                      249,562                  8.95                    $0.07
      $0.23                      490,725                  9.40                    $0.23
      $0.46                      659,550                  9.77                    $0.47
                               ---------                  ----                    -----
                               1,523,662                  9.34                    $0.29
                               =========

    As of December 31, 1999, options to purchase 729,934 shares of common stock were fully vested.

    Pro forma information regarding net income is required by Statement 123, which also requires that the information be determined as if Annuncio has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using the minimum value method option pricing model assuming no dividend yield or volatility factors and the following weighted-average assumptions for 1997, 1998 and 1999: risk-free interest rate of 6.5%, and weighted-average expected lives of the options of five, five and four years, respectively.

                            ANNUNCIO SOFTWARE, INC.

    The weighted average fair value of options granted during 1997, 1998 and 1999 with an exercise price equal to the fair value of Annuncio's common stock on the date of grant was $0.01, $0.01 and $0.07, respectively.

                                      Period From
                                     August 8, 1997
                                     (Inception) to
                                      December 31,  Years Ended December 31,
                                     -------------- -------------------------
                                          1997         1998          1999
                                     -------------- -----------  ------------
   Pro forma net loss...............   $(339,177)   $(3,076,935) $(10,752,849)
                                       =========    ===========  ============
   Pro forma basic and diluted net
     loss per share.................   $   (0.18)   $     (0.78) $      (1.80)
                                       =========    ===========  ============

    For purposes of pro forma disclosures, the estimated fair value of the above options is amortized over the vesting period of the option. The effects of applying FAS 123 for pro forma disclosures are not likely to be representative of the effects on reported net loss for future years.

  Deferred Stock Compensation

    Annuncio recorded deferred stock compensation of $153,502 and $4,188,420 in 1998 and 1999, respectively. This amount represents the difference between the exercise price and the deemed fair value of Annuncio's common stock on the date the stock options were granted. This amount is being amortized using the accelerated vesting method, in accordance with FASB Interpretation No. 28, over the corresponding vesting period of each respective option, generally four years.

8. Income Taxes

    As of December 31, 1999, Annuncio had net operating loss carryforwards for federal and state income tax purposes of approximately $10,000,000 which will begin to expire in the years 2012 and 2005, respectively.

    Utilization of the net operating loss may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of the net operating losses before utilization.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Annuncio's deferred tax assets are as follows:

                                                            December 31,
                                                       ------------------------
                                                          1998         1999
                                                       -----------  -----------
   Deferred tax assets:
     Net operating loss carryforwards................. $ 1,318,012  $ 4,018,918
     Research credit carryforwards....................     104,114      297,652
     Other............................................          --      890,076
                                                       -----------  -----------
        Total deferred tax assets.....................   1,422,126    5,206,646
   Valuation allowance................................  (1,422,126)  (5,206,646)
                                                       -----------  -----------
   Net deferred tax assets............................ $        --  $        --
                                                       ===========  ===========

    Based upon the weight of available evidence, which includes Annuncio's historical operating performance, the reported net losses for the period from inception through December 31, 1997 and the years

                            ANNUNCIO SOFTWARE, INC.

ended December 31, 1998 and 1999, and the uncertainties regarding Annuncio's future results of operations, a full valuation allowance has been provided against it net deferred tax assets. It is more likely than not that the deferred tax assets will not be realized. The valuation allowance increased by $3,784,520 during the year ended December 31, 1999.

9. Employee Savings and Retirement Plan

    Annuncio has a 401(k) plan that allows eligible employees to contribute up to 20% of their salary, subject to annual limits. Under the plan, eligible employees may defer a portion of their pretax salaries but not more than statutory limits. Contributions by Annuncio are at the discretion of the Board of Directors. No discretionary contributions have been made by Annuncio to date.

10. Subsequent Events

    On February 24, 2000 the Board of Directors authorized Annuncio to proceed with an initial public offering of its common stock. If the offering is consummated as presently anticipated, all of the outstanding preferred stock will automatically convert into common stock. The unaudited pro forma stockholders' equity (deficit) at December 31, 1999 gives effect to the conversion of all outstanding shares of redeemable convertible preferred stock at December 31, 1999 into 16,698,567 shares of common stock upon the completion of the offering. The Board also approved, subject to stockholder approval, the amendment of Annuncio's Articles of Incorporation, which included, among other things, reincorporation of Annuncio in the State of Delaware and a change in the total number of shares which Annuncio is authorized to issue to 210,000,000 shares, of which 200,000,000 will be common stock and 10,000,000 will be preferred stock.

  Series D Preferred Stock

    In February 2000, Annuncio issued 2,840,445 shares of its Series D redeemable convertible preferred stock raising approximately $15.1 million, net of issuance cost. The Series D redeemable convertible preferred stock has similar rights and preferences as the previously issued Series A, B, and C redeemable convertible preferred stock.

  Stock Split

    In February 2000, Annuncio's Board of Directors approved a three-for-two stock split of Annuncio's common and preferred stock. All share and per share amounts have been adjusted retroactively.

  Stock Plans

    In January 2000, Annuncio's stockholders approved a proposal to increase the available shares under the 1997 Stock Plan by an additional 4,875,000 shares.

    In February 2000, the board of directors adopted Annuncio's 2000 Stock Plan, subject to shareholder approval. This plan provides for the grant of incentive stock options, nonstatutory stock options and restricted stock purchase awards to eligible participants. A total of 8,400,000 shares of common stock has been reserved for issuance under this plan.

    In February 2000, the board of directors adopted Annuncio's 2000 Director Option Plan, subject to stockholder approval. A total of 750,000 shares of common stock has been reserved for issuance under the director's plan. The director's plan provides for automatic grant of options to non-employee directors.

                            ANNUNCIO SOFTWARE, INC.

    In February 2000, the board of directors adopted Annuncio's 2000 Employee Stock Purchase Plan subject to stockholder approval. A total of 1,125,000 shares of common stock has been reserved for issuance under this purchase plan. Eligible employees may purchase common stock at 85% of the lesser of the fair value of Annuncio's common stock on the first day of the applicable two-year offering period or the last day of the applicable six-month purchase period.

  Deferred Stock Compensation

    In January and February 2000, Annuncio granted options to employees to purchase 2,742,601 shares of common stock at an exercise price of $0.47 per share. Annuncio estimated it will record additional deferred stock compensation of approximately $13.3 million related to these grants.

  Brightinfo.com. Acquisition--unaudited

    In March 2000, we closed a merger with Brightinfo.com, Inc. ("Brightinfo.com") pursuant to which Brightinfo.com became our wholly owned subsidiary. In connection with the merger, we issued a total of 7,500,000 shares of our common stock at $5.33 per share in exchange for all outstanding common shares and preferred shares, warrants and options of Brightinfo.com. We have accounted for the Brightinfo.com merger as a purchase with a total purchase price of approximately $41.2 million, which includes approximately $1.2 million in acquisition costs. As there is no readily determinable market for Annuncio's stock, and the price per share of its common stock will be based on the price of Series D redeemable convertible preferred stock, this price could be materially different than the fair value of the shares.

    The purchase consideration was allocated to the acquired assets and assumed liabilities based on approximate fair values as follows:

   Tangible assets acquired........................................ $ 1,771,937
   Developed technology............................................   2,150,633
   Core technology.................................................   6,695,669
   In-process research and development.............................   5,462,821
   Acquired work force.............................................     611,523
   Patents.........................................................     581,018
   Assumed liabilities.............................................  (1,862,402)
   Preliminary goodwill............................................  25,788,801
                                                                    -----------
                                                                    $41,200,000
                                                                    ===========

    Annuncio determined that $5,462,821 of the purchase price represented in-process research and development that had not yet reached technological feasibility and had no alternative future use. Accordingly, this amount was expensed at the time of the acquisition. The value assigned to in-process research and development was determined by identifying research projects in areas for which technological feasibility had not been achieved and assessing the stage of completion date of the research and development effort. The stage of completion was determined by estimating the costs and time incurred to date relative to the costs and time to be incurred to develop the in-process research and development into commercially viable products, estimating the resulting net cash flows only from the percentage of research and development efforts completed at the date of acquisition, and discounting the net cash flows back to their present value. A discount rate of 30% was utilized which took into account the uncertainty surrounding the successful development of the in-process research and development projects.

                            ANNUNCIO SOFTWARE, INC.

    The value of the developed technology of $2,150,633 and core technology of $6,695,669 was determined by discounting expected future cash flows of the existing developed technologies taking into account the characteristics and future markets, as well as an evaluation of past and anticipated service-life cycles. Discount rates of 20% and 25%, respectively, were utilized which took into account the uncertainty surrounding the successful delivery of the developed and core technology.

    The following (unaudited) pro forma summary information represents the consolidated results of operations as if the acquisition of Brightinfo.com had occurred at the beginning of the period presented and is not intended to be indicative of future results:

                                                                Year Ended
                                                             December 31, 1999
                                                             -----------------
   Pro forma net revenue....................................   $  2,256,458
   Pro forma net loss.......................................   $(30,877,493)
   Pro forma basic and diluted net loss per share...........   $      (1.05)
   Number of shares used in pro forma basic and diluted per
     share calculation......................................     29,520,813

    The number of shares used in the above pro forma per share calculation assumes that the common stock issued to Brightinfo.com in February 2000 was issued and outstanding for the entire year of 1999. Additionally, the proforma number of shares assumes the conversion of Series A, B and C redeemable convertible preferred stock and the convertible subordinated debentures of Brightinfo.com The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been effected at the beginning of the period presented and are not intended to be a projection of future results.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

               Report of Ernst & Young LLP Independent Auditors

The Board of Directors and Stockholders
Brightinfo.com, Inc.

    We have audited the accompanying balance sheets of Brightinfo.com, Inc. as of December 31, 1998 and 1999, and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for the period from August 12, 1998 (inception) through December 31, 1998 and the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Brightinfo.com, Inc. at December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for the period from August 12, 1998 (inception) through December 31, 1998 and the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

    The accompanying financial statements have been prepared assuming that Brightinfo.com, Inc. will continue as a going concern. As further described in
Note 1 to the financial statements, the Company has incurred operating losses since inception. This condition raises substantial doubt about its ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

San Jose, California
February 11, 2000

                         BRIGHTINFO.COM SOFTWARE, INC.

                                 BALANCE SHEETS

                                                             December 31,
                                                         ---------------------
                                                           1998       1999
                                                         --------  -----------
Assets
Current assets:
  Cash and cash equivalents............................. $279,662  $ 1,028,303
  Accounts receivable (including $100,000 from a
    related party at
  December 31, 1999)....................................       --      196,000
  Prepaid expenses and other current assets.............       --       86,250
                                                         --------  -----------
     Total current assets...............................  279,662    1,310,553
Property and equipment, net.............................    9,011      321,684
Deposits................................................   11,070      139,700
                                                         --------  -----------
     Total assets....................................... $299,743  $ 1,771,937
                                                         ========  ===========
Liabilities, redeemable convertible preferred stock and
  stockholders' equity (deficit)
Current liabilities:
  Accounts payable and accrued liabilities.............. $     --  $   859,736
  Deferred revenue......................................       --      102,666
  Borrowings under lines of credit......................       --      300,000
                                                         --------  -----------
     Total current liabilities..........................       --    1,262,402
Convertible subordinated debentures.....................       --      600,000
Commitments
Redeemable convertible preferred stock, $0.001 par
  value, issuable in series; authorized shares--
  5,000,000; issued and outstanding shares 1,000,000 and
  3,166,668 at December 31, 1998 and 1999, respectively,
  (liquidation preference at December 31, 1999--
  $2,900,002)...........................................  300,000    2,853,341
Stockholders' equity (deficit):
  Common stock, $0.001 par value; authorized shares--
    15,000,000; issued and outstanding shares--
    3,340,000 and 3,988,000 at December 31, 1998 and
    1999, respectively..................................    3,340        3,988
  Additional Paid in Capital............................   13,360    3,507,114
  Deferred compensation.................................       --      (99,900)
  Note Receivable from Stockholders.....................       --   (2,727,609)
  Accumulated deficit...................................  (16,957)  (3,627,399)
                                                         --------  -----------
     Total stockholders' equity (deficit)...............     (257)  (2,943,806)
                                                         --------  -----------
     Total liabilities, redeemable convertible preferred
       stock and stockholders' equity (deficit)......... $299,743  $ 1,771,937
                                                         ========  ===========

                            See accompanying notes.

                              BRIGHTINFO.COM, INC.

                            STATEMENTS OF OPERATIONS

                                                     Period from
                                                   August 12, 1998
                                                   (Inception) to  Year Ended
                                                    December 31,    December
                                                        1998        31, 1999
                                                   --------------- -----------
Revenues:
  License (including $202,500 from a related
    party)........................................           --    $   532,133
  Professional services (including $7,000 from a
    related party)................................           --         41,001
                                                     ----------    -----------
     Total revenues...............................           --        573,134
Cost of revenue:
  License.........................................           --             --
  Professional services...........................           --         45,051
                                                     ----------    -----------
     Total cost of revenue........................           --         45,051
                                                     ----------    -----------
Gross profit......................................           --        528,083
Operating expenses:
  Product development.............................           --      1,075,950
  Sales and marketing.............................           --      1,762,782
  General and administrative......................       18,534        781,161
  Amortization of deferred compensation...........           --        561,331
                                                     ----------    -----------
     Total operating expense......................       18,534      4,181,224
                                                     ----------    -----------
Loss from operations..............................      (18,534)    (3,653,141)
Interest income, net..............................        1,577         42,699
                                                     ----------    -----------
Net loss..........................................   $  (16,957)   $(3,610,442)
                                                     ==========    ===========
Net loss per share:
  Basic and diluted...............................   $    (0.01)   $     (1.07)
                                                     ==========    ===========
Shares used in calculation of net loss per share:
  Basic and diluted...............................    1,145,479      3,387,975
                                                     ==========    ===========


                            See accompanying notes.

                             BRIGHTINFO.COM, INC.

                      STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                Stockholders' Equity (Deficit)
                                         ----------------------------------------------------------------------------------
                         Redeemable
                        Convertible                                                      Notes
                      Preferred Stock      Common Stock     Additional                Receivables
                    -------------------- -----------------   Paid in      Deferred        From     Accumulated
                     Shares     Amount    Shares    Amount   Capital    Compensation  Stockholders   Deficit       Total
                    --------- ---------- ---------  ------  ----------  ------------  ------------ -----------  -----------
Issuance of common
 stock at $0.005
 per share to
 founders.........         -- $       -- 3,340,000  $3,340  $   13,360  $        --     $     --   $        --  $    16,700
Issuance of Series
 A preferred stock
 at $0.30 per
 share............  1,000,000    300,000        --      --          --           --           --            --           --
Net loss and
 comprehensive
 loss.............         --         --        --      --          --           --           --       (16,957)     (16,957)
                    --------- ---------- ---------  ------  ----------  -----------     --------   -----------  -----------
 Balance at
  December 31,
  1998............  1,000,000    300,000 3,340,000   3,340      13,360           --           --       (16,957)        (257)
Issuance of Series
 B preferred stock
 and $1.20 per
 share, net of
 issuance costs of
 $46,661..........  2,166,668  2,553,341        --      --          --           --           --            --           --
Exercise of stock
 options..........         --         --   622,000     622      30,478           --           --            --       31,100
Exercise of stock
 options for notes
 receivable.......         --         --   111,000     111      99,789           --      (99,900)           --           --
Issuance of
 warrants in
 connection with
 bank financing
 and consulting
 services.........         --         --        --      --      78,712           --           --            --       78,712
Repurchase of
 common stock.....         --         --   (85,000)    (85)     (4,165)          --           --            --       (4,250)
Deferred
 compensation.....         --         --        --      --   3,288,940   (3,288,940)          --            --           --
Amortization of
 deferred
 compensation.....         --         --        --      --          --      561,331           --            --      561,331
Net loss and
 comprehensive
 loss.............         --         --        --      --          --           --           --    (3,610,442)  (3,610,442)
                    --------- ---------- ---------  ------  ----------  -----------     --------   -----------  -----------
 Balance at
  December 31,
  1999............  3,166,668 $2,853,341 3,988,000  $3,988  $3,507,114  $(2,727,609)    $(99,900)  $(3,627,399) $(2,943,806)
                    ========= ========== =========  ======  ==========  ===========     ========   ===========  ===========

                            See accompanying notes.

                              BRIGHTINFO.COM, INC.

                            STATEMENTS OF CASH FLOWS

                                                    Period from
                                                     August 12,
                                                  1998 (inception) Year ended
                                                  through December  December
                                                      31, 1998      31, 1999
                                                  ---------------- -----------
Operating activities
 Net loss........................................     $(16,957)    $(3,610,442)
 Adjustments to reconcile net loss to net cash
   used in operating activities:
  Depreciation...................................          522          28,715
  Amortization of warrant valuations.............           --          23,345
  Amortization of deferred compensation..........           --         561,331
  Changes in operating assets and liabilities:
   Accounts receivable...........................           --        (196,000)
   Prepaid expenses and other current assets.....           --         (30,910)
   Deposits......................................      (11,070)       (128,603)
   Accounts payable and accrued liabilities......           --         859,736
   Deferred revenue..............................           --         102,666
                                                      --------     -----------
     Net cash used in operating activities.......      (27,505)     (2,390,162)
Investing activities
 Purchases of property and equipment.............       (9,533)       (341,388)
                                                      --------     -----------
     Net cash used in investing activities.......       (9,533)       (341,388)
Financing activities
 Proceeds from issuance of preferred stock, net..      300,000       2,553,341
 Proceeds from issuance of common stock, net.....       16,700          31,100
 Repurchase of common stock......................           --          (4,250)
 Proceeds from issuance of convertible
   subordinated debenture........................           --         600,000
 Borrowings under bank line of credit............           --         300,000
                                                      --------     -----------
     Net cash provided by financing activities...      316,700       3,480,191
                                                      --------     -----------
Change in cash and cash equivalents..............      279,662         748,641
Cash and cash equivalents at beginning of
  period.........................................           --         279,662
                                                      --------     -----------
Cash and cash equivalents at end of period.......     $279,662     $ 1,028,303
                                                      ========     ===========
Noncash investing and financing activities
 Issuance of warrants in connection with bank
   financing and consulting services.............     $     --     $    78,712
                                                      ========     ===========
 Issuance of common stock for notes receivable...     $     --     $    99,900
                                                      ========     ===========

                            See accompanying notes.

                              BRIGHTINFO.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

Description of the Company

    Brightinfo.com, Inc. (the "Company") was incorporated in Delaware on August 12, 1998 and is engaged in the development and sale of software designed to automate and improve the effectiveness of marketing programs for companies with e-commerce Web sites. The Company's products enable marketing professionals to create and manage real-time personalized web merchandising programs, analyze program effectiveness, and make changes using a point-and-click web-based user interface.

    The Company has incurred operating losses to date and has an accumulated deficit of $3,627,399 as at December 31, 1999. The Company's activities have been primarily financed through private placements of equity securities and debt financings. The Company will need to raise additional capital through the issuance of debt or equity securities in order to finance operations through December 31, 2000. This financing may not be available on terms satisfactory to The Company, if at all. The accompanying financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

    The Company generates revenue through software licenses, professional services and providing maintenance and support. The Company's license revenues are generated from licensing the Company's products directly to end-users. Professional services revenues are generated from training and consulting services performed for those customers that license the Company's products. Maintenance and support revenues are generated from technical support and product updates provided for those customers that license the Company's products.

    License revenues are recognized when a noncancelable license agreement has been signed, the product has been installed, the fees are fixed and determinable, collectibility is probable and vendor-specific objective evidence exists to allocate the total fee to elements of the arrangement. In certain cases where the Company does not execute a licenses agreement revenues are recognized on a cash basis after the product has been installed and there is persuasive evidence that an arrangement exist.

    Revenues from maintenance, which consists of fees for ongoing technical support and product updates, are recognized ratably over the term of the maintenance contract, which is typically one year. Revenues from training and consulting services are recognized as services are performed.

    Deferred revenue includes license, maintenance, and consulting fees for which payment has been received but delivery or performance has not occurred.

Software Development Costs

    Development costs incurred in the research and development of new software products are expensed as incurred until technological feasibility in the form of a working model has been established. To date, the Company's software development projects have been completed concurrent with the establishment of technological feasibility, and, accordingly, all software development costs have been charged to product development expense in the accompanying statements of operations.

                              BRIGHTINFO.COM, INC.

Cash and Cash Equivalents

    The Company's cash equivalents as of December 31, 1998 and 1999 consist of money market funds with qualified financial institutions and their carrying value approximates fair value. The Company considers all highly liquid investments with an original maturity from date of purchase of three months or less to be cash equivalents.

Property and Equipment

    Property and equipment are stated at cost, net of accumulated amortization and depreciation. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets, generally three to five years.

Stock-Based Compensation

    The Company accounts for employee stock option grants using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 and has adopted the disclosure-only alternative of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

Income Taxes

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires the use of the liability method in accounting for income taxes. Under SFAS 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

Concentrations of Credit Risk and Credit Evaluations

    The Company is subject to concentrations of credit risk from its holdings of cash and cash equivalents, which are held with two domestic financial institutions. Also, the Company sells its products in the United States on a credit basis. The Company performs ongoing credit evaluations, does not require collateral and maintains reserves for potential credit losses on customer accounts when deemed necessary. As of December 31, 1999, four customers accounted for 51%, 20%, 10% and 10% of accounts receivable. For the year ended December 31, 1999, four customers accounted for 37%, 14%, 11% and 11% of revenues.

Net Loss Per Share

    Basic and diluted net loss per share information for all periods is presented under the requirement of SFAS No. 128, "Earnings per Share". Basic earnings per share has been computed using the weighted-average number of common shares outstanding during the period, less shares subject to repurchase, and excludes any dilutive effects of stock options, warrants, and convertible securities. Potentially dilutive securities have been excluded from the computation of diluted net loss per share as their inclusion would be antidilutive.

    Pro forma net loss per share has been computed as described above and also gives effect, under Securities and Exchange Commission guidance, to the conversion of preferred shares not included above that will automatically convert upon completion of the Company's initial offering, using the if-converted method.

                              BRIGHTINFO.COM, INC.

    The calculation of historical and pro forma basic and diluted net loss per share is as follows (in thousands, expect share and per share amounts):

                                                       Period ended Year ended
                                                       December 31,  December
                                                           1998      31, 1999
                                                       ------------ -----------
   Historical:
     Net loss........................................   $  (16,957) $(3,610,442)
                                                        ----------  -----------
     Weighted average shares of common stock
       outstanding used in computing basic and
       diluted net loss per share....................    1,145,479    3,387,975
     Basic and diluted net loss per share............   $    (0.01) $     (1.07)
                                                        ==========  ===========

Advertising Expense

    The cost of advertising is expensed as incurred. Advertising costs, which is included in sales and marketing expense, was approximately $91,200 and none for the year ended December 31, 1999 and the period from August 12, 1998 (inception) to December 31, 1998, respectively.

Recent Accounting Pronouncement

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative and Hedging Activities" ("FAS 133") was issued. FAS 133 is required to be adopted in years beginning after June 15, 2000. FAS 133 establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company will adopt FAS 133 in its year ending December 31, 2000 and does not expect such adoption to have a material impact on the Company's results of operations, financial position or cash flows.

2. Property and Equipment

    Property and equipment consists of the following:

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               ------  --------
   Computer equipment and software............................ $9,533  $194,514
   Property, fixtures and improvements........................     --   156,407
                                                               ------  --------
                                                                9,533   350,921
   Less accumulated depreciation..............................   (522)  (29,237)
                                                               ------  --------
                                                               $9,011  $321,684
                                                               ======  ========

                              BRIGHTINFO.COM, INC.

3. Income Taxes

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

                                                              December 31,
                                                           --------------------
                                                            1998       1999
                                                           -------  -----------
   Deferred tax assets:
     Net operating loss carryforwards..................... $ 6,666  $ 1,159,085
     Other................................................      --       60,040
                                                           -------  -----------
        Total deferred tax assets.........................   6,666    1,219,125
   Valuation allowance....................................  (6,666)  (1,219,125)
                                                           -------  -----------
   Net deferred tax assets................................ $    --  $        --
                                                           =======  ===========

    Realization of deferred tax assets is dependent upon future earnings, if any, of which the timing and amount are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $6,666 and $1,212,459 during the period ended December 31, 1998 and the year ended December 31, 1999, respectively.

    As of December 31, 1999, the Company had net operating loss carryforwards for federal income tax purposes of approximately $2,897,000 which begins to expire in the years 2018 through 2019. The Company had net operating loss carryforwards for state income tax purposes of approximately $2,897,000 expiring in 2006.

    Utilization of the Company's net operating loss carryforwards may be subject to substantial annual limitation due to the ownership change limitation provided by the Internal Revenue Code and a similar state provision. Such an annual limitation could result in the expiration of the net operating loss carryforwards before utilization.

4. Related Party Transactions

    A member of the Company's board of directors, who is also a stockholder of the Company, is a board of directors member and a stockholder in a company which has purchased the Company's products. Amounts received from this the related entity was approximately $150,000 during the year ended December 31, 1999.

5. Financing Arrangements

    In June 1999, the Company entered into a line of credit agreement with a bank that provides for borrowings of up to $1,350,000. The agreement allows for two lines of credit; a revolving line of credit and an equipment line of credit. The maximum borrowing under the revolving line of credit at December 31, 1999 is $300,000 and increases to $1,000,000 in April 2000. The maximum borrowing under the equipment line of credit is $350,000 at December 31, 1999. Outstanding borrowings under the revolving line of credit is $300,000 at December 31, 1999, which bear interest at the bank's prime rate plus 1.0% or 9.5%. There were no outstanding borrowings under the equipment line of credit as of December 31, 1999. Amounts outstanding under these financing arrangements are due on December 15, 2000.

    At December 31, 1999, the Company was not in compliance with certain financial covenants required under the revolving line of credit agreement. Amounts outstanding under the revolving line of credit are

                              BRIGHTINFO.COM, INC.

classified as current at December 31, 1999. Failure to comply with financial covenants may result in the acceleration of principal and interest payments due under the terms of the agreement and the unavailability of scheduled increases in the line of credit.

6. Convertible Subordinated Debentures

    In June 1999, the company issued convertible subordinated debentures to an investor in exchange for $600,000 in cash. The debentures are subordinate to principal, premium and interest on all Senior Debt. The debentures accrue interest at 8% per annum and are convertible into shares of Series B preferred stock as described below. Accrued interest is payable annually beginning December 31, 1999. All outstanding principal and any unpaid accrued interest are due and payable in sixteen equal quarterly installments beginning September 29, 2004. Accrued interest due may be waived at the option of the holder by written notice within 14 days after the interest payment due date. Repayment of accrued interest is deemed waived if the holder of the debentures fails to notify the Company within 14 days after the interest payment due date.

    The principal amount of the debentures is convertible into fully paid and nonassessable shares of Series B preferred stock of the Company at $1.20 per share, subject to adjustment under certain circumstances such as a stock-split. Conversion occurs (i) at the option of the Holder, (ii) upon the closing of a qualified public offering of the Company, (iii) upon the liquidation, dissolution or winding up of the Company, or upon a bankruptcy, insolvency or reorganization; (iv) after four years from the date of the debenture.

7. Redeemable Convertible Preferred Stock

    The Company is authorized to issue 5,000,000 shares of redeemable convertible preferred stock with a par value of $0.001 per share. At of December 31, 1999, the Company's designated redeemable convertible preferred stock series are as follows: 1,500,000 shares remained undesignated.

                                                 Shares Issued and   Aggregate
                                                    Outstanding     Liquidation
                                                   December 31,      Preference
                                                -------------------      at
                                     Designated                     December 31,
                Series                 Shares     1998      1999        1999
                ------               ---------- --------- --------- ------------
   A...............................  1,000,000  1,000,000 1,000,000  $  300,000
   B...............................  2,500,000         -- 2,166,668   2,600,002
                                     ---------  --------- ---------  ----------
     Total.........................  3,500,000  1,000,000 3,166,668  $2,900,002

 Conversion

    Each share of redeemable preferred stock is convertible into fully paid and nonassessable shares of common stock at the option of the holder. The conversion rates, 1:1 for Series A and Series B, are subject to adjustment in certain circumstances such as a stock-split. Conversion is automatic upon the closing of a qualified public offering of common stock with net proceeds of at least $15,000,000 or a public offering price of not less than $5.00 per share.

 Dividends

    The holders of shares of Series A and Series B redeemable convertible preferred stock are entitled to receive dividends at the rates of $0.021 and $0.096 per annum, respectively (as adjusted for any stock dividends, combinations or splits with respect to such shares). Dividends are payable in preference and priority to any payment of any dividend on common stock of the Company.

                              BRIGHTINFO.COM, INC.

    Such dividends are payable only when, as and if declared by the Board of Directors, but only out of funds that are legally available, and are noncumulative. No dividends have been declared or paid as of December 31, 1999.

 Liquidation Preference

    In the event of any liquidation, dissolution or winding up of the Company, the holders of redeemable convertible preferred stock are entitled to receive an amount equal to the sum of $0.30 for each share of Series A redeemable convertible preferred stock and $1.20 for each share of Series B redeemable convertible preferred stock plus any declared but unpaid dividends with respect to such shares. The remaining assets, if any, are to be distributed ratably to the holders of common and preferred stock on an as-if-converted to common stock basis. If the assets and funds distributed among the holders of the preferred stock are insufficient to permit the payment to holders of the full preferential amount, then all assets and funds of the Company are to be distributed ratably among the holders of preferred stock, in proportion to the preferential amount each such holder is otherwise entitled to receive.

 Redemption

    Upon written notice, any time after five years from issuance, the holders of not less than a majority of the outstanding shares of Series A and Series B redeemable convertible preferred stock may require the Company to redeem all outstanding shares of Series A and Series B redeemable convertible preferred stock. Redemption occurs in three equal annual installments beginning two months from the receipt of written notice. The redemption price is the original issue price plus all declared but unpaid dividends. If the Company does not have sufficient funds to redeem all the shares to be redeemed at the redemption date, then such unredeemed shares will be carried forward to the next redemption date until all such shares have been converted or redeemed.

 Voting

    The holders of preferred stock are entitled to the number of votes equal to the number of shares of common stock into which each share of preferred stock could be converted.

 Antidilution Provisions

    The conversion price of the Company's preferred stock is subject to adjustment to prevent dilution in the event that the Company issues additional shares of preferred stock, common stock or common stock equivalents at a purchase price less than the then-effective conversion price. However, without triggering antidilution adjustments, the Company may issue to directors, officers, employees, or consultants shares of common stock that are reserved for issuance under the Company's stock option plan or in connection with financing or other transactions which involve consideration and which are approved by the Board of Directors.

8. Stockholders' Equity

    The Company is authorized to issue 15,000,000 shares of common stock with a par value of $0.001 per share.

 Common Stock Issued to Founders

    In August 1998, the Company issued 3,340,000 shares of common stock to the founders at $0.005 per share for cash. These common shares are subject to repurchase rights that allow the Company to repurchase the

                              BRIGHTINFO.COM, INC.

shares at the original purchase price in the event of termination of employment, death or disability. This repurchase right expires ratably over four years. At December 31, 1998 and 1999, 2,833,250 and 1,778,666 shares were subject to repurchase rights, respectively.

 Warrants

    In December 1999, in connection with a line of credit agreement, the Company issued a warrant that entitles the holder to purchase up to 9,750 shares of the Company's Series B preferred stock at $2.00 per share. The warrant has a contractual term of 10 years from the date of grant. The fair value for these warrants was estimated at the date of grant using a Black-Scholes pricing model with the following assumptions: a risk free interest rate of approximately 5.5%, no dividend yield, volatility factor of 0.7, and a weighted-average expected life of the options of ten years. The fair value of these warrants was estimated to be approximately $63,300 and will be expensed as a cost of financing over the term of the loan agreement.

    In April 1999, in connection with certain consulting services, the Company issued a warrant to purchase 7,650 shares of the Company's common stock at $0.05 per share. The warrant has a term of 5 years from date of the grant. The fair value of these warrants was estimated to be approximately $15,435 and was expensed in the year ended December 31, 1999

 Stock Option Plan

    The Company has reserved 1,460,000 shares of common stock under the 1999 Stock Option Plan (the "Plan"). The Plan provides for incentive stock options, as defined by the Internal Revenue Code, to be granted to employees, at an exercise price not less than 100% of the fair value at the grant date as determined by the Board of Directors, unless the optionee is a 10% shareholder, in which case the option price will not be less than 110% of such fair market value. The Plan also provides for nonqualified stock options to be issued to employees and consultants at an exercise price of not less than 85% of the fair value at the grant date.

    Options granted generally have a maximum term of 10 years from grant date, are exercisable upon vesting, unless otherwise designated for early exercise by the Board of Directors at the time of grant, and generally vest over a 4-year period with a 25% cliff vesting after one year and then ratably on a monthly basis for 3 years thereafter. Options exercised early are subject to the vesting provisions mentioned above and any unvested shares are subject to repurchase at the original price upon termination of employment, death, or disability. At of December 31, 1999, 644,000 shares were subject to repurchase.

    A summary of the stock option activity is as follows:

                                                                       Weighted-
                                                                        Average
                                                           Number of   Exercise
                                                             Shares      Price
                                                           ----------  ---------
   Outstanding balance at December 31, 1997                $       --    $  --
     Granted.............................................   1,247,149     0.20
     Exercised...........................................    (733,000)    0.18
     Canceled............................................     (40,000)    0.05
                                                           ----------    -----
   Balance at December 31, 1998..........................     474,149    $0.24
                                                           ==========    =====

    As of December 31, 1999, options to purchase 252,851 shares of common stock were available for future grant under the Plan.

                              BRIGHTINFO.COM, INC.

    At December 31, 1999, exercisable shares totaled 9,150. The following table summarizes information about stock options outstanding at December 31, 1999:

                                             Options Outstanding
                                -----------------------------------------------------------
                                                         Weighted-
                                                          Average
                                                         Remaining                Weighted-
                                                        Contractual                Average
             Exercise           Number of                Life (in                 Exercise
               Price             Shares                   Years)                    Price
             --------           ---------               -----------               ---------
            $ 0.05-0.90          474,149                   9.25                     $0.18

 Shares Reserved for Future Issuance

    As of December 31, 1999, shares of common stock reserved for future issuance were as follows:

   Stock Option Plan.................................................    767,000
   Conversion of preferred stock.....................................  3,166,668
   Warrants..........................................................     17,400
                                                                       ---------
     Total shares reserved for future issuance.......................  3,951,068
                                                                       =========

 Pro Forma Disclosure of the Effect of Stock-Based Compensation

    The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying common stock on the grant date, no compensation expense is recorded.

    Pro forma information regarding net income (loss) is required by SFAS 123. Under this method, the estimated fair value of the options is amortized to expense over the vesting period of the options. The effect of applying the fair value method of SFAS 123 to the Company's stock-based awards results in net losses that are not significantly different from historical amounts reported.

    The fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions:

   Risk-free interest rate.............................................     5.5%
   Expected life of the option......................................... 4 years
   Expected volatility.................................................     0.7%
   Expected dividend yield.............................................       0%

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimates, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    The weighted-average fair value of options granted to employees during the year ended December 31, 1999 was $2.69.

                              BRIGHTINFO.COM, INC.

9. Commitments

 Leases

    The Company leases its facilities under noncancelable operating lease through 2002. The lease requires the Company to pay operating costs, including property taxes, normal maintenance and insurance. Future minimum payments under operating leases are as follows:

   Year ending December 31,
   ------------------------
   2000...............................................................  $337,681
   2001...............................................................   120,199
   2002...............................................................     1,974
                                                                        --------
     Total............................................................  $459,854
                                                                        ========

    Rent expense under operating lease arrangements for the year ended December 31, 1999 totaled approximately $9,500 and the period from August 12, 1998 (inception) through December 31, 1998, totaled approximately $98,300.

10. Risks Associated with Year 2000 (Unaudited)

    The Company evaluated its internal and network systems and software products and experienced no significant disruptions in mission critical information technology systems, non-information technology systems, or software products and believes those systems and products successfully responded to the Year 2000 date change. Remediation costs incurred to date have not been material.

    The Company is not aware of any material problems resulting from Year 2000 issues, either with its products, its internal systems, or the products and services of third parties. The Company will continue to monitor its mission critical computer applications and those of its suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly. However, failure to fully identify all Year 2000 dependencies in the Company's existing systems, in the systems of its suppliers, and the systems of its financial institutions could have material adverse consequences.

11. Retirement Plan

    The Company has a defined contribution plan for all full-time employees which qualifies under Section 401(k) of the Internal Revenue Code. Under the terms of the plan, employees may contribute up to 15%, subject to Internal Revenue Service limitation, of their annual compensation. The Plan does not provided for matching contributions from the Employer.

12. Subsequent Events

    On February 8, 2000, the Company signed a memorandum of understanding that confirms the terms and structure of a proposed acquisition of the Company.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                         FINANCIAL INFORMATION OVERVIEW

                                   The Merger

    Annuncio Software, Inc. (Annuncio) and Brightinfo.com (BrightInfo) have entered into a definitive agreement to merge (the Merger) whereby all the issued and outstanding common stock, preferred stock, options and warrants of Brightinfo.com will be exchanged for 7,500,000 shares of Annuncio common stock. The exchange ratio will be approximately .63 Annuncio shares per each BrightInfo share outstanding.

    The Boards of Directors of Annuncio and Brightinfo.com have unanimously approved the Merger. The Merger will become effective subject to regulatory approval and approval by Brightinfo.com stockholders.

    The Merger provides that both Annuncio and Brightinfo.com will merge into Annuncio, the surviving corporation.

    As there is no readily determinable market for Annuncio's shares, the price per share of its common stock was based on the price of the Series D redeemable convertible preferred stock issued by Annuncio on February 22, 2000. This price could be materially different than the fair value of the shares.

Unaudited Pro Forma Condensed Combined Financial Statements of Annuncio and Brightinfo.com

    The following unaudited pro forma condensed combined financial statements combine the historical balance sheets and statement of operations of Annuncio and Brightinfo.com after giving effect to the merger. The unaudited pro forma condensed combined balance sheet as of December 31, 1999, set forth below, gives effect to the Merger as if it had occurred on December 31, 1999. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 gives effect to the Merger as if it occurred on January 1, 1999. These statements have been prepared assuming the merger will be accounted for as a purchase business combination as set forth in the notes to these unaudited pro forma condensed combined financial statements.

    The following unaudited pro forma financial information has been prepared from, and should be read in conjunction with, the audited historical financial statements of Annuncio and Brightinfo.com. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial position or operating results that would have occurred had the Merger been completed on December 31, 1999 or at the beginning of the period for which the Merger is being given effect, nor is it necessarily indicative of future financial position or operating results.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                                 BALANCE SHEET
                            AS OF DECEMBER 31, 1999

                                  Historical                       Pro Forma
                          ---------------------------- ----------------------------------
                            Annuncio    Brightinfo.com Adjustments    Note     Combined
                          ------------  -------------- ------------  ------- ------------
Current Assets:
 Cash and cash
   equivalents..........  $  1,115,458   $ 1,028,303   $         --          $  2,143,761
 Accounts receivable,
   net..................     2,020,879       196,000             --             2,216,879
 Prepaid expenses and
   deposits.............       307,312        86,250             --               393,562
                          ------------   -----------   ------------          ------------
   Total current
     assets.............     3,443,649     1,310,553             --             4,754,202
Property and equipment,
  net...................     1,534,754       321,684             --             1,856,438
Restricted cash.........       204,000                                            204,000
Intangible assets and
  other assets..........        28,908       139,700     24,753,400   A,C,D    24,922,008
                          ------------   -----------   ------------          ------------
   Total assets.........  $  5,211,311   $ 1,771,937   $ 24,753,400          $ 31,736,648
                          ============   ===========   ============          ============
Current liabilities:
 Accounts payable and
   accrued liabilities..  $  2,616,988   $   859,736   $  1,200,000     A    $  4,676,724
 Deferred revenue.......     1,583,559       102,666             --             1,686,225
 Borrowings under line
   of credit............            --       300,000             --               300,000
 Current portion of
   equipment loan.......        91,121            --             --                91,121
 Current portion of
   capital lease
   obligations..........       222,965            --             --               222,965
                          ------------   -----------   ------------          ------------
   Total current
     liabilities........     4,514,633     1,262,402      1,200,000             6,977,035
Convertible subordinated
  debentures............            --       600,000       (600,000)    F              --
Long-term portion of
  equipment loan........        15,186            --             --                15,186
Long-term portion of
  capital lease
  obligations...........       466,212            --             --               466,212
Commitments
Redeemable convertible
  preferred stock.......    12,267,287     2,853,341    (15,120,628)  A,B,E            --
Stockholders' equity
  (deficit):
 Common stock...........           966         3,988         (1,779) A,B,E,F        3,175
 Additional paid-in
   capital..............     5,004,277     3,507,114     49,357,964   A,B,F    57,869,355
 Note receivable from
   stockholders.........            --       (99,900)        99,900    A,B             --
 Deferred stock
   compensation.........    (2,915,595)   (2,727,609)     2,727,609    A,B     (2,915,595)
 Accumulated deficit....   (14,141,655)   (3,627,399)   (12,909,666) A,B,C,D  (30,678,720)
                          ------------   -----------   ------------          ------------
   Total stockholders'
     equity (deficit)...   (12,052,007)   (2,943,806)    39,274,028            24,278,215
                          ------------   -----------   ------------          ------------
Total liabilities,
  redeemable convertible
  preferred stock and
  stockholders' equity
  (deficit).............  $  5,211,311   $ 1,771,937   $ 24,753,400          $ 31,736,648
                          ============   ===========   ============          ============

   See accompanying notes to unaudited pro forma condensed combined financial information.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                  Historical                      Pro Forma
                          ---------------------------- --------------------------------
                            Annuncio    Brightinfo.com Adjustments   Notes   Combined
                          ------------  -------------- ------------  ----- ------------
Revenues:
 License................  $    853,390   $   532,133   $         --        $  1,385,523
 Hosting................       191,417            --             --             191,417
 Professional services..       638,517        41,001             --             679,518
                          ------------   -----------   ------------        ------------
  Total revenues........     1,683,324       573,134             --           2,256,458

Cost of revenues:
 License................        72,811            --             --              72,811
 Hosting................       212,072            --             --             212,072
 Professional services..     1,439,745        45,051             --           1,484,796
                          ------------   -----------   ------------        ------------
  Total cost of
    revenues............     1,724,628        45,051             --           1,769,679
                          ------------   -----------   ------------        ------------
Gross profit (loss).....       (41,304)      528,083             --             486,779

Operating expenses:
 Research and
   development..........     3,429,514     1,075,950             --           4,505,464
 Sales and marketing....     3,687,020     1,762,782             --           5,449,802
 General and
   administrative.......     2,030,387       781,161             --           2,811,548
 In process research and
   development..........            --            --      5,462,821      A    5,462,821
 Amortization of
   deferred stock
   compensation.........     1,395,593       561,331             --           1,956,924
 Amortization of
   goodwill and
   identified
   intangibles..........            --            --     11,074,244    C,D   11,074,244
                          ------------   -----------   ------------        ------------
  Total operating
    expenses............    10,542,514     4,181,224     16,537,065          31,260,803
                          ------------   -----------   ------------        ------------
Loss from operations....   (10,583,818)   (3,653,141)   (16,537,065)        (30,774,024)
Interest (expense)
  income and other,
  net...................      (146,168)       42,699             --            (103,469)
                          ------------   -----------   ------------        ------------
Net loss................  $(10,729,986)  $(3,610,442)  $(16,537,065)       $(30,877,493)
                          ============   ===========   ============        ============
Basic and diluted net
  loss per share........  $      (1.80)  $     (1.07)                    E $      (1.05)
                          ============   ===========                       ============
Shares used in computing
  basis and diluted net
  loss per share........     5,976,565     3,387,975                         29,520,813
                          ============   ===========                       ============



   See accompanying notes to unaudited pro forma condensed combined financial information.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

    The unaudited pro forma condensed combined balance sheet as of December 31, 1999, gives effect to the Merger as if it had occurred on December 31, 1999. The unaudited pro forma combined statement of operations for the year ended December 31, 1999 gives effect to the Merger as if it had occurred on January 1, 1999. These statements have been prepared assuming the merger will be accounted for as a purchase business combination.

2. Purchase Price and Purchase Price Allocation

    The Merger will result in an allocation of purchase price to the tangible and intangible assets of Brightinfo.com, as well as a write-off of the portion of the purchase price allocated to in-process research and development. The transaction is not expected to result in an incremental deferred tax liability. The allocation of the aggregate purchase price reflects the estimated fair value of assets acquired by Brightinfo.com based upon information available at the date of the accompanying unaudited pro forma condensed combined financial statements. Such allocation will be adjusted based on the final determination of such values and the final purchase price.

    Brightinfo.com's common stock outstanding, the fair value per share of common stock, Annuncio's fair value per share used to calculate the exchange ratio, the equivalent Annuncio common stock exchanged, and the resulting Annuncio consideration exchanged for Brightinfo.com common stock were based on information available on February 25, 2000, the latest practicable date.

    As there is no readily determinable market for Annuncio's shares, the price per share of its common stock was based on the price of the Series D preferred stock issued by Annuncio on February 22, 2000. This price could be materially different than the fair value of the shares.

   Equivalent Annuncio common stock exchanged.....................    7,500,000
   Estimated fair value of Annuncio common stock..................  $    5.3333
                                                                    -----------
   Subtotal.......................................................  $40,000,000
   Estimated legal, accounting fees and other costs...............    1,200,000
                                                                    -----------
     Total consideration..........................................  $41,200,000
                                                                    ===========

    The aggregate purchase price was allocated to the tangible and intangible assets and assumed liabilities of Brightinfo.com as follows:

   Tangible assets acquired.......................................  $ 1,771,937
   Developed technology...........................................    2,150,633
   Core technology................................................    6,695,669
   In-process research and development............................    5,462,821
   Acquired work force............................................      611,523
   Patents........................................................      581,018
   Assumed liabilities............................................   (1,862,402)
   Preliminary goodwill...........................................   25,788,801
                                                                    -----------
   Aggregate purchase price.......................................  $41,200,000
                                                                    ===========

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED

3. Pro Forma Adjustments

(A)To record the anticipated value of intangible assets as described in the above. The in-process research and development cost is treated as an expense and therefore increases the accumulated deficit. To reflect the estimated acquisition expenses of $1.2 million. To reflect the issuance of
    7.5 million shares of Annuncio's common stock valued at approximately $40 million in exchange for all of Brightinfo.com's issued and outstanding common stock, options and warrants.

(B)To eliminate the historical equity accounts of Brightinfo.com.

(C)To record the amortization of identifiable intangible assets related to the acquisition of Brightinfo.com. as if the transaction occurred on January 1, 1999. Identifiable intangible assets recorded in relation to the acquisition were approximately $10 million and are being amortized on a straight-line basis. Core technology and patents are being amortized over a period of five years. The acquired work force is being amortized over two years. Developed technology is being amortized over three years.

(D)To record the amortization of goodwill related to the acquisition of Brightinfo.com as if the transaction occurred on January 1, 1999. Goodwill recorded in relation to the acquisition was approximately $26 million is being amortized on a straight-line basis over three years.

(E)Weighted average shares used to calculate basic and diluted net loss per share for the period presented is computed using the weighted average number of common shares outstanding, including the pro forma effects of the conversion of Annuncio's Series A, B, and C redeemable convertible preferred stock into shares of Annuncio's common stock that will automatically convert upon the completion of Annuncio's initial public offering as if such conversion occurred on the later of January 1, 1999 or issuance date, and the shares to be issued in conjunction with the acquisition of Brightinfo.com as if such shares were outstanding as of January 1, 1999. All share and per share information have been adjusted to reflect Annuncio's three-for-two stock split.

(F)To reflect the automatic conversion of Brightinfo.com's convertible subordinated debentures into common stock upon the completion of Annuncio's initial public offering.

[LOGO OF ANNUNCIO SOFTWARE]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all fees and expenses payable by Annuncio in connection with the registration of the common stock hereunder. All of the amounts shown are estimates except for the SEC registration fee and the NASD filing fee.

                                                                       Amount
                                                                     To Be Paid
                                                                     ----------
   SEC Registration Fee............................................  $   12,144
   NASD Filing Fee.................................................       5,100
   Nasdaq National Market Listing Fee..............................      95,000
   Printing and Engraving Expenses.................................     200,000
   Legal Fees and Expenses.........................................     500,000
   Accounting Fees and Expenses....................................     300,000
   Transfer Agent and Registrar Fees and Expenses..................      15,000
   Miscellaneous Expenses..........................................      72,756
                                                                     ----------
        Total......................................................  $1,200,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our certificate of incorporation and our bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require Annuncio among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    (a) Since August 1997, we have issued and sold the securities described below:

    (1) In August 1997, we issued and sold an aggregate of 7,500,000 shares of unregistered common stock at a price per share of $0.000667 to our two founders, Didier Moretti and Maurizio Gianola, for an aggregate cash consideration of approximately $5,000. We relied upon Section 4(2) of the Securities Act of 1933 in connection with the issuance of these securities.

    (2) In September and October 1997, we issued and sold 7,429,689 shares of unregistered Series A preferred stock at a price per share of $0.4267 to nine investors for aggregate cash consideration of approximately $3,170,000. These shares were sold pursuant to a Series A preferred stock purchase agreement between such investors and us. We relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these securities. The sale of Series A preferred stock was made in compliance with all the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to us that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

    (3) In July 1998, we issued and sold 5,071,428 shares of unregistered Series B preferred stock at a price per share of $0.70 to nine investors for aggregate cash consideration of approximately $3,550,000. These shares were sold pursuant to a Series B preferred stock purchase agreement between such investors and us. We relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these securities. The sale of Series B preferred stock was made in compliance with all the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to us that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

    (4) In August 1998, in connection with obtaining a line of credit, we issued unregistered warrants to purchase an aggregate of 21,427 shares of Series B preferred stock, with an exercise price per share of $0.70, to Comdisco, Inc. We relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these securities. The issuance of the warrants was made in compliance with all the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to us that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

    (5) In April, June, July and August 1999, we issued and sold 4,197,450 shares of unregistered Series C preferred stock at a price per share of $1.33 to fifteen investors for aggregate cash consideration of $5,596,600. These shares were sold pursuant to a Series C preferred stock purchase agreement between such investors and us. We relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these securities. The sale of Series C preferred stock was made in compliance with all the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to us that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

    (6) In April 1999, in connection with obtaining equipment leases and loans, we issued unregistered warrants to purchase an aggregate of 262,500 shares of Series C preferred stock, with an exercise price per share of $1.33, to Comdisco, Inc. We relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these securities. The issuance of the warrants was made in compliance with all the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to us that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

    (7) In February 2000, we issued and sold 2,840,445 shares of unregistered Series D preferred stock at a price per share of $5.33 to 43 investors for aggregate cash consideration of $15,149,040. These shares were sold pursuant to a Series D preferred stock purchase agreement between such investors and us. We relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these securities. The sale of Series D preferred stock was made in compliance with all the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to us that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

    (8) In February 2000, pursuant to the terms of a software outsourcing agreement, we issued unregistered warrants to purchase an aggregate of 23,076 shares of Series D preferred stock, with an exercise price per share of $5.33, to eBay, Inc. We relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these securities. The issuance of the warrants was made in compliance with all the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to us that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

    (9) In March 2000, we issued and sold to the shareholders, option holders and warrant holders of Brightinfo.com, Inc. (1) 6,799,288 shares of unregistered common stock valued at $5.33 per share, (2) unregistered options to purchase 445,548 shares of unregistered common stock at exercise prices ranging from $0.053 to $0.9532, and (3) unregistered warrants to purchase 255,153 shares of unregistered common stock at exercises prices ranging from $0.9532 to $2.11833, in exchange for all of the outstanding stock, options and warrants of Brightinfo.com, Inc. These securities were issued pursuant to an agreement and plan of reorganization. We relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these securities. The issuance these securities was made in compliance with all the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to us that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

    (10) From September 9, 1997 to March 2, 2000, we granted options and stock purchase rights to purchase 6,900,200 shares of unregistered common stock to directors, officers, employees, former employees and consultants under our 1997 stock option plan at exercise prices ranging from $0.04 to $1.33 per share. Of the 6,900,200 shares granted, 2,967,749 remain outstanding, 408,120 have been canceled and returned to the plan, and we have issued and sold an aggregate of 3,542,882 shares of unregistered common stock pursuant to exercises of stock options for aggregate cash consideration of approximately $683,887, of which approximately $130,427 is subject to outstanding promissory notes payable to us. As to each of our directors, officers, employees, former employees and consultants who were issued such securities, we relied upon Rule 701 of the Securities Act of 1933. Each such person purchased our securities pursuant to a written contract between such person and us. In addition, we met the conditions imposed under Rule 701(b).

    The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to the share certificates issued in the transactions described above. All recipients had adequate access, through their relationships with us or by information furnished by us to them, to information about us.

    (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)Exhibits

 Exhibit
 Number                         Description of Document
 -------                        -----------------------
    1.1*   Form of Underwriting Agreement.
    2.1*   Agreement and Plan of Reorganization, dated as of March 2, 2000, between the registrant, Annuncio Acquisition, Inc.,
           Brightinfo.com, Inc., and Messrs. Bo Li, Cheryl Traverse, Chun
           Xia, Sheng Zhu, and Yufeng Li.
    2.2*   Agreement and Plan of Merger between the registrant and Annuncio
           Software, Inc., a Delaware corporation.
    3.1*   Certificate of Incorporation of registrant.
    3.2*   Form of Amended and Restated Certificate of Incorporation of
           registrant to be filed upon the closing of the offering made under the registration statement.
    3.3*   Bylaws of the registrant.
    4.1*   Form of registrant's common stock certificate.
    4.2*   Amended and Restated Investors Rights Agreement, dated March 2,
           2000, between the registrant and the parties named therein.
    5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.
   10.1*   Form of Indemnification Agreement entered into by registrant with each of its directors and executive officers.
   10.2*   1997 Stock Option Plan (as Amended and Restated January 18, 2000)
           and forms of agreements thereunder.
   10.3*   1999 Brightinfo, Inc. Stock Option Plan and forms of agreements thereunder.
   10.4*   2000 Stock Plan and forms of agreements thereunder.
   10.5*   2000 Employee Stock Purchase Plan.
   10.6*   2000 Director Option Plan.
 10.7.1*   Lease between the registrant and The Dialog Corporation dated
           March 4, 1999 for office space located at 2440 El Camino Real,
           Suite 300, Mountain View, California.
 10.7.2*   Lease between the registrant and VANTAS dated July 16, 1999 for office space located at 4900 Hopyard Road, Suite 100, Pleasanton,
           California.
 10.7.3*   Lease between the registrant and Agresso Corp. Dated February 1,
           2000 for office space at 2440 El Camino Real, Mountain View,
           California.
 10.7.4*   Master Office Service Agreement, dated November 1, 1999, by and between registrant and HQ Global Workplaces.
 10.8.1*   OEM Software Order Form, dated May 19, 1998, by and between registrant and Netscape Communications Corporation.
 10.8.2*   Software License Agreement, dated December 23, 1998, by and between registrant and Netscape Communications Corporation.
 10.8.3*   Software Outsourcing Agreement, dated November 30, 1999, by and between registrant and eBay Inc.
 10.8.4*   License Agreement by and between registrant and SixGear, Inc., dated September 9, 1999.
 10.8.5*   Software License and Services Agreement, dated August 17, 1999, by and between registrant and Artist Direct.
 10.8.6*   Software License and Services Agreement, dated October 6, 1999, by and between registrant and Wells Fargo Bank, N.A.
 10.8.7*   Software License Agreement, dated December 29, 1999, by and between registrant and NBCi, Inc.
 10.8.8*   License Agreement, dated December 30, 1999, by and between registrant and E-Stamp Corporation.
 10.8.9*   Software License Agreement, dated December 30, 1999, by and between registrant and Phillips Interactive Health.

 Exhibit
 Number                        Description of Document
 -------                       -----------------------
 10.8.10*   Software License Agreement, dated May 19, 1999, by and between registrant and Tidestone Technologies, Inc.
   23.1*    Consent of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation (included in exhibit 5.1).
   23.2     Consent of Ernst & Young LLP, independent auditors.
   24.1     Power of Attorney (see page II-6).
   27.1     Financial Data Schedule.

--------
*   To be filed by amendment.
+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

    (b)Financial Statement Schedules:

    All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification by Annuncio for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Annuncio, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Annuncio of expenses incurred or paid by a director, officer or controlling person of Annuncio in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by Annuncio is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    We hereby undertake that:

    (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by Annuncio pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

    (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, Annuncio has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on the 3rd day of March, 2000.

                                          ANNUNCIO SOFTWARE, INC.

                                                   /s/ Didier Moretti
                                          By: _________________________________
                                                      Didier Moretti
                                                Chief Executive Officer and
                                                         President

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Didier Moretti and Karil Reibold and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same Offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----
          /s/ Didier Moretti           Chief Executive Officer,      March 3, 2000
______________________________________ President and Director
            Didier Moretti             (Principal Executive
                                       Officer)
          /s/ Karil Reibold            Vice President of Finance     March 3, 2000
______________________________________ and Operations (Principal
            Karil Reibold              Financial and Accounting
                                       Officer)
           /s/ Promod Haque            Director                      March 3, 2000
______________________________________
             Promod Haque
           /s/ Jos Henkens             Director                      March 3, 2000
______________________________________
             Jos Henkens
           /s/ Andre Touma             Director                      March 3, 2000
______________________________________
             Andre Touma
            /s/ Mark Pine              Director                      March 3, 2000
______________________________________
              Mark Pine
         /s/ Cheryl Traverse           Director                      March 3, 2000
______________________________________
           Cheryl Traverse

                                 EXHIBIT INDEX

 Exhibit
  Number                         Description of Document
 -------                         -----------------------
  1.1*    Form of Underwriting Agreement.
  2.1*    Agreement and Plan of Reorganization, dated as of March 2, 2000, between the registrant, Annuncio Acquisition, Inc., Brightinfo.com,
          Inc., and Messrs. Bo Li, Cheryl Traverse, Chun Xia, Sheng Zhu, and
          Yufeng Li.
  2.2*    Agreement and Plan of Merger between the registrant and Annuncio
          Software, Inc., a Delaware corporation.
  3.1*    Certificate of Incorporation of registrant.
  3.2*    Form of Amended and Restated Certificate of Incorporation of
          registrant to be filed upon the closing of the offering made under the registration statement.
  3.3*    Bylaws of the registrant.
  4.1*    Form of registrant's common stock certificate.
  4.2*    Amended and Restated Investors Rights Agreement, dated March 2, 2000, between the registrant and the parties named therein.
  5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.
 10.1*    Form of Indemnification Agreement entered into by registrant with each of its directors and executive officers.
 10.2*    1997 Stock Option Plan (as Amended and Restated January 18, 2000) and
          forms of agreements thereunder.
 10.3*    1999 Brightinfo, Inc. Stock Option Plan and forms of agreements thereunder.
 10.4*    2000 Stock Plan and forms of agreements thereunder.
 10.5*    2000 Employee Stock Purchase Plan.
 10.6*    2000 Director Option Plan.
 10.7.1*  Lease between the registrant and The Dialog Corporation dated March
          4, 1999 for office space located at 2440 El Camino Real, Suite 300,
          Mountain View, California.
 10.7.2*  Lease between the registrant and VANTAS dated July 16, 1999 for office space located at 4900 Hopyard Road, Suite 100, Pleasanton,
          California.
 10.7.3*  Lease between the registrant and Agresso Corp. Dated February 1, 2000 for office space at 2440 El Camino Real, Mountain View, California.
 10.7.4*  Master Office Service Agreement, dated November 1, 1999, by and between registrant and HQ Global Workplaces.
 10.8.1*  OEM Software Order Form, dated May 19, 1998, by and between registrant and Netscape Communications Corporation.
 10.8.2*  Software License Agreement, dated December 23, 1998, by and between registrant and Netscape Communications Corporation.
 10.8.3*  Software Outsourcing Agreement, dated November 30, 1999, by and between registrant and eBay Inc.
 10.8.4*  License Agreement by and between registrant and SixGear, Inc., dated
          September 9, 1999.
 10.8.5*  Software License and Services Agreement, dated August 17, 1999, by and between registrant and Artist Direct.
 10.8.6*  Software License and Services Agreement, dated October 6, 1999, by and between registrant and Wells Fargo Bank, N.A.
 10.8.7*  Software License Agreement, dated December 29, 1999, by and between registrant and NBCi, Inc.
 10.8.8*  License Agreement, dated December 30, 1999, by and between registrant and E-Stamp Corporation.
 10.8.9*  Software License Agreement, dated December 30, 1999, by and between registrant and Phillips Interactive Health.
 10.8.10* Software License Agreement, dated May 19, 1999, by and between registrant and Tidestone Technologies, Inc.
 23.1 *   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
          (included in exhibit 5.1).

 Exhibit
 Number                Description of Document
 -------               -----------------------
 23.2    Consent of Ernst & Young LLP, independent auditors.
 24.1    Power of Attorney (see page II-6).
 27.1    Financial Data Schedule.

--------
+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.
*  To be filed by amendment.